UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2020 PROXY STATEMENT

THINKING AHEAD SEEING BEYOND

Meeting the challenges of a changing world

AMERICAN WATER

WE KEEP LIFE FLOWING®

AMERICAN WATER WORKS COMPANY, INC.

March 31, 2020

Dear American Water Shareholder:

I am pleased to invite you to attend American Water’s Annual Meeting of Shareholders on May 13, 2020 at our corporate headquarters on the Camden waterfront.

This year’s proxy statement provides you with information on three important matters: namely, the annual meeting, our executive compensation program and our ongoing commitment to sound corporate governance. We continue to expand our corporate governance disclosures for additional transparency. We are a leader in integrating environmental, social responsibility, and governance (ESG) principles into our business. For American Water, it is an affirmation of the values we have upheld for decades and will continue to employ throughout our business and the communities we serve. Our ESG leadership has been recognized by the inclusion of American Water in a number of key indexes and its placement on various ESG assessment ranking lists, which we have highlighted in the proxy statement and on the inside back cover.

Additionally, as part of our commitment to investors and consistent with strong corporate governance practices, our Board, along with management, continues to support constructive and open dialogue with our shareholders. Our 2019 outreach included meetings with more than 300 of our investors throughout the year, including an in-person Investor Day in December in New York City. In addition, through our shareholder engagement activities, American Water has committed to one of our shareholders to adopt, by December 31, 2020, a standard form of proxy access bylaw under mutually agreed upon terms. We also agreed with another shareholder to implement additional Board oversight of and provide certain public disclosures with respect to our lobbying expenditures. Details of our engagement with shareholders can be found beginning on page 13 of the proxy statement. We encourage you to learn more about our governance and compensation practices by reading the proxy statement and visiting our Investor Relations website at ir.amwater.com.

Finally, this year we have highlighted in the proxy statement significant leadership transitions for American Water. As previously announced in December 2019, Susan N. Story, our current President and CEO, is retiring from American Water effective April 1, 2020. Through the Board’s executive and CEO succession planning efforts, American Water also announced that Walter J. Lynch, who has been with American Water since 2001 and has served as its Executive Vice President and Chief Operating Officer since 2016, will be succeeding Susan effective April 1, 2020. We are extremely grateful for Susan’s six years of leadership in the CEO role. We thank her for her commitment to safety and environmental leadership, and for her contributions to our overall success during her tenure. We welcome Walter as he succeeds Susan in the President and CEO role, and, as a Board, we look forward to working with him as American Water’s newest chief executive officer to achieve our goals and execute on our strategy as a company focused on “doing well by doing good.” Furthermore, during the second and third quarters of 2019, American Water effected a seamless transition of the CFO role, as we welcomed Susan Hardwick to the American Water family in light of Linda Sullivan’s announced retirement effective August 1, 2019.

Please note that, as part of our concern regarding the health and safety of our shareholders, directors, officers, employees, meeting attendees and the public in light of the current coronavirus (COVID-19) outbreak, we may elect to change the annual meeting location and hold a “virtual” meeting instead of a physical meeting. If we make such a change, we will provide you reasonable advance notice via a press release and SEC filing, as well as a posting on our Investor Relations website. Please see the enclosed notice of annual meeting and page 1 of the accompanying proxy statement for more details.

It is important that your shares be represented and voted at the annual meeting regardless of how many shares you own. Whether or not you plan to attend the annual meeting in person, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials. Thank you for your support and continued ownership of American Water.

Sincerely,

Karl F. Kurz

Chairman of the Board

AMERICAN WATER WORKS COMPANY, INC.

1 Water Street

Camden, New Jersey 08102-1658

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2020

The 2020 Annual Meeting of Shareholders of American Water Works Company, Inc. (the “Company”) will be held at the Company’s Corporate Headquarters, 1 Water Street, Camden, New Jersey 08102-1658, on May 13, 2020, at 10:00 a.m., Eastern time, to consider and take action on the following:

1.

election to the Company’s board of directors each of the eleven (11) nominees named in the accompanying proxy statement, each to serve until the date of the 2021 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified;

2.	approval, on an advisory basis, of the compensation of the Company’s named executive officers;

3.

ratification of the appointment, by the Audit, Finance and Risk Committee of the board of directors, of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020; and

4.	such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

The Company’s board of directors has no knowledge of any other business to be transacted at the meeting. Only holders of record of the Company’s outstanding common stock as of the close of business on March 17, 2020 are entitled to notice of, and to vote at, the meeting.

In light of concerns about health and safety associated with the current coronavirus, or COVID-19, outbreak, if you plan to attend the meeting in person, please see the reverse side of this notice as well as page 1 of the accompanying proxy statement for information about the possibility that the annual meeting will be held solely by remote communications, rather than at a physical location. Please also refer to page 5 of the accompanying proxy statement for more information regarding the physical meeting admission procedure. Please note that the use of cell phones and other recording devices is strictly prohibited during the 2020 Annual Meeting of Shareholders.

By Order of the Board of Directors,

Michael A. Sgro

Executive Vice President, General

Counsel and Secretary

March 31, 2020

Camden, New Jersey

Your vote is very important, and you have several options on how to vote your shares. Whether or not you plan to attend the 2020 Annual Meeting of Shareholders, you should read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to your proxy card, voting instruction form or instructions on the Notice of Internet Availability of Proxy Materials you received. Please also see “The American Water Annual Meeting” beginning on page 1 of the accompanying proxy statement.

The health and safety of our shareholders, directors, officers, employees, other attendees, and the public at large, is American Water’s most important concern. We presently intend to hold our annual meeting in person. However, in light of the public health and safety concerns associated with the current coronavirus (COVID-19) outbreak, we may elect under Article II of our Amended and Restated Bylaws to change the annual meeting location and hold it solely via remote communications, also known as a “virtual meeting,” rather than at a physical location. In that case, you would not be able to attend the meeting physically, and the Company will provide reasonable advance notice of that decision, as well as instructions on how to attend the virtual meeting, through a press release and Securities and Exchange Commission filing. We will also provide this information on the Investor Relations page of our website. Your Notice of Availability, proxy card or voting instruction form would not be updated to reflect the change to a virtual meeting and you would need the 16-digit control number provided to attend the virtual meeting. Thus, it is very important that you retain your Notice of Availability, proxy card or voting instruction form and related materials, including your assigned 16-digit control number, through the date of the annual meeting.

Please see page B-1 for driving directions to the physical location for the annual meeting. If you cannot attend in person, you may listen to a live, audio-only webcast of the annual meeting by visiting our Investor Relations website at https://ir.amwater.com.

Proxy Statement Summary

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which we refer to in this proxy statement as the 2019 Form 10-K.

Annual Meeting Information

DATE & TIME Wednesday, May 13, 2020 10:00 a.m., Eastern Time (The doors will open at approximately 9:30 a.m., Eastern time)	LOCATION The Company’s Corporate Headquarters 1 Water Street Camden, New Jersey 08102-1658 (Directions and parking information are provided on page B-1 of the proxy statement)	RECORD DATE Record holders as of March 17, 2020 are entitled to notice of, and to vote at, the Annual Meeting

Summary of Matters to be Voted Upon at the Annual Meeting

The following table summarizes the items that will be brought for a vote of our shareholders at the meeting, along with the Board’s voting recommendations and the required vote for approval.

Proposal No.	Description of Proposal	Required Vote for Approval	Board’s Recommendation

1	To elect 11 director nominees For more information, see beginning on page 17.	For each director, majority of votes cast	FOR Each Nominee

2	To approve, on an advisory basis, the compensation of our named executive officers For more information, see page 36.	Majority of shares present and entitled to vote	FOR

3	To ratify the appointment of our independent registered public accounting firm for 2020 For more information, see beginning on page 79.	Majority of shares present and entitled to vote	FOR

American Water | 2020 Proxy Statement	i

Our Commitment to Environmental and Social Responsibility

We consider environmental and social responsibility to include: environmental leadership and sustainability; operational excellence; employee engagement, safety and equality; active community engagement, civic and charitable involvement; and transparency. We integrate environmental and social responsibility policies and practices into our daily operations as part of our belief that the only way to do business is to do it responsibly, and that “how” a company operates is just as important as “what” a company does. We derive this focus from our vision statement, “clean water for life,” and from our core values of safety, trust, environmental leadership, teamwork and high performance. Our vision and values drive our company strategy, which is centered on five themes:

Safety		Customers
•	Our number one focus is the safety of our employees and customers.	•	Our customers are at the center of everything we do, helping us to shape our strategic priorities.
•	Safety is both a value and a strategy.	•	We challenge ourselves so that if our regulated utility customers had a choice of providers, we would want them to choose us.
People		Operational Excellence
• •

We seek to maintain an environment that is open, transparent, diverse and inclusive, and where our people feel valued, included and accountable.

We strive to develop each person to his or her fullest potential.

		•	Our operational excellence strategy helps us to find better and more efficient ways to do business and provide safe, clean and affordable water services for our customers.

Growth
•	We believe that when companies grow, they can invest more in creating stable jobs, training, benefits, infrastructure and their communities.
•	Our growth benefits all our stakeholders, including our shareholders.

In September 2019, we issued our fifth biennial Sustainability Report, covering our sustainability performance for calendar years 2017 and 2018. This report can be accessed on the Company’s website at amwater.com, and was prepared in accordance with the GRI Standards: Core Option, as well as standards from the Sustainability Accounting Standards Board and Edison Electric Institute. Our first report was issued in 2011, making us the first large water services company to measure its performance against the Global Reporting Index.

Our sustainability practices and efforts have been supported by our inclusion in a number of key indexes and on various assessment ranking lists. Some notable recognitions include:

•	We were ranked 16th on the Corporate Knights’ 2020 Global 100 Most Sustainable Corporations in the World, fourth among only 17 total U.S. companies named to the list, and the only U.S.-based utility.
•	For the third year in a row, we were named as one of Barron’s 100 Most Sustainable Companies, improving to 22nd in 2020 from 36th in 2018, making us the highest ranking utility in that index.
•	We were included among 325 companies across 50 industries covering 42 countries and regions in the 2019 and 2020 Bloomberg Gender-Equality Indexes.
•

In 2019, our sustainability practices led us to be recognized as a top-scoring company out of approximately 180 businesses listed on the Disability Equality Index, or DEI, a comprehensive disability inclusion assessment tool designed and embraced by both business leaders and disability advocates, and listed among its “Best Places to Work for Disability Inclusion.”

•

We earned the 2020 Military Friendly® Gold Employer designation, as well as the 2020 Military Friendly Spouse designation, by VIQTORY, a service-disabled, veteran-owned small business that connects the military community to civilian employment, educational and entrepreneurial opportunities through its G.I. Jobs® and Military Friendly brands.

ii	American Water | 2020 Proxy Statement

Highlights of our environmental and social policies and practices include:

Environmental Responsibility	Social Responsibility

•   Expect to spend between $8.8 billion and $9.4 billion from 2020 to 2024 and between $20 billion and $22 billion from 2020 to 2029 on capital investments to address aging infrastructure, reduce or eliminate leaks, improve cyber and physical security, and increase resiliency of critical assets against the impacts of climate variability

•   Approximately eight percent of our total projected capital investment is dedicated to resiliency

•   More than $1.5 billion per year is allocated to renewing and improving regulated assets through a long-term perspective

•   Constructed a new 90 million gallon reservoir and intake in Bel Air, Maryland in response to water supply demands during times of drought to meet Maryland regulatory requirements and to provide a long-term, safe and reliable water supply and economic opportunity for that region

•   Reduced our greenhouse gas emissions through December 31, 2018 by approximately 31 percent since our base year of 2007 with a goal of achieving a 40 percent reduction by 2025

•   Building the Monterey Peninsula Water Supply Project, nearing completion on the water storage, recycling and reuse segments, and using marine life friendly slant wells for the proposed desalination plant

•   Our headquarters building in Camden, New Jersey attained LEED Platinum certifications, and earned all possible points within the sustainable site credit category

•   Scientists, researchers and public health professionals dedicated to research and partnering with water research foundations on water quality and technology-water source monitoring

•   Collaboration and partnerships with federal and state agencies to support effective environmental, health and safety and water quality standards and regulations

•   During 2019, we provided nearly 96,000 hours of safety training to our employees

•   As a result of our continued focus on safety, we have made significant progress towards our zero injuries goal, reducing workplace injuries by 61 percent over the past five years, and our 2019 safety performance was the best in our recorded history

•   Through year end 2019, we have reduced our Occupational Safety and Health Administration, or OSHA, recordable injury rate to 1.13, approximately 62 percent better than the industry average

•   During 2019, approximately 86 percent of our job requisitions had a diverse candidate pool, with approximately 57 percent of transfers or promotions filled with minority, female, veteran or disabled individuals

•   Beginning in 2019, all employees have been incorporated into the Annual Performance Plan, or APP, to align Company and individual goals

•   Comprised of three executives and 10 cross-functional employees, American Water’s Inclusion and Diversity Advisory Council supports people leaders to lead with inclusion

•   We sponsored workplace giving campaigns with the United Way and Water For People, as well as numerous other regional and state charitable campaigns

•   Achieved a customer satisfaction rating in the top quartile among our industry peer group

•   Sponsored more than 5,000 hours of community service performed by our employees in 2019

•   Through annual contributions from the American Water Charitable Foundation, we focused on supporting our employees in their own charitable endeavors, providing support for disaster relief efforts, and providing funding for initiatives related to clean water, conservation, education and community sustainability

American Water | 2020 Proxy Statement	iii

Director Nominees

The following table presents summary information about each of our 11 director nominees, as well as their committee memberships and positions as of the date of this proxy statement. The table below also discloses the Board’s determination as to the independence of each nominee under the listing standards of the New York Stock Exchange, or the NYSE, relevant rules of the Securities and Exchange Commission, or the SEC, and the Board’s categorical standards for director independence. Each director is elected annually.

Name	Age	Director Since	Occupation	Independent?	Committee Memberships/Position
Jeffrey N. Edwards	59	2018	Chief Operating Officer, New Vernon Capital	Yes	• Audit, Finance and Risk • Nominating/Corporate Governance

Martha Clark Goss	70	2003	Retired Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC	Yes	• Audit, Finance and Risk (Chair) • Executive Development and Compensation
Veronica M. Hagen	74	2016	Retired Chief Executive Officer of Polymer Group, Inc. (now known as AVINTIV Specialty Materials Inc.)	Yes	• Safety, Environmental, Technology and Operations, or SETO (Chair) • Executive Development and Compensation • Nominating/Corporate Governance

Kimberly J. Harris	55	2019	Retired President and CEO of Puget Energy, Inc. and Puget Sound Energy, Inc.	Yes	• Executive Development and Compensation • SETO

Julia L. Johnson	57	2008	President of Net Communications, LLC	Yes	• Executive Development and Compensation (Chair) • Nominating/Corporate Governance
Patricia L. Kampling	60	2019	Retired Chairman and Chief Executive Officer of Alliant Energy Corporation	Yes	• Audit, Finance and Risk • SETO

Karl F. Kurz	58	2015	Private investor and Retired Chief Operating Officer, Anadarko Petroleum Corporation	Yes	• Non-executive Chairman of the Board
Walter J. Lynch	57	April 1, 2020	Until April 1, 2020, Executive Vice President and Chief Operating Officer of American Water Effective April 1, 2020, President and Chief Executive Officer of American Water	No	None
George MacKenzie	71	2003	Retired Vice Chairman and Chief Financial Officer of Hercules Incorporated	Yes	• Nominating/Corporate Governance (Chair) • Audit, Finance and Risk

Admiral James G. Stavridis	65	2018	Operating Executive, The Carlyle Group	Yes	• Nominating/Corporate Governance • SETO
Lloyd M. Yates	59	2019	Retired Executive Vice President, Duke Energy and President of Duke Energy’s Carolinas Region	Yes	• Audit, Finance and Risk • SETO

iv	American Water | 2020 Proxy Statement

Director Qualifications and Experience

The figure below illustrates some of the key skills and qualifications that our current directors bring to the Board:

Board of Directors Highlights – By the Numbers

*	As of April 1, 2020.

American Water | 2020 Proxy Statement	v

American Water Corporate Governance and Board Highlights

Below are a number of our corporate governance and Board highlights, including policies implemented and other governance achievements:

Corporate Governance Highlights
•	All directors elected annually
•	Majority voting for directors in uncontested elections
•	Holders of 15 percent of our common stock may call a special meeting of shareholders without material restrictions
•	No supermajority voting provisions
•	Formal Disclosure Committee used for financial reporting review and approval
•	Robust Political Contribution Policy provides Board oversight of our limited political contributions and requires disclosure of political expenditures on our corporate website
•	Engaged with more than 300 investors during 2019, and conducted a shareholder outreach program focused on corporate governance, executive compensation and disclosure and related issues
•	Committed to adopt a three percent/3 year/20 percent/20 proxy access bylaw by December 31, 2020 as a result of our shareholder outreach activities
•	Committed to implement in 2021 Board oversight and public disclosure regarding lobbying expenditures
•	Executive stock ownership guidelines support mandatory stock retention requirements and align executives’ interests with shareholders’
•	Short selling, hedging, pledging and margin transactions involving American Water securities prohibited for all directors, executive officers and employees
•	Led by the Audit, Finance and Risk and SETO Committees, the Board is broadly focused on risk assessment, management and mitigation
•	Longstanding commitment to safety, sustainability, environmental leadership and diversity
•	SETO Committee maintained to oversee key safety, environmental, technology and operational functions

Board of Directors Highlights

•	Appropriately sized board (11 members for election in 2020) (as of April 1, 2020)

•	Average tenure of director nominees is approximately 5.5 years (as of April 1, 2020)

•	Average age of director nominees is approximately 62.3 years (as of April 1, 2020)

•	Gender diversity of Board - 45 percent of Board nominees are female (as of April 1, 2020)

•	Board is led by an independent, non-executive chairman

•	Ten out of 11 director nominees, and all committee members, are independent (as of April 1, 2020)

•	Demonstrated continued refreshment of the Board with six out of 11 Board nominees having served for less than four years (as of April 1, 2020)

•	Robust and active director succession and nomination process serves to identify talented and diverse board members

•	Engaged and focused Board and Nominating/Corporate Governance Committee met 12 and six times, respectively, in 2019

•	CEO and executive succession planning discussions conducted throughout the year

•	Annual self-assessments and individual peer assessments conducted by Board and each committee

•	Director education program with dedicated funding supports ongoing director development

•	Stock ownership policy for directors of five times annual cash retainer by fifth anniversary of service

•	Deep engagement with company personnel through off-site board meetings, external stakeholder reception, in-depth reviews of cultural survey results and meetings with “high potential” leaders

vi	American Water | 2020 Proxy Statement

American Water 2019 Operating Performance Highlights

The charts below provide a summary of some of our key operating performance highlights for 2019:

American Water | 2020 Proxy Statement	vii

American Water Executive Compensation Highlights

We have summarized below our key named executive officer compensation highlights for 2019:

• Compensation program is highly correlated to performance and focused on long-term value creation	• Executive equity compensation is weighted significantly toward performance stock units
• Considerable portion of pay is variable, rather than fixed, and is earned solely based on performance without incentivizing excessive risk-taking	• Perquisites and other personal benefits to named executive officers are limited principally to executive physicals, Company-paid life insurance benefits and relocation benefits
• Formal CEO goal-setting and performance assessment process utilized throughout each year	• Double-trigger change-in-control provision in the 2017 Omnibus Equity Compensation Plan, or the 2017 Omnibus Plan, complements existing provision in Executive Severance Policy
• Do not grant stock options as part of long-term performance plan	• Compensation Committee was advised by independent compensation consultant throughout 2019
• Representative, relevant peer group used for total shareholder return, or TSR, performance and compensation benchmarking, and is evaluated annually	• Shareholders agree with the benefits of our compensation program, with an average 97.3 percent “FOR” advisory vote on executive compensation since 2011, the first year of our say-on-pay voting
• Clawback policies in place for cash performance-based awards and equity awards	• Named executive officers have reasonable severance arrangements
• Executive stock ownership guidelines and retention requirements support alignment with shareholders by encouraging long-term retention of equity ownership	• Vote, on an advisory basis, on executive compensation conducted annually, and management adopted shareholders’ recommendation in 2017 to continue this practice

viii	American Water | 2020 Proxy Statement

American Water Works Company, Inc.

2020 Proxy Statement

THE AMERICAN WATER ANNUAL MEETING

Information about this Proxy Statement

Our Board is furnishing this proxy statement in connection with the solicitation of proxies to vote on matters to be submitted at our 2020 Annual Meeting of Shareholders and at any adjournment or postponement of the meeting. The Notice of Annual Meeting, this proxy statement, the accompanying proxy card and our 2019 Annual Report to Shareholders, or the 2019 Annual Report, were first sent or given on or about March 31, 2020 to shareholders of record as of March 17, 2020, which is referred to as the record date.

Throughout this proxy statement, unless the context otherwise requires:

•	references to the “Board” or the “Board of Directors” mean the Board of Directors of American Water Works Company, Inc.;
•	references to “common stock” mean the common stock, par value $0.01 per share, of American Water Works Company, Inc.;
•	references to the “meeting” or the “annual meeting” mean the 2020 Annual Meeting of Shareholders of American Water Works Company, Inc.; and
•	references to “we,” “us,” “our,” the “Company” or “American Water” are to American Water Works Company, Inc., without its subsidiaries.

Location and Time of the Annual Meeting

Unless otherwise determined by the Board or the Chairman of the Board, the meeting will be held at 10:00 a.m., Eastern time, on Wednesday, May 13, 2020, at the Company’s corporate headquarters, located at 1 Water Street, Camden, New Jersey 08102-1658. The doors will open at approximately 9:30 a.m., Eastern time.

The health and safety of our shareholders, directors, officers, employees, other attendees, and the public at large, is American Water’s most important concern. We presently intend to hold our annual meeting in person. However, in light of the public health and safety concerns associated with the current coronavirus (COVID-19) outbreak, the Board or the Chairman of the Board may elect under Article II of our Amended and Restated Bylaws to change the location of the meeting and hold it solely via remote communications, also known as a “virtual meeting,” rather than at a physical location. In that case, you would not be able to attend the meeting physically.

If we determine to hold the meeting solely by remote communications, the Company will provide reasonable advance notice of that decision to our shareholders, together with instructions on how shareholders may attend the virtual meeting, by issuing a press release and filing definitive additional soliciting material with the SEC. We will also provide all of this information on the Investor Relations page of our website. The Notice of Availability, proxy card or voting instruction form that you received would not be updated to reflect the change to a virtual meeting and you would need the 16-digit control number provided to attend the virtual meeting. Thus, it is very important that you retain your Notice of Availability, proxy card or voting instruction form, as applicable, and the related materials, including your assigned 16-digit control number, through the date of the annual meeting.

If you have lost or misplaced your 16-digit control number, please contact our Investor Relations team, at (856) 566-4005.

An audio-only webcast of the meeting can be accessed during the meeting via our Investor Relations website at https://ir.amwater.com. The access information for the webcast presentation will be announced via press release and on our website. If you wish to access the webcast of the meeting, you will need to have the necessary software installed and operating on your computer or other applicable device, together with appropriate access to the Internet to permit transmission of the webcast.

The audio webcast will be archived and available for 30 days after the meeting on our Investor Relations website at https://ir.amwater.com.

American Water | 2020 Proxy Statement	1

Shares Entitled to Vote

All shareholders of record as of the record date are entitled to vote at the meeting. As of the close of business on the record date, 181,019,619 shares of our common stock were outstanding. Each outstanding share of common stock entitles the holder of record to one vote on each matter submitted to the vote of shareholders at the meeting. Holders of our options, unvested restricted stock units, or RSUs, and unvested performance stock units, or PSUs, as well as holders of awards as to which the receipt of underlying common stock has been deferred, are not entitled to vote any shares of common stock underlying those awards at the meeting.

Under our Amended and Restated Bylaws, the holders of a majority of the outstanding shares of our common stock at the close of business on the record date must be present at the meeting, either in person or by proxy, to constitute a quorum and to transact business at the meeting. Abstentions and broker non-votes are included in the determination of shares present at the meeting for quorum purposes. See “—How to Vote Shares Held in Street Name” on page 4 of this proxy statement for more information on “broker non-votes.”

Matters to be Voted on at the Annual Meeting

The following table describes the items to be brought for a vote of our shareholders at the meeting, the treatment of abstentions and broker non-votes for each matter, and the Board’s voting recommendation as to each matter:

Proposal No.	Brief Description of Proposal	Vote Required	Treatment of Abstentions	Treatment of Broker Non- Votes	Board’s Recommendation
1	Election of 11 director nominees	Each director is elected by a majority of the votes cast “FOR” election	Not taken into account	Not taken into account	“FOR” each director nominee
2	Approval, on an advisory basis, of the compensation of our named executive officers	A majority of the shares of common stock present and entitled to vote at the annual meeting must be voted “FOR” approval	As an “AGAINST” vote	Not taken into account	“FOR”
3	Ratification of the appointment of our independent registered public accounting firm for 2020	A majority of the shares of common stock present and entitled to vote at the annual meeting must be voted “FOR” approval	As an “AGAINST” vote	Not applicable, as this is considered to be a “routine” matter	“FOR”

2	American Water | 2020 Proxy Statement

How to Vote Shares Registered in Your Own Name

If you own shares that are registered on our books and records in your own name, you can vote your shares in any of the following ways:

You can vote via the Internet at http://www.proxyvote.com. If you received printed proxy materials, follow the instructions for Internet voting printed on your proxy card. If you received a Notice of Availability, follow the instructions provided in the Notice of Availability.

Call toll-free 1-800-690-6903. You also can vote by telephone using the instructions provided on the Internet voting site or the Notice of Availability, or, if you received printed proxy materials, by following the instructions provided on your proxy card.	If we mailed you a printed copy of this proxy statement and a paper proxy card, you can vote by completing, signing and dating the proxy card, and returning it in the provided postage-paid envelope.	Attend the meeting to vote in person. See “—Attending the Annual Meeting in Person” on page 5 of this proxy statement.

The internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern time, on Tuesday, May 12, 2020.

Your signed proxy card, or the proxy you grant via the Internet or by telephone, will be voted in accordance with your instructions. If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted:

•	“FOR” the election of each of the Board’s 11 director nominees;
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020.

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the meeting.

If you received more than one proxy card or Notice of Availability, your shares are likely registered in different names or with different addresses, or are held in more than one account. You must separately vote the shares shown on each proxy card or Notice of Availability that you receive in order for all of your shares to be voted at the meeting. For more information regarding the Notice of Availability, please see “Communications, Shareholder Proposals and Company Information—Delivering Proxy Materials Through Electronic Means” on page 85 of this proxy statement.

American Water | 2020 Proxy Statement	3

How to Vote Shares Held in Street Name

If you hold shares through a brokerage firm, trustee, bank, or other financial intermediary or nominee, which is known as holding shares in “street name,” you will receive a voting instruction form from that broker, trustee, bank or other financial intermediary or nominee, each of which we refer to as an “intermediary”. The form will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If your shares are held in street name through a brokerage firm that is a member of the NYSE, and you want to vote on any of Proposals 1 or 2, you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, NYSE rules would prohibit a broker from exercising discretion to cast a vote with respect to your shares. In that case, a proxy submitted by the broker with respect to your shares would indicate that the broker is unable to cast a vote with respect to the matter, which is commonly referred to as a “broker non-vote.”

Under NYSE rules, Proposal 3 is considered a “routine matter,” and thus a broker would be permitted in its discretion to cast a vote on that proposal as to your shares in the event that you do not provide the broker with voting instructions. Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the intermediary so that your vote will be counted.

If you hold shares in street name and wish to vote your shares in person at the meeting, you must first obtain a valid legal proxy from the intermediary. To do so, you must follow the instructions provided on your voting instruction form, or, if no such instructions were provided, you must contact the intermediary directly. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission card in advance of the meeting by following the instructions under “—Attending the Annual Meeting in Person” on page 5 of this proxy statement. You would not be able to attend the meeting simply by obtaining a legal proxy without also obtaining an admission card.

If you received more than one voting instruction form or Notice of Availability, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each voting instruction form or Notice of Availability that you receive in order for all of your shares to be voted at the meeting.

Revoking or Changing a Proxy

If you own shares in your own name (including shares you may hold through American Water Stock Direct, our dividend reinvestment and direct stock purchase plan), you may revoke any prior proxy, regardless of how your proxy was originally submitted, by:

•	sending a written statement to that effect to our Secretary, which must be received by us before the meeting;
•	submitting a properly signed proxy card dated a later date;
•	submitting a later dated proxy via the Internet or by telephone; or
•	attending the meeting in person and voting your shares at the meeting.

Please see “Communications, Shareholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 86 of this proxy statement for more information on providing our Secretary with written notice and “—Attending the Annual Meeting in Person” on page 5 of this proxy statement regarding the requirements for attending the meeting in person.

If you hold shares in street name, you should follow the instructions provided on your voting instruction form or contact the intermediary for instructions on how to change your vote.

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Attending the Annual Meeting in Person

Admission to the annual meeting will be limited to our shareholders or their authorized, legal proxies, and our authorized employees and guests. If you plan to attend the meeting in person, you must have a valid, government-issued photo identification, as well as an admission card. Upon arrival at the annual meeting, you will be asked to present your admission card and government-issued photo identification to enter the meeting. We reserve the right to deny admission to the meeting location to any person who arrives at the meeting location without an admission card and valid, government-issued photo identification in his or her name.

For the safety and security of all attendees at the meeting, you will not be permitted to bring cameras, cell or smart phones, recording equipment, computers, large bags, briefcases or packages into the meeting. If you bring any of these prohibited items to the meeting, you will be required to leave them outside the meeting room until the meeting has concluded.

Under Article II of our Amended and Restated Bylaws, the Board or chairman of the meeting may impose additional reasonable restrictions on the conduct of the meeting and the ability of individuals to attend the meeting in person. These procedures are designed to ensure the safety and security of all attendees at the meeting.

Please see “—Location and Time of the Annual Meeting” for important information about the possible use of a virtual meeting rather than a physical location, due to possible public health and safety impacts associated with the current coronavirus, or COVID-19, outbreak.

If your shares are registered in your name, you will receive an admission card in one of three different ways:

•	If you received your proxy materials by mail, your admission card is attached to your proxy card.
•	If you received your proxy materials by e-mail, your admission card is the e-mail, which you must print out and bring with you to the meeting.
•	If you received a Notice of Availability, your admission card is the Notice of Availability with your name on it.

The original admission card attached to your proxy card or the original Notice of Availability with your name on it must be presented at the meeting. Photocopies of these documents will not be accepted. If you lose your admission card, please contact our Investor Relations department to request a replacement.

If you hold your shares in street name or you hold a valid legal proxy, and you plan to attend the annual meeting, you must send us a timely request for an admission card. We must receive your request no later than Wednesday, May 6, 2020 in order to be timely. Your request must be in the form of a signed cover letter containing the following information:

•	Your name, complete mailing address and daytime telephone number;

•	A photocopy of your valid, government-issued photo identification;

•	If you own shares in street name:

▪	the number of shares that you own in street name;

▪	the name, address and telephone number of the intermediary; and

▪	proof that you own common stock as of the record date, such as:

◾	a letter from the intermediary, or

◾	a photocopy of a current brokerage or other account statement showing

•	your ownership of such shares on the record date, or

•	your continuous ownership of such shares before and after the record date.

•	If you are a legal proxy holder:

▪	the number of shares that are the subject of the legal proxy;

▪	a photocopy of the valid, signed and dated legal proxy; and

▪	the name, address and daytime telephone number of the shareholder who gave the legal proxy to you.

All communications regarding admission card requests or admission procedures should be addressed to Investor Relations at the address provided on page 86 of this proxy statement.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors

As of the date of this proxy statement, the Board is comprised of 11 members, consisting of ten independent directors and Susan N. Story, our President and Chief Executive Officer. Ms. Story will be retiring from her positions as President, Chief Executive Officer and a member of the Board, effective April 1, 2020. The Board has elected Walter J. Lynch, who joined the Company in 2001 and has served as our Executive Vice President and Chief Operating Officer since 2016, to succeed her in each of these positions effective April 1, 2020.

The Board held 12 meetings during 2019. During the period in 2019 for which each director served as such, he or she attended at least 75 percent of the combined number of Board meetings and meetings of the Board committees on which he or she served. The average attendance for all Board members was 93.4 percent.

The Board has adopted an attendance policy, set forth in our Corporate Governance Guidelines, under which attendance, whether by telephone or in person, is expected at all Board and committee meetings, except for absences previously excused by the Chairman of the Board or the Chairman of the Nominating/Corporate Governance Committee, or the Nominating Committee, due to extraordinary circumstances. All members of the Board are expected to attend the annual meeting of shareholders, except for absences due to unavoidable or extenuating circumstances. All of the directors then on the Board attended the 2019 annual meeting of shareholders, except for Jeffrey N. Edwards, who was unable to attend due to an unavoidable family conflict.

At most regularly scheduled meetings, the Board meets in executive session, without the presence of any members of management. Our independent, non-executive Chairman of the Board presides over these sessions.

Board Committees

As of the date of this proxy statement, the Board has four separately designated standing committees:

• the Audit, Finance and Risk Committee;
• the Executive Development and
Compensation Committee, or the Compensation Committee;
• the Nominating Committee; and
• the SETO Committee.

As needed, each committee sets a time to meet in executive session without management personnel present. The Compensation Committee meets regularly with its independent compensation consultant in executive session. The Audit, Finance and Risk Committee meets regularly in separate executive sessions with, among others:

•	our Vice President of Internal Audit;
•	our Chief Compliance Officer;
•	our Executive Vice President, General Counsel and Secretary; and
•	representatives of our independent registered public accounting firm.

Also, each committee has the authority to retain outside advisors, including legal counsel or other experts, as it deems appropriate in its sole discretion and to approve the fees and expenses associated with such advisors.

The membership of each of the standing Board committees as of the date of this proxy statement, including the number of committee meetings held during 2019, are set forth in the table below:

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Director	Age	Director Since	Independent?	Audit, Finance and Risk Committee	Compensation Committee	SETO Committee	Nominating Committee
Jeffrey N. Edwards*	59	2018	✓	✓			✓
Martha Clark Goss*	70	2003	✓	✓✓	✓
Veronica M. Hagen	74	2016	✓		✓	✓✓	✓
Kimberly J. Harris (1)	55	2019	✓		✓	✓
Julia L. Johnson	57	2008	✓		✓✓		✓
Patricia L. Kampling* (1)	60	2019	✓	✓		✓
Karl F. Kurz	58	2015	✓
Walter J. Lynch (2)	57	2020	×
George MacKenzie*	71	2003	✓	✓			✓✓
James G. Stavridis	65	2018	✓			✓	✓
Lloyd M. Yates* (1)	60	2019	✓	✓		✓
Meetings held in 2019				5	8	4	6

✓ Committee Member	✓✓ Committee Chair	* Audit Committee Financial Expert

(1)	Effective July 25, 2019, Mses. Harris and Kampling and Mr. Yates were appointed to the Board of Directors and to each designated committee position.

(2)	Mr. Lynch was elected to the Board effective April 1, 2020 to fill the vacancy created by the retirement of Susan N. Story.

A description of each of our standing committees as of the date of this proxy statement, together with its primary responsibilities, is provided below.

Audit, Finance and Risk Committee

•   Coordinates oversight of financial planning and reporting

•   Discusses with management, at least annually, our policies with respect to risk assessment and risk management, our major financial risk exposures and the steps management has taken to monitor and control these exposures

•   Represents and assists the Board in fulfilling its responsibility to oversee:

▪  the quality and integrity of our financial statements;

▪  the adequacy and effectiveness of our system of internal controls;

▪  our compliance with legal and regulatory requirements;

▪  our independent auditor’s qualifications and independence;

▪  the performance of our internal audit function and that of our independent auditor;

▪  our risk assessment and risk management strategy; and

▪  our financial policies and significant financial decisions

•   Has sole authority and responsibility to appoint, compensate, retain, terminate and oversee our independent auditor

•   Monitors, reviews and evaluates our:

▪  financial forecasts, financial condition and anticipated financing requirements;

▪  capital structure, including new issuances, purchases or redemptions of debt and equity securities;

▪  capital expenditure plan and strategies;

▪  dividend payment policy;

▪  investment performance of the assets held under our employee benefit plans and related investment guidelines;

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▪  cash management plans and strategies;

▪  long-term debt issuances and any related guarantees, support obligations or security related to such issuances; and

▪  growth opportunities

•   Coordinates oversight of operational risk management with the other committees and the Board

•   Reviews internal controls with respect to information and technology systems, security management systems and cybersecurity having significant impact on our financial statements

•   Recommends to the Board actions with respect to our directors’ and officers’ insurance programs

•   Adopts, and oversees the enforcement of, our Code of Ethics

Executive Development and Compensation Committee

•   Establishes and reviews our overall compensation philosophy

•   Reviews and recommends to the Board the compensation and performance of the CEO, as well as goals and objectives relevant to the CEO’s compensation

•   Approves, after receiving the recommendations of, and consulting with, the CEO, the compensation of Section 16 executive officers other than the CEO

•   Reviews and makes recommendations to the Board regarding our equity compensation plans, and takes such actions as required by these plans or specifically delegated to the Compensation Committee

•   Reviews and approves performance-based cash compensation plans in which the CEO and the CEO’s direct reports participate, or which provide more than $100,000 in compensation to any other employee

•   Reviews periodically the operations of our executive compensation programs to determine whether they are properly coordinated and implemented and achieving their intended purpose

•   Reviews and recommends to the Board contracts and compensatory transactions with the CEO, COO and CFO, and approves such contracts and transactions with respect to other current or former executive officers

•   Reviews and monitors employee retirement and other benefit plans

•   Reviews a compensation-related risk assessment of our compensation policies and practices and makes appropriate recommendations to the Board

•   With input from the Board, oversees the process for executive succession planning, other than the CEO

•   Reviews and recommends to the Board the form and amount of director and chairman compensation at least every two years

SETO Committee

•   Represents and assists the Board in overseeing and reviewing:

▪  our employee and public safety;

▪  our environmental policies and practices, including water quality and emerging contaminants;

▪  our technology policy, strategy and governance, including physical and cybersecurity issues; and

▪  operational performance and risks not covered by another committee of the Board

•   Reviews physical and cybersecurity threat assessments, emerging issues and related initiatives

•   Coordinates with the Audit, Finance and Risk Committee on matters related to cybersecurity risk

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Nominating/Corporate Governance Committee

•   Establishes criteria for the selection of new Board candidates

•   Identifies qualified director nominees (including new candidates as well as existing directors) and recommends their election to the Board

•   Reviews and makes recommendations on the composition and size of the Board to ensure its membership is sufficiently diverse and independent

•   Recommends directors to serve as chairman and members of the Board committees

•   Establishes, monitors and recommends the structure and operations of each committee of the Board, including the qualifications and criteria for committee members, and makes recommendations regarding appropriate changes to the committee chairs and members

•   Makes recommendations as to the creation or elimination of Board committees

•   Oversees the annual evaluation of each director and the Board as a whole

•   Develops and recommends to the Board amendments to its Corporate Governance Guidelines, and annually assesses their adequacy

•   Considers questions of director independence

•   Reviews the adequacy of our certificate of incorporation and bylaws

•   Oversees our director education program

•   Oversees, with input from the Chairman of the Board and the current CEO, the process of planning for CEO succession

On March 19, 2020, the Board designated an Emergency Executive Committee comprised of Messrs. Edwards and Kurz and Mses. Goss and Kampling, with Mr. Kurz as chair, to provide emergent Board action in the event of an emergency or other time-sensitive matter, as determined by the Board. The Emergency Executive Committee is authorized to act on behalf of the Board as to any matter, except as to matters that cannot be delegated to a committee under Delaware law. The Board determined that the current COVID-19 outbreak constitutes an “emergency” as defined under the Emergency Executive Committee’s charter.

Board Review of Related Person Transactions

The Board has adopted the Related Person Transaction Policy for reviewing, approving and ratifying transactions involving related persons to ensure compliance with our Code of Ethics and applicable law. Subject to certain exceptions, this written policy covers transactions, relationships or arrangements in which American Water or any subsidiary was or is to be a participant and a related person had or will have a direct or indirect material interest. For purposes of this policy, a “related person” is any person who:

•	is a current executive officer or director of the Company or any subsidiary;
•	was a former executive officer or director of the Company or any subsidiary during the current or prior fiscal year;
•	is or was a Company or subsidiary director nominee during the current or prior fiscal year;
•	at the time the related person transaction occurred or existed, is or was a current employee (other than an executive officer) of the Company or any subsidiary;
•	at the time the related person transaction occurred or existed, was a beneficial owner of more than five percent of our common stock; or
•	is or was a specified immediate family member, or any other person sharing the household of such person (other than a tenant or employee) of, any of the foregoing.

Permission for a related person transaction may only be granted in writing in advance by the following:

•	the disinterested members of the Audit, Finance and Risk Committee or the Board, in the case of transactions involving corporate officers, directors or other employees in specified senior grade levels; and

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•	our Compliance and Ethics Committee, which is comprised of members of management, in the case of all other employees.

Further, as permitted by the policy, the Compliance and Ethics Committee may, in its discretion, delegate to our Chief Compliance Officer the authority to review and approve related person transactions that are within its authority where the amount involved is less than $5,000. Transactions involving the compensation of our directors or executive officers are not subject to this policy if they are reviewed and properly approved by the Compensation Committee or the independent members of the Board as specified in the Compensation Committee’s charter.

Before any related person transaction is approved, the following factors are to be considered:

•	the related person’s interest in the transaction;
•	the dollar value of the amount involved in the transaction;
•	the dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction is to be undertaken in the ordinary course of business of American Water;
•	whether the transaction with the related person is proposed to be entered into on terms more favorable to American Water than terms that could have been reached with an unrelated third party;
•	the purpose, and the potential benefits to American Water, of the transaction; and
•	any other information regarding the transaction or the related person that is material in light of the circumstances of the particular transaction.

Approval of a related person transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in the best interests of American Water and only so long as those interests outweigh any negative effects that may arise from permitting the transaction to occur.

Board Leadership Structure

For 2019 and until April 1, 2020, Ms. Story has served as our President and Chief Executive Officer. Effective as of April 1, 2020, Mr. Lynch has been appointed to serve as our President and Chief Executive Officer. Mr. Kurz has served as our Chairman of the Board since May 11, 2018.

Our Corporate Governance Guidelines provide that the Chairman of the Board is to be an independent director. We believe that the oversight function of a board of directors is enhanced when an independent director, serving as chairman of the board, is in a position to set the agenda for, and preside over, meetings of the board of directors. We also believe that our leadership structure enhances the active participation of our independent directors.

The Chairman of the Board is responsible for:

•	setting the agenda for meetings of the Board, and presiding over Board meetings at which the Chairman of the Board is present;
•	coordinating the work of the Board committees;
•	overseeing the distribution of materials by our Secretary to the members of the Board;
•	serving as the independent director primarily responsible for Board consultations and communications between the Board and shareholders; and
•	performing such other duties as the Board may, from time to time, require to assist it in the fulfillment of its duties.

If the Chairman of the Board ceases to be an independent director, the Board shall select another Chairman of the Board from among the members of the Board who are determined by the Board at that time to be independent directors. The Chairman of the Board is selected, and may be removed from that position at any time, by a majority of the members of the Board.

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Board Role in Risk Oversight

One of the responsibilities of the Board is the oversight of our risk management activities, which is discharged by the Board as well as through the Audit, Finance and Risk Committee, the Compensation Committee and the SETO Committee. In discharging this responsibility, the Board and these committees, with the assistance of management, monitor and evaluate our major enterprise risks and oversee and monitor the design and implementation of guidelines and programs to manage these risks.

Our management has overall responsibility for conducting risk assessments and risk management strategy and programs. We have an Enterprise Risk Management Committee consisting of various Company executives and business unit employees that manages and oversees day-to-day enterprise risk management responsibilities. The Enterprise Risk Management Committee meets at least six times a year. The Enterprise Risk Management Committee’s areas of focus include competitive, economic, operational (including cybersecurity), financial (including accounting, internal audit, credit, liquidity and tax), legal, compliance, regulatory, health, safety and environmental, political and reputational risks.

Audit, Finance and Risk Committee Role

The Audit, Finance and Risk Committee is responsible for assisting the Board in overseeing the Company’s accounting and disclosure controls, the design and performance of the internal audit, ethics and compliance functions, and the enterprise risk management process, including risk assessments and risk management strategy. The Audit, Finance and Risk Committee also has direct authority over the Company’s independent registered public accounting firm.

In performing these responsibilities, the Audit, Finance and Risk Committee reviews, at least annually, with management our major financial and operational risk exposures, including any risk concentrations and risk interrelationships, the magnitude and the likelihood of occurrence of risk, and management’s activities to monitor and control these exposures. This committee also reviews our major financial risks, including credit, liquidity, market and funding risks. The Audit, Finance and Risk Committee coordinates oversight of operational risk management with the SETO Committee. The Audit, Finance and Risk Committee also oversees our insurance risk management policies and programs and makes recommendations to the Board regarding the structure and renewal of our directors’ and officers’ liability insurance program.

Compensation Committee Role

The Compensation Committee assesses potential risks related to our compensation policies and practices. Management conducts and presents to the Compensation Committee for its review an annual risk assessment of our executive compensation, with a particular focus on performance-based compensation. This risk assessment is reviewed with both our internal audit function as well as with the Enterprise Risk Management Committee. In February 2020, an update of this risk assessment, which included our 2019 short-term and long-term performance-based executive compensation, was reviewed with the Compensation Committee. This assessment sought to identify whether features of our compensation policies and practices could potentially encourage excessive risk-taking.

The risk assessment conducted by management found that our existing short-term and long-term compensation is coupled with compensation design elements and other controls that discourage decision-making focused solely on compensatory consequences. These design elements and controls include, among other things:

•	base salaries that are a sufficient component of total compensation to discourage excessive short-term risk taking;

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•	cash performance-based awards with a maximum payout that is limited to 200 percent of target;
•	the ability of the Compensation Committee to exercise discretion in determining the amount of cash performance-based compensation awarded;
•	the use of long-term performance awards that mitigate against the taking of short-term risks;
•	the implementation of an annual independent audit of our Annual Performance Plan, or APP, targets and award process conducted by our internal audit function;
•	Company-wide and individual performance targets which are dispersed among a variety of financial and non-financial metrics, as well as among short-term and long-term goals;
•	policies and procedures implemented to provide for meaningful checks and balances regarding significant business decisions that may have a compensatory benefit, including the use of a robust vetting process for new business development opportunities and limiting the delegated authority of executives to approve transactions;
•	a compensation recovery policy that would require repayment of incentive compensation in the event of a material restatement of our financial statements under specific circumstances;
•	the use of overlapping vesting and performance periods through annual long-term performance award grants;
•	that we do not currently grant stock options as part of our long-term performance program, thereby discouraging behavior focused on short-term increases in stock prices; and
•	stock ownership guidelines and retention requirements that are applicable to executives and employees of the Company at a specified minimum salary grade (generally vice president) level.

On the basis of its review of our executive compensation programs, management concluded, and advised the Compensation Committee, that the risks of these compensation programs are mitigated and are not reasonably likely to have a material adverse effect on American Water.

SETO Committee Role

The SETO Committee reviews and monitors operational risk exposure and risk mitigation strategies with the Audit, Finance and Risk Committee and the Board. In performing these responsibilities, the SETO Committee reviews management’s processes for assessing business continuity risks and developing related contingency planning. The SETO Committee also reviews physical and cybersecurity threat assessments, including emerging issues and our related initiatives, and coordinates with the Audit, Finance and Risk Committee and the Board on matters related to cybersecurity risk.

Board Role in Succession Planning

The Corporate Governance Guidelines provide that a primary responsibility of the Board is planning for the succession of our CEO and other executive officers. The goal of our succession planning process is to identify executive talent at the Company and provide for continuity of effective leadership that can fulfill the long-term requirements of our business. The Corporate Governance Guidelines contemplate a collaborative effort between the Board (and certain of its committees) and the CEO; however, the Board retains full responsibility for the selection of the CEO.

Specifically, the Corporate Governance Guidelines provide that the CEO annually submits to the Board for its review a succession plan for the CEO and other executive officers. The succession plan includes a determination of key competencies and desired experiences for the particular role, an identification and assessment of internal candidates, development plans for internal candidates and, as appropriate, identification of external candidates. The criteria used to assess potential CEO candidates are formulated by the Board based on the Company’s business strategies, and include the candidates’ experience, as well as strategic and leadership qualities. The CEO must also submit to the Board annually an emergency succession plan to prepare for any unforeseen event that may prevent the

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CEO from continuing to serve. The Board may review executive development and succession planning more frequently as it deems appropriate.

In this regard, the Board has, in a manner consistent with its responsibilities as described in this section, delegated the day-to-day responsibility for the process of providing a slate of CEO succession candidates for consideration by the Board to the Nominating Committee, with input from the Chairman of the Board and the current CEO. The Board also has delegated authority to the Compensation Committee to collaborate with the CEO to ensure that processes are in place for succession planning and development with respect to other executive officers.

As a practical matter, consideration of executive succession planning (especially for the CEO role) occurs throughout the year at Board meetings and involves regular interaction between and among the Board, the President and Chief Executive Officer, the Senior Vice President, Human Resources, and other members of management, as appropriate.

The successions and transitions of Mr. Lynch as our President and Chief Executive Officer effective April 1, 2020 and M. Susan Hardwick as our Executive Vice President and Chief Financial Officer in 2019 were effected in accordance with the foregoing process.

Board Refreshment and Director Tenure

The following chart shows our Board tenure as of the date of this proxy statement:

Our Corporate Governance Guidelines do not impose term limits on the service of our directors. The Board believes that term limits could result in the loss of directors who have been able to develop, over a period of time, increasing insight into our business and operations, and an institutional memory that benefits the entire membership of the Board as well as management. Instead, the Nominating Committee reviews annually each director’s continuation on the Board, which allows each director the opportunity to confirm his or her desire to continue as a director and provides the Board an opportunity to refresh its membership as and when it deems appropriate.

Our Corporate Governance Guidelines generally restrict a non-employee director who has reached his or her 75th birthday prior to the date of our annual meeting of shareholders from being nominated for re-election to the Board. However, the Board may, in special circumstances and where deemed in the best interests of the Company, grant an exception to this policy on an annual basis. There are no nominees for director who are 75 years of age or older.

As represented by the director tenure chart above and evidenced by our actual Board refreshment over the past few years, including most recently in 2019, we seek to maintain a continual balance of historical knowledge and experience coupled with directors who have more recently joined the Board, while seeking a variety of perspectives from a highly diverse and effective Board. While we believe that, as currently constituted, the Board is appropriately sized, the Board continually devotes substantive attention and focus on Board succession planning and activities to meet the Board’s future needs.

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Shareholder Outreach

In addition to a robust Investor Relations function which, along with key executives and management, engaged with more than 300 investors in 2019, our shareholder outreach program focuses on corporate governance, executive compensation and disclosure and related issues. Through this outreach program, during and after the 2019 proxy season, we contacted a number of our shareholders who beneficially owned, in the aggregate, greater than 50 percent of our common stock, as well as a leading proxy advisory firm, to better identify and understand the relevant issues that were most important to them. Through these sessions, we:

•	discussed topics of interest to our shareholders;
•	solicited investor viewpoints;
•	conveyed our views on those topics; and
•	gained a better understanding of areas of mutual consensus.

We received overall positive feedback regarding our corporate governance framework, our Board composition, our proxy statement disclosures, our compensation practices and our Political Contribution Policy, related disclosures and Board oversight. Also, shareholders expressed appreciation for our willingness to seek their views, and more importantly, the desire to establish an ongoing dialogue. The input and insight gleaned from our 2019 shareholder outreach program was shared with management and our Board.

Further, as part of our 2019 shareholder outreach efforts, we engaged in a constructive dialogue with one of our shareholders regarding its view that we should adopt a bylaw permitting proxy access. As a result of these efforts, we committed to the shareholder that, on or before December 31, 2020, the Board would adopt a bylaw amendment to permit up to 20 shareholders that have beneficially owned at least three percent of our common stock for a period of at least three years to include in our proxy statement, subject to other customary terms, requirements and limitations, nominees for election to the Board up to the greater of two or 20 percent of the members of the Board.

Also, as part of these outreach efforts, we committed to another shareholder that we would, on or before June 30, 2021, report annually to the Board on our lobbying activities and publicly disclose our aggregate lobbying expenditures (as defined under applicable state or federal law and to the extent disclosed to applicable election commissions). We also agreed to provide in our 2021 proxy statement additional disclosure regarding the oversight of our lobbying activities, and that we would include the shareholder in our 2020 shareholder outreach program.

We also want our shareholders to engage in appropriate interaction with our Board members. In this regard, on May 10, 2019, we held a breakfast for our shareholders prior to our 2019 annual shareholder meeting, which was also attended by Board members and members of management.

We intend to continue to engage regularly with shareholders and proxy advisory firms to solicit their input, and we give careful consideration to the feedback we receive.

Governance Policies and Procedures

Our Code of Ethics applies to our directors, officers and employees and is designed to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships, and deter wrongdoing or even perceptions of wrongdoing;
•	full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file;
•	accountability for adhering to the Code of Ethics; and
•	compliance with applicable governmental laws, rules and regulations.

Our Code of Ethics provides for the prompt internal reporting of violations to an array of appropriate

14	American Water | 2020 Proxy Statement

persons identified in our Code of Ethics and confidential treatment of the reporting person during a compliance investigation to the extent possible. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer or controller (or persons performing similar functions) by making disclosures concerning such matters available on the Investor Relations page of our website.

Our Corporate Governance Guidelines set out principles by which the Board will operate and execute its responsibilities in accordance with our

Restated Certificate of Incorporation, our Amended and Restated Bylaws, the listing standards of the NYSE, and applicable laws. Additionally, the Board has adopted charters that govern the operations of the Audit, Finance and Risk Committee, the Compensation Committee, the Nominating Committee and the SETO Committee.

Current copies of all of the foregoing documents are available on our Investor Relations website at https://ir.amwater.com and can also be obtained by sending us a written request. See “Communications, Shareholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 86 of this proxy statement.

Political Contribution Policy

As a company whose regulated operations can be significantly impacted by public policies, we participate responsibly in the political process and make reasonable political contributions consistent with all applicable laws and reporting requirements. We also hold memberships in a variety of industry, trade and business associations, which enable us to understand the views of others and obtain feedback on our positions.

As part of our commitment to good governance principles and transparency, the Board adopted a company-wide Political Contribution Policy effective December 31, 2018. This policy requires that our political contributions, which we define as direct contributions or expenditures to a political party, a candidate for an elected office or his or her political campaign, or a political action committee (“PAC”) (subject to the exclusions referenced below) be made only:

•	by the American Water Works Company, Inc. Employee Federal PAC (the “Federal PAC”), or
•	to, or through, a PAC sponsored by or associated with one of our subsidiaries or lines of business (a “Subsidiary PAC”).

All political contributions by the Company must be approved in advance by our CEO. Political contributions by the Company’s subsidiaries must first be approved by the subsidiary’s or line of business’s president, or similar officer. This pre-approval requirement does not apply to contributions by the

Federal PAC or a Subsidiary PAC, which are governed by the PAC’s own charter, policies and procedures. The policy does not regulate or apply to our employees’ own political contributions.

Beginning in 2019, we disclosed annually on our website, within 180 days after the end of the preceding fiscal year, the following information regarding our political contributions:

•	the payor, recipient, date and amount of each direct political contribution we made, and the title of the person approving it;
•	the payor, recipient, date and amount of each political contribution made by the Federal PAC and each Subsidiary PAC; and
•	the payor, recipient and amount of each payment made to a trade association or tax-exempt organization during the last fiscal year, which, individually or in the aggregate, exceeded $50,000, if the association or organization provided a written statement that some or all of our payments were used for non-deductible political or lobbying purposes, as well as the amount reported by the association or organization as attributable to these non-deductible activities.

Our governance and disclosure efforts regarding political contributions were recognized by the Center for Political Accountability’s 2019 CPA-Zicklin Index,

American Water | 2020 Proxy Statement	15

which placed us in the top quartile among all of the S&P 500 companies and named us as the fourth-best improved company in the index compared to 2018.

Political contributions, as defined under this policy, do not include amounts spent in connection with a core business function, such as a water or wastewater system acquisition, defense of a condemnation action filed against us, or other activities that impact or affect the operation of our business, unless made to support a political party, a candidate for an elected office or his or her political campaign. A payment to a trade association or tax-exempt organization (other than a PAC, a Section 527 organization, or a similar entity) is also not a political contribution under this policy, even if any portion of the payment is used for political purposes.

The Board will review this policy at least annually and will also review and approve in advance the public disclosures required by the policy. Shareholders may currently view the policy and our political contribution disclosures through our Investor Relations website at https://ir.amwater.com.

Information About Our New Executive Officers

The table below presents the name, age, offices held and business experience, as of the date of this proxy statement, for each of the Company’s executive officers who were recently appointed as such effective March 1, 2020.

Name	Age	Office and Experience
Bruce A. Hauk	49

President, Regulated Operations and Military Services Group. Mr. Hauk was appointed as the Company’s President, Regulated Operations and Military Services Group effective March 1, 2020. Mr. Hauk served as the President of Illinois-American Water Company from January 2015 to January 20, 2020 and as Senior Vice President, Midwest Division from May 2018 until March 1, 2020. Prior to that, he served as the Company’s Vice President, Financial Analysis and Decisional Support from February 2014 to January 2015 and as Vice President, Operations of Indiana-American Water Company from May 2011 to February 2014.

Kevin B. Kirwan	61

Senior Vice President, Chief Operational Excellence and Safety Officer. Mr. Kirwan was appointed to be the Company’s Senior Vice President, Chief Operational Excellence and Safety Officer, effective March 1, 2020. Prior to that, Mr. Kirwan had served as the Company’s Senior Vice President, Chief Environmental and Operational Excellence Officer, since February 2019. In November 2017, he was appointed to serve as the Company’s Vice President of Operational Excellence. From July 2016 to November 2017, he served as Vice President, Operations for New-Jersey American Water Company, Inc., and prior to that, he held the role of Senior Director, Operations for New Jersey-American Water’s Coastal Region. Mr. Kirwan initially joined the Company in 1985.

Cheryl Norton	55

Senior Vice President, Chief Environmental Officer, and Senior Vice President, Eastern Division. Ms. Norton has over 30 years of employment with American Water, serving in various roles, including operational leadership, environmental, laboratory and research. She was appointed as the Company’s Senior Vice President, Chief Environmental Officer effective March 1, 2020. She was appointed as the Company’s Senior Vice President, Eastern Division and President of New Jersey-American Water in March 2019 and continues to serve in these roles. Prior to that, Ms. Norton served as President of Missouri-American Water Company from November 2015 to March 2019, and President of Kentucky-American Water Company from January 2011 until November 2015.

16	American Water | 2020 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

Explanation of the Proposal

In accordance with our Restated Certificate of Incorporation and Amended and Restated Bylaws, the number of directors is fixed from time to time by the Board. There are currently 11 directors on the Board.

On the recommendation of the Nominating Committee, the Board has nominated for election to the Board the following persons:

•	Jeffrey N. Edwards
•	Martha Clark Goss
•	Veronica M. Hagen
•	Kimberly J. Harris
•	Julia L. Johnson
•	Patricia L. Kampling
•	Karl F. Kurz
•	Walter J. Lynch
•	George MacKenzie
•	James G. Stavridis
•	Lloyd M. Yates

Each of these nominees is currently a member of the Board, except that Mr. Lynch has been elected to the Board effective as of April 1, 2020. If elected, each nominee would hold office until the date of the 2021 annual meeting of shareholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Proxies may not be voted for more than these 11 nominees. Susan N. Story, who will retire as our President and Chief Executive Officer and will step down as a director effective April 1, 2020, will not be standing for re-election at the annual meeting.

Each director nominee identified in this proxy statement has confirmed that he or she is willing and able to serve as a director, if elected. Should any of the nominees, prior to the meeting, become unavailable to serve as a director for any reason, the Board may either reduce the number of directors to be elected or select another nominee recommended by the Nominating Committee. If another nominee is selected, all proxies will be voted for the substitute nominee.

In accordance with our Amended and Restated Bylaws and our Corporate Governance Guidelines, prior to this meeting, each incumbent director nominee will submit a contingent resignation in writing to the Chairman of the Board or the Secretary of American Water. The resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the meeting, assuming a quorum is present and the Board accepts the resignation. In an uncontested election of directors, if any incumbent director nominated for re-election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the Nominating Committee will make a recommendation to the Board on whether to accept or reject such tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating Committee’s recommendation, and publicly disclose, by a press release, a filing with the SEC, or other broadly disseminated means of communication, its decision regarding the tendered resignation and the rationale behind the decision of the Board within 90 days from the date of the certification of the election results.

With respect to a tendered resignation, the Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation. If a director’s resignation is not accepted by the Board, such director will continue to serve until the 2021 annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

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Director Criteria, Qualifications, Experience and Diversity

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities. Therefore, the Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Nominating Committee views diversity in a broad sense, including on the basis of skills, experience, age, race, gender and ethnicity. The Board believes in balancing the value that longevity of director service can bring to our company with the value of new ideas and insights that can come through new members. In addition, our Corporate Governance Guidelines provide that directors must be persons of good character and thus must possess all of the following personal characteristics:

•	Integrity: Directors must demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors must be willing to be accountable for their decisions as directors.

•	Judgment: Directors must possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors must interact with each other in a manner which encourages responsible, open, challenging and informed discussion.

•	High Performance Standards: Directors must have a history of achievement which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors must be committed to, and enthusiastic about, their performance for American Water as directors, both in absolute terms and relative to their peers.

•	Courage: Directors must possess the courage to express views openly, even in the face of opposition.

The Board strives to have members with knowledge, experience and skills in the following core competencies:

•	accounting and finance
•	business judgment
•	management
•	crisis response
•	industry knowledge
•	utility regulation
•	leadership, including in other public companies
•	strategy/vision
•	technology

In this regard, in evaluating a candidate’s experience and skills, the Nominating Committee will consider qualities such as an understanding of the water industry, utilities, marketing, finance, customer service, utility and environmental regulation, cybersecurity and public policy issues. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition, the Board is committed to having directors who add tangible value to American Water with a diversity of ideas, approaches and experiences and the interpersonal capacity to foster effective communication within the Board and with management.

Annually, the Nominating Committee reviews the profile, engagement and performance of each director to determine whether he or she should be renominated for board service. The Nominating Committee also considers whether, in light of our strategy or trends in our market environment, new skill sets or experiences would benefit our company and our shareholders.

The process followed by the Nominating Committee to identify and evaluate candidates includes requests to members of the Board and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee and other members of the Board. The Nominating Committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Nominating Committee engages a third party, that committee would approve the fee that American Water pays for these services.

18	American Water | 2020 Proxy Statement

When evaluating the recommendations of the Nominating Committee, the Board should take into account all factors it considers appropriate, which may include:

•	whether the candidate is committed to the highest ethical standards;
•	whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the communities and geographies in which the Company operates;
•	whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make;
•	whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of our shareholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;
•	whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and
•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

The following is a description of the specific skill sets and areas of expertise that the Board believes are relevant to the current members of the Board:

•	Financial Services and Capital Markets: The capital-intensive nature of our regulated operations requires Board members with knowledge and experience in financial services and the capital markets.

•	Utilities and Customer Service: Because the significant majority of our operations consists of providing water and wastewater utility services to customers, knowledge and understanding of the utility industry and related customer service issues are critical to the Board’s oversight role.

•	Cybersecurity: Because cybersecurity threats pose a key risk for us, we have sought to have expertise in this area on our Board.

•	Public Company CEO and Board Membership: We believe that Board members should be very familiar with public company leadership structures and handling issues relevant to public companies.

•	U.S. Military: One of our market-based businesses provides water and wastewater services to U.S. military bases and their residents under long-term contracts; thus, having Board experience, knowledge and contacts with all branches of the U.S. military directly supports this business.

•	Global Operations: While we operate exclusively within the United States, we believe that directors with global operational experience offer additional breadth and depth of knowledge and experience.

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Director Nominees

We have provided below a biographical information summary for each of our 11 director nominees, as of April 1, 2020. Committee information for each independent director has been provided as of the date of this proxy statement.

Jeffrey N. Edwards Independent Director Age: 59 Director Since: 2018 Committees: Audit, Finance and Risk Nominating

Other Current Public Company Boards:

•   Raymond James Financial, Inc., a diversified financial services company, since 2014

Past Public Company Boards:

•   The NASDAQ Stock Market, Inc., 2004 to 2006

Business Experience:

•   Chief Operating Officer, New Vernon Capital, since 2009

•   Various senior executive positions over 22 years at Merrill Lynch & Co., including:

▪  Vice Chairman, from 2007 to 2009

▪  Chief Financial Officer, from 2005 to 2007

▪  Head of Origination, Americas, from 2004 to 2005

▪  Head of Global Capital Markets, from 2003 to 2004

▪   Co-Head of Global Equity, from 2001 to 2003

Other Positions:

•   Director, Medusind Solutions India Private Limited and Medusind Solutions, Inc., from 2012 to 2019

•   Chairman, Board of Trustees, The Pingry School

Education:

•   Bachelor of Science, with Honors, Haverford College

•   Master in Business Administration, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Edwards’ current executive leadership position with an investment advisory firm demonstrates focus on growth and strategic planning.

•   Longstanding executive experience with a leading global capital markets and financial services firm provides Mr. Edwards with a substantive understanding of many issues confronting our business, including capital markets needs, strategic planning, growth opportunities and a variety of operational matters.

20	American Water | 2020 Proxy Statement

Martha Clark Goss Independent Director Age: 70 Director Since: 2003 Committees: Audit, Finance and Risk (Chair) Compensation

Other Current Public Company Boards:

•   Neuberger Berman Mutual Funds, since 2007

•   Allianz Life Insurance Company of New York, since 2005

Past Public Company Boards:

•   Dexter Corporation

•   Claire’s Stores Inc.

•   Ocwen Financial Corporation

•   Foster Wheeler Corporation

Business Experience:

•   Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company and investment vehicle for investments in healthcare related companies, from 2003 until 2014

•   Chief Financial Officer of The Capital Markets Company, from 1999 until 2001

•   Chief Financial Officer of Booz Allen Hamilton Holding Corporation (formerly Booz-Allen Hamilton Inc.), a consulting firm, from 1995 to 1999

•   Various senior executive positions at Prudential Insurance Company, or Prudential, from 1981 until 1995, including President of Prudential Power Funding Associates, the investment arm of Prudential responsible for electric and gas utilities and alternative energy projects, Senior Vice President, Enterprise Risk Management and President, Prudential Asset Management Company, and Treasurer of Prudential

•   Vice President, The Chase Manhattan Bank, from 1971 to 1976 and from 1978 to 1981

Other Positions:

•   Trustee Emerita, Brown University, from 1987 to 2018

•   Trustee and Treasurer, Brown University, from 1987 to 1998

•   Member of the Board of the Museum for American Finance, since 2013

•   Member and Past President, director and audit committee chair of the Financial Women’s Association of New York, from 1987 to 2018

•   Member of the Committee of 200, a women’s professional organization

Education:

•   Bachelor of Arts, Brown University

•   Master in Business Administration, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Ms. Goss’ extensive financial, investment, and governance experience provides valuable insights to the Board and its committees.

•   Experience as President of an investment subsidiary of Prudential, responsible for substantial investments in electric and gas public utilities and alternative energy projects, enables Ms. Goss to share with the Board her considerable knowledge regarding public utilities.

•   Experience as Senior Vice President, Enterprise Risk Management, at Prudential enables Ms. Goss to provide expertise in risk management.

American Water | 2020 Proxy Statement	21

Veronica M. Hagen Independent Director Age: 74 Director Since: 2016 Committees: SETO (Chair) Compensation Nominating

Other Current Public Company Boards:

•   Newmont Goldcorp Corporation, a producer of gold, since 2005

•   Stericycle, Inc., a multinational business-to-business services provider, since June 2018

Past Public Company Boards:

•   Southern Company, from 2008 to 2019 (Lead Independent Director from 2014 to 2016)

•   Polymer Group, Inc., from 2007 to 2015

•   Jacuzzi Brands, Inc., from 2004 to 2007

Business Experience:

•   Chief Executive Officer of Polymer Group, Inc. (now known as AVINTIV Specialty Materials Inc.), a global manufacturer of specialty materials, from April 2007 to August 2013

•   President and Chief Executive Officer of Sappi Fine Paper North America, a division of a South African-based pulp and paper company, from 2004 to 2007

•   Various executive positions with Alcoa, Inc., including as Vice President and Chief Customer Officer and President, Alcoa Engineered Products, from 1998 to 2004

Education:

•   Bachelor of Arts, University of Southern California

•   Bachelor of Science, University of Southern California

Experience and Qualifications to Serve on the Board:

•   Ms. Hagen has over 35 years of executive experience in global operational management and commercial business leadership, including serving as the chief executive officer of two successful public companies.

•   Ms. Hagen has extensive experience and past service as a public company board member.

•   Ms. Hagen also has significant leadership in the areas of employee engagement, customer service, strategic planning and business growth.

22	American Water | 2020 Proxy Statement

Kimberly J. Harris Independent Director Age: 55 Director Since: 2019 Committees: Compensation SETO

Other Current Public Company Boards:

•   U.S. Bancorp, a bank holding company, since 2014

Past Public Company Boards:

•   Puget Energy, Inc. and Puget Sound Energy, Inc. from March 2011 to January 2020

Business Experience:

•   Chief Executive Officer of Puget Energy, Inc. and Puget Sound Energy, Inc., Washington state’s largest utility, until January 2020. She held various senior executive positions, including:

▪  President of Puget Energy, Inc. and Puget Sound Energy, Inc. from July 2010 to August 2019

▪  Chief Executive Officer from March 2011 to January 2020

▪  Executive Vice President and Chief Resource Officer from May 2007 until July 2010

▪  Senior Vice President Regulatory Policy and Energy Efficiency from 2005 to May 2007

Education:

•   Bachelor of Arts, San Diego State University

•   Juris Doctor, Arizona State University

Experience and Qualifications to Serve on the Board:

•   Ms. Harris’ significant background and experience as a CEO provides valuable leadership perspective to our Board.

•   Ms. Harris’ focus on safety in her executive leadership role corresponds with our zero incidents and injuries safety program goal.

•   Ms. Harris’ leadership role in the day-to-day operations of a regulated utility provides critical oversight and experience relevant to our regulated operations.

•   Ms. Harris’ experience in environmental stewardship and customer perspectives focused on the utility industry provides the Board with valuable expertise in these core strategic areas.

American Water | 2020 Proxy Statement	23

Julia L. Johnson Independent Director Age: 57 Director Since: 2008 Committees: Compensation (Chair) Nominating

Other Current Public Company Boards:

•   MasTec, Inc., a utility infrastructure contractor, since 2002

•   NorthWestern Corporation, a transporter and producer of energy, since 2004

•   FirstEnergy Corp., a transporter and producer of energy, since 2011

Past Public Company Boards:

•   Allegheny Energy, Inc., from 2003 until its merger with FirstEnergy Corp. in 2011

Business Experience:

•   President of Net Communications, LLC, a strategy consulting firm specializing in the communications, energy and information technology public policy arenas, since 2001

Other Positions:

•   Florida Public Service Commission, from January 1992 until November 1999, including chairwoman from January 1997 to January 1999

•   Chair, Florida’s Information Service Technology Development Task Force, from November 1999 to July 2001

•   Chair, Emerging Issues Policy Forum

•   Chair, Women’s Energy & Innovation Network, Inc.

•   Member, Foundation for Florida’s Future

•   Officer, Innovative Energy Solutions

Education:

•   Bachelor of Science in Business Administration, University of Florida

•   Juris Doctor, University of Florida College of Law

Experience and Qualifications to Serve on the Board:

•   Ms. Johnson’s service on a state public service commission with regulatory oversight over Florida’s electric, telecommunications and water and wastewater industries, as well as her current leadership of a firm specializing in regulatory analysis and legal strategy, enables her to provide valuable perspectives on regulatory and public policy matters affecting our operations.

24	American Water | 2020 Proxy Statement

Patricia L. Kampling Independent Director Age: 60 Director Since: 2019 Committees: Audit, Finance and Risk SETO

Other Current Public Company Boards:

•   Briggs and Stratton Corporation, a producer of gasoline engines for outdoor power equipment, since 2011

Past Company Boards:

•   Alliant Energy Corporation, an investor-owned public utility holding company, from April 2012 to June 2019

•   American Transmission Company, a privately held electricity transmission and distribution utility company, retired June 2019

Business Experience:

•   Chief Executive Officer and Chairman of the Board, Alliant Energy Corporation, from April 2012 to June 2019. Ms. Kampling held various positions with Alliant Energy Corporation including:

▪  President, from February 2012 to December 2017

▪  President and Chief Operating Officer, from February 2011 to March 2012

▪  Executive Vice President and Chief Financial Officer, from 2010 to 2011

▪  Vice President, Chief Financial Officer and Treasurer, from 2009 to 2010

▪  Vice President of Finance, from 2005 to 2009

•   Twenty years at Exelon Corporation, where she began her career as an engineer with Philadelphia Electric Company (PECO) and ultimately served as Treasurer of Commonwealth Edison and as Senior Vice President and Chief Financial Officer of Exelon Enterprises

•   Advisory Board member, Fidelity’s Equity and High Income Funds, since February 2020

Other Positions:

•   Trustee, The Nature Conservancy, Wisconsin chapter

•   Former Director, Edison Electric Institute

•   Former Chairman, Electric Power Research Institute

Education:

•   Bachelor of Arts, Economics, and Bachelor of Science, Engineering, Swarthmore College

•   Master of Business Administration, Finance, University of Chicago Booth School

Experience and Qualifications to Serve on the Board:

•   Ms. Kampling’s experience in strategic leadership, operations, customer perspective, legal and regulatory, human resources/executive compensation, risk management and environmental and safety matters allows her to contribute significantly to the Board’s oversight on these core strategic functions.

•   Ms. Kampling’s advocacy for workforce development, diversity and community vitality provides the Board with valuable insights on our focus on people, social responsibility and operational excellence.

American Water | 2020 Proxy Statement	25

Karl F. Kurz Chairman Independent Director Age: 58 Director Since: 2015 Chairman Since: 2018

Other Current Public Company Boards:

•   WPX Energy, Inc., a public independent oil and gas company, since 2014

Past Public Company Boards:

•   SemGroup Corporation, from 2009 to 2019

•   Global Geophysical Services, Inc., from 2011 to 2015

•   Western Gas Partners, from 2007 to 2009

Business Experience:

•   Mr. Kurz is a private investor in the energy industry

•   Chairman of Siluria Technologies Inc., a private energy technology company, from 2013 to 2018

•   Managing Director, Co-Head of Energy, and a Member of the Investment Committee of CCMP Capital Advisors LLC, a leading global private equity firm, from 2009 to 2012

•   Various executive and management positions with Anadarko Petroleum Corporation, including most recently Chief Operating Officer, from 2000 to 2009

•   Former General Manager, Midstream and Marketing, Vastar Resources, Inc.

•   Formerly held various management positions at ARCO Oil and Gas Company, in reservoir engineering, production operations, and financial trading

•   Operating Advisor, Ares Capital Corporation

Education:

•   Bachelor of Science, magna cum laude, Petroleum Engineering, Texas A&M University

•   Advanced Management Program graduate, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Kurz’s long history of working in the oil and gas industry is invaluable as we continue pursuing potential opportunities and solutions with respect to the national water-energy nexus discussion, smart water grid development and water supply issues.

•   His experience in finance and capital markets brings additional insights to us and the Board regarding our operations, including with respect to liquidity and capital resources.

26	American Water | 2020 Proxy Statement

Walter J. Lynch

Executive Vice President and Chief Operating Officer (until April 1, 2020)

President and Chief

Executive Officer and

Director (effective April 1, 2020)

Age: 57

Director Since: April 1, 2020

Business Experience:

•   President and Chief Executive Officer of the Company, effective April 1, 2020

•   Executive Vice President and Chief Operating Officer of the Company, from January 2016 to March 31, 2020

•   Chief Operating Officer, Regulated Operations, from February 2010 through December 2015

•   President, Regulated Operations, July 2008 to December 2015

•   Mr. Lynch joined the Company in 2001

Other Positions:

•   Member of the Board of Directors and Executive Committee, and former President, National Association of Water Companies

Education:

•   Bachelor of Science, General Engineering, U.S. Military Academy at West Point, attaining the rank of Captain before his departure from the U.S. Army in 1990

•   Advanced Management Program, University of Pennsylvania’s Wharton School of Business

•   International Institute for Management Development, Lausanne, Switzerland

•   Post-Graduate Training, Oxford University, England

Experience and Qualifications to Serve on the Board:

•   Mr. Lynch’s intimate knowledge regarding our business, by virtue of his approximately 19 years of service to the Company, enables him to provide valuable insights regarding our strategies, operations, finance, administration and personnel matters.

•   Mr. Lynch has held a variety of operational leadership roles within the Company for both its regulated and market-based businesses, which provides the Board with important perspectives on our operational and strategic functions across the Company’s footprint.

•   Through Mr. Lynch’s prior military service with the U.S. Army, he exhibits superior leadership qualities and skills, and his relationships and knowledge of the military also directly support the operations of our Military Services Group.

American Water | 2020 Proxy Statement	27

George MacKenzie Independent Director Age: 71 Director Since: 2003 Former Chairman: 2006 to 2018 Committees: Nominating (Chair) Audit, Finance and Risk

Other Current Public Company Boards:

•   Tractor Supply Company, a U.S. retailer, since May 2007

Past Public Company Boards:

•   Safeguard Scientifics, Inc., from February 2003 to June 2018

•   C&D Technologies, Inc., from March 1999 to December 2010

•   traffic.com, from December 2005 to March 2007

•   Central Vermont Public Service Corp., from May 2001 to May 2006

•   Hercules Incorporated, Vice Chairman of the Board of Directors, from April 2000 to June 2001

Business Experience:

•   Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a specialty paper manufacturer, from September 2001 to June 2002

•   Various senior management positions, including most recently President, Chemical Specialties and Chief Financial Officer, Hercules Incorporated, a global manufacturer of specialty chemicals, from 1979 to 2001

Other Positions:

•   Member, American and the Pennsylvania Institutes of Certified Public Accountants

•   Member, Financial Executives Institute and Institute of Management Accountants

Education:

•   Bachelor of Science, Business-Finance and Economics, University of Delaware

•   Master of Business Administration, University of Chicago

Experience and Qualifications to Serve on the Board:

•   Mr. MacKenzie’s extensive service on public company boards of directors enables him to provide valuable insights into our corporate governance.

•   His lengthy experience in operational and financial management enables him to provide useful insights on executive management considerations.

•   His financial executive experience, coupled with his public accounting background, gives him an intimate knowledge of financial matters.

28	American Water | 2020 Proxy Statement

James G. Stavridis Independent Director Age: 65 Director Since: 2018 Committees: Nominating SETO

Other Current Public Company Boards:

•   Neuberger Berman Mutual Funds, since 2015

Business and Military Experience:

•   Operating Executive, The Carlyle Group

•   Chairman, Board of Advisors, McLarty Associates

•   Dean, Tufts University, Fletcher School of Law and Diplomacy, from 2013 to 2018

•   Admiral, U.S. Navy (Ret.), from 2006 to 2013

▪  Supreme Allied Commander, NATO, and Commander, U.S. European Command, from 2009 to 2013

▪  Commander, U.S. Southern Command, from 2006 to 2009

Other Director Positions:

•   Director, NFP Corp., since 2017

•   Director, Michael Baker International, LLC, since 2013

•   Director, White Field Capital LLC, since January 2020

•   Director, Vigor/MHI Shipyard

•   Director, The HOW Institute for Society

•   Director, The Rockefeller Foundation

•   Director, Onassis Foundation

Education:

•   Bachelor of Science, U.S. Naval Academy

•   Master of Arts and Ph.D., Tufts University, Fletcher School of Law and Diplomacy

Experience and Qualifications to Serve on the Board:

•   Admiral Stavridis’ academic and practical knowledge in cybersecurity, critical infrastructure, innovation and leadership offers skill sets that are critical to the oversight of our regulated and market-based operations.

•   Admiral Stavridis’ long-standing service in a wide range of senior commands with the U.S. Navy exhibits superior leadership qualities and skills, and also serves to directly support our Military Services Group market-based business.

•   Admiral Stavridis has significant experience serving on public and private boards of directors in a wide variety of industries, including insurance brokerage, mutual funds, construction and software.

American Water | 2020 Proxy Statement	29

Lloyd M. Yates Independent Director Age: 59 Director Since: 2019 Committees: Audit, Finance and Risk SETO

Other Current Public Company Boards:

•   NiSource Inc., an energy holding company, since March 2020

•   Sonoco Products Company, a global diversified packaging company, since October 2019

•   Marsh & McLennan Companies, Inc., since 2011

Business Experience:

•   Executive Vice President, Duke Energy Corporation, and President of Duke Energy’s Carolinas Region, from July 2012 to September 2019

•   President and Chief Executive Officer for Progress Energy Carolinas, which was acquired by Duke Energy in July 2012, from July 2007 to July 2012

•   Senior Vice President - Energy Delivery, Progress Energy Carolinas, from 2005 to 2007

•   Vice President - Transmission, Progress Energy Carolinas, from 2003 to 2005

•   Vice President of Fossil Generation of Progress Energy’s predecessor, Carolina Power & Light, from 1998 to 2003

•   Several line operations and management positions over his 16 years with Philadelphia Electric Company (PECO)

Other Positions:

•   Director, Big Brothers Big Sisters

•   Director, Trees Charlotte

•   Director, Charlotte City Center Partners

Education:

•   Bachelor of Science, Mechanical Engineering, University of Pittsburgh

•   Master of Business Administration, St. Joseph’s University

•   Advanced Management Program, University of Pennsylvania Wharton School

•   Executive Management Program, Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Yates has 35 years of experience in the energy industry, including the areas of energy generation and delivery, which enables him to provide valuable perspectives on regulatory and utility transmission and distribution issues.

•   Mr. Yates has significant leadership in the areas of customer and energy delivery operations, strategic planning and business growth, which allows him to provide valuable insights as to these matters to our Board.

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Director Independence

The NYSE’s listing standards require that:

•	a majority of our directors and all of the members of the Nominating Committee satisfy the NYSE’s independence standards applicable to all directors;
•	all of the members of the Audit, Finance and Risk Committee satisfy the NYSE’s independence standards applicable to audit committee members; and
•	all of the members of the Compensation Committee satisfy the NYSE’s independence standards applicable to compensation committee members.

Applying these standards, the Board determined in February 2020 that ten of the 11 directors then serving on the Board, consisting of Mses. Goss, Hagen, Harris, Johnson and Kampling and Messrs. Edwards, Kurz, MacKenzie, Stavridis and Yates, qualify as independent. Due to his employment positions with the Company, the Board also determined that Mr. Lynch would not be independent, effective upon his election to the Board as of April 1, 2020.

The Board also determined that each of Mses. Goss and Kampling, and Messrs. Edwards, MacKenzie and Yates, satisfies the NYSE’s independence standards for audit committee members, and that each of Mses. Goss, Hagen, Harris and Johnson satisfies the

NYSE’s independence standards for compensation committee members.

For a director to be considered independent under the NYSE listing standards, a director cannot have any of the disqualifying relationships enumerated by those standards. Furthermore, the NYSE listing standards state that a director is not independent unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In making this determination, the Board considers all relevant facts and circumstances when assessing the materiality of any relationship of a director with the Company, not only from the standpoint of the director but also from that of persons or organizations with which the director has an affiliation. Material relationships can include, for example, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

To assist the Board in considering whether a director has a material relationship with us, the Board has adopted categorical standards of material director relationships. Under these standards, which are based in part on the disqualifying relationships enumerated by the NYSE’s listing standards, a director will not be deemed independent if any of the following relationships exist:

Type of Relationship (1)	Description of Relationship (1)(2)
Employee or executive officer of American Water	The director is, or has been within the last three years, an employee of American Water, or an immediate family member of the director is, or has been within the last three years, an executive officer of American Water. However, employment as an interim chief executive officer or other officer will not disqualify a director from being considered independent following that employment.
Relationships with internal or external auditor

Any of the following relationships exist:

•   the director is a current partner or employee of American Water’s internal or external auditor

•   the director has an immediate family member who is a current partner of the internal or external auditor

•   the director has an immediate family member who:

▪  is a current employee of the external auditor and

▪  personally works on the Company’s audit

•   the director or an immediate family member of the director was, within the last three years:

▪  a partner or employee of the internal or external auditor and

▪  personally worked on the Company’s audit within that time

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Type of Relationship (1)	Description of Relationship (1)(2)
Compensation Committee interlocks	The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.
Receipt of direct compensation from American Water

The director or an immediate family member of the director received, during any 12-month period within the last three years, more than $120,000 in direct compensation from American Water, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Compensation received by a director for former service as an interim CEO or other executive officer need not be considered in determining independence under this standard.

Compensation received by an immediate family member for service as an employee of American Water (other than as an executive officer) need not be considered in determining independence under this standard.

Receipt of indirect compensation from American Water	The director is a current employee or holder of more than 10 percent of the equity of another company, or an immediate family member of the director is a current executive officer or holder of more than 10 percent of the equity of another company, that has made payments to, or received payments from, American Water or any subsidiary in any of the other company’s last three fiscal years, that exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues.
Charitable contributions by American Water	The director is a current executive officer of a charitable organization to which American Water or any subsidiary has made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or two percent of that charitable organization’s consolidated gross revenues.

(1)

A person’s immediate family includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

(2)

The term “executive officer” is defined to mean the following officers of American Water: President; Chief Financial Officer; Controller; any Vice President in charge of a principal business unit, division or function; and any other officer who performs similar policy-making functions for American Water. The term also includes any other person who performs similar policy-making functions for American Water. An officer of a subsidiary of American Water would be deemed to be an “executive officer” for purposes of this standard if he or she performs such policy-making functions for American Water. A list of American Water’s executive officers, as defined above, as of February 18, 2020 has been provided in the 2019 Annual Report, and the names of our newly appointed executive officers, as of March 1, 2020, have been provided in “Board of Directors and Corporate Governance—Information About Our New Executive Officers.”

32	American Water | 2020 Proxy Statement

Director Evaluations and Assessments

Each year, directors complete a targeted questionnaire to assess the performance of the Board and each of the standing committees. The questionnaire elicits quantitative and qualitative ratings in key areas of Board operation and function and seeks subjective comments from each director. Each committee member completes questions to evaluate how well the committees on which he or she serves are functioning and to provide suggestions for improvement.

Since 2017, the Board utilized a peer review process by which each director was asked to provide feedback on a number of characteristics of each of the other directors, including background, leadership, preparation, focus on shareholder interests, participation and independence.

In addition, annually, members of our executive leadership team comprised of senior executives of the

Company who regularly interact with the Board and the committees are solicited to provide their input and perspective on the operation of the Board and how the Board might improve its effectiveness.

Finally, our Chairman also interviews each director individually to obtain his or her assessment of director performance, Board dynamics and the effectiveness of the Board and its committees, and to discuss the results of the peer review process and his or her responses to these questions.

A summary of the responses to the questionnaires and the responses received from senior management’s feedback is reviewed by the Chairman. The summary and related responses with respect to the Board and each committee is ultimately discussed in executive session in meetings of the Board and each respective committee.

Director Compensation

As described in the table below, during 2019, our non-employee directors received annual cash retainers, paid in quarterly installments, for their service on the Board. Additionally, each non-employee director received an annual grant of approximately $135,000 in equity compensation ($197,500 for the Chairman of the Board). As our President and Chief Executive Officer, Ms. Story does not, and Mr. Lynch will not, receive any additional compensation for serving as a director.

Our non-employee director cash compensation as of the date of this proxy statement is as follows:

Director	Annual Cash Retainer
Chairman of the Board	$162,500
Audit, Finance and Risk Committee Chair	$125,000
Compensation Committee, Nominating Committee and SETO Committee Chairs	$120,000
Other Non-Employee Directors	$100,000

For calendar year 2019, Semler Brossy Consulting Group LLC, or Semler Brossy, the Compensation Committee’s independent compensation consultant, reviewed American Water’s non-employee director pay program for market competitiveness.

The data provided by Semler Brossy indicated that equity compensation paid to our non-employee directors was slightly below the median of our 2019 peer group, and that our Chairman’s total director compensation was in line with median levels for non-executive chairmen among those peers. As a result of this data, the Board approved an increase in the annual equity compensation from $125,000 to $135,000, bringing the equity compensation paid to our non-employee directors from below the median to the 75th percentile of our 2019 peer group, as defined in “Compensation Discussion and Analysis—Compensation Determinations and Pay Competitiveness in 2019” beginning on page 43 of this proxy statement. The director compensation change took effect on May 10, 2019. We do not pay our directors a separate fee for attendance at Board or committee meetings.

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Equity compensation for our non-employee directors is paid in the form of stock units under our 2017 Omnibus Plan. The actual number of stock units granted is based on the closing price of our common stock on the date of grant, which is typically the date the director is elected to the Board. The stock units vest on the date of grant and the shares underlying the stock units are distributed to the directors approximately 15 months after the date of grant, subject to earlier distribution in the event of a change in control or the termination of the director’s service on the Board, or in accordance with the director’s irrevocable election to defer distribution of all of his or her shares of common stock to a later time.

To the extent that a dividend is paid on our common stock prior to the time that shares of common stock may be distributed, the value of the dividend that would have been paid if the stock units had been outstanding shares of common stock is credited to an account for the director. Such dividend equivalents are payable to the director in a lump sum, in cash and without interest, and are paid when shares of common stock are distributed to the director.

Non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings and expenses incurred for attending up to one director continuing education program each year.

Director Compensation Table

The following table presents information regarding compensation paid in 2019 to each person who served as our non-employee director during that year. The table does not include amounts paid for reimbursement of travel expenses related to attending Board and committee meetings or any reimbursement of director educational expenses, and does not include compensation paid to Ms. Story. See “Executive Compensation” beginning on page 60 of this proxy statement for information relating to Ms. Story’s compensation.

Name	Fee Earned or Paid in Cash ($)		Stock Unit Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jeffrey N. Edwards	$100,000		$135,013	$4,222	$239,235
Martha Clark Goss	$125,000		$135,013	$4,222	$264,235
Veronica M. Hagen	$120,000		$135,013	$—	$255,013
Kimberly J. Harris	$43,478	(3)	$107,142	$—	$150,620
Julia L. Johnson	$120,000		$135,013	$4,222	$259,235
Patricia L. Kampling	$43,478	(3)	$107,142	$—	$150,620
Karl F. Kurz	$162,500	(4)	$197,484	$6,334	$366,318
George MacKenzie	$120,000		$135,013	$4,222	$259,235
James G. Stavridis	$100,000		$135,013	$4,222	$239,235
Lloyd M. Yates	$43,478	(3)	$107,142	$—	$150,620

(1)

The amounts shown in this column reflect the grant date fair value of the stock units granted to the directors as part of their annual retainer. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. See Note 10—Stock Based Compensation, in the Notes to Consolidated Financial Statements included in the 2019 Form 10-K for the assumptions used in determining grant date fair value.

(2)	Represents dividend equivalents paid in cash in 2019 at the time of the distribution of shares underlying stock unit awards.

(3)	Mses. Harris and Kampling and Mr. Yates were elected to the Board on July 25, 2019.

(4)	Mr. Kurz elected to defer the receipt of his 2019 annual retainer fees.

34	American Water | 2020 Proxy Statement

The following table shows the aggregate number of stock units held by each person who served as a non-employee director as of December 31, 2019:

Name	Stock Units (#)
Jeffrey N. Edwards	1,247
Martha Clark Goss	2,623
Veronica M. Hagen	5,525
Kimberly J. Harris	941
Julia L. Johnson	8,640
Patricia L. Kampling	941
Karl F. Kurz	3,229
George MacKenzie	1,247
James G. Stavridis	1,247
Lloyd M. Yates	941

We did not grant stock options to non-employee directors in 2019 and none of the non-employee directors held any Company stock options as of December  31, 2019.

Non-Employee Director Stock Ownership Requirements

To align the interests of our directors and shareholders, we have a stock ownership policy for non-employee directors under which each such director is required to hold shares equaling five times the director’s annual cash retainer by the fifth anniversary of the commencement of service as a director. Each of our non-employee directors satisfied the stock ownership requirement as of December 31, 2019, except for Mses. Harris and Kampling and Messrs. Edwards, Stavridis and Yates, who are currently within their five-year compliance periods.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election of each of the 11 director nominees as named in this proxy statement.

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PROPOSAL 2

VOTE TO APPROVE, ON AN ADVISORY BASIS, THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background of the Proposal

Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules. The disclosures related to compensation of our NEOs consist of the Compensation Discussion and Analysis, or CD&A, the 2019 Summary Compensation Table, and the other required executive compensation tables and related narrative disclosures in this proxy statement. In accordance with the advisory vote of our shareholders at our 2017 annual meeting of shareholders, we are providing to our shareholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our NEOs.

Our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance and reward our NEOs for delivering results. We seek to attract, motivate and retain high-caliber executives and to align the interests of those executives with the interests of our shareholders in order to build long-term, sustainable value for our shareholders.

Accordingly, the Board recommends that our shareholders vote “FOR” the following resolution:

RESOLVED, that the shareholders of American Water Works Company, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion in the Company’s proxy statement for the 2020 annual meeting of shareholders.

While the vote is not binding on us, our Compensation Committee values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis, or CD&A, required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Respectfully submitted,

Julia L. Johnson (Chair)

Martha Clark Goss

Veronica M. Hagen

Kimberly J. Harris

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COMPENSATION DISCUSSION AND ANALYSIS

In this CD&A, we address our compensation philosophy and programs, the key decisions of our Compensation Committee with respect to these programs and the reasons for those decisions, principally with respect to our NEOs, who, for 2019, are:

•	Susan N. Story, President and Chief Executive Officer;
•	M. Susan Hardwick, who served as our Executive Vice President—Finance from June 3, 2019 to June 30, 2019 and has served as our Executive Vice President and Chief Financial Officer since July 1, 2019;
•	Linda G. Sullivan, who served as our Executive Vice President and Chief Financial Officer until
July 1, 2019 and our Executive Vice President—Finance from July 1, 2019 until her retirement on August 1, 2019;
•	Walter J. Lynch, Executive Vice President and Chief Operating Officer;
•	Michael A. Sgro, Executive Vice President, General Counsel and Secretary; and
•	Loyd A. Warnock, Senior Vice President, Chief External Affairs and Corporate Business Development Officer.

On December 10, 2019, we announced that Ms. Story will retire as our President and Chief Executive Officer effective April 1, 2020, and that Mr. Lynch has been appointed by the Board to succeed Ms. Story.

Executive Summary

Compensation Philosophy

Our executive compensation program is designed to:

•	reward our NEOs for delivering results without taking excessive risks;
•	correlate actual pay realized by our NEOs to our short- and long-term performance;
•	align the interests of our shareholders and NEOs; and
•	attract, motivate and retain high-caliber executives by providing compensation that is comparable to and competitive with other companies we compete with for executive talent.

Our focus on pay for performance is demonstrated by the way we structure our principal elements of our executive compensation:

•	annual base salary;
•	our APP, which is our annual cash-based performance plan; and
•	our Long-Term Performance Plan, or LTPP, which is our long-term equity compensation program.

In addition, during 2019, we provided limited cash bonuses for specific, targeted purposes. We also offered employee retirement, health and welfare benefit plans, and benefits under our Executive Severance Policy. We designed the plans and policy to provide competitive supplemental benefits to our currently employed NEOs. We also offer limited and customary perquisites, primarily consisting of executive physicals, Company-paid life insurance benefits, and, as applicable, graduated relocation benefits based on salary grade.

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The allocation of compensation among these elements ties compensation levels and payouts to our company performance, with an appropriate level of risk. The following graphs represent our compensation mix in

2019, assuming annual and long-term incentive awards are paid at target levels, for our CEO and, on an average basis, for all of our other NEOs as a group:

Our Operating Performance in 2019

Our operating performance in 2019 demonstrated our continued commitment to shareholders and our focus on our five strategic themes in 2019: safety, customers, people, operational excellence and growth. By focusing on keeping our employees safe, delivering outstanding customer service, effectively managing costs, investing capital where needed, maintaining constructive regulatory relationships and growing strategically, we continue to create value for our shareholders. Operating performance highlights for 2019 include the following:

Total Shareholder Return (TSR)

TSR was 37.8 percent during 2019, compared to 31.5 percent for the S&P 500 Index and 26.8 percent for the PHLX Utility Sector Index in 2019; our TSR for the five years ended December 31, 2019 was 155.6 percent

Annual Dividends	10.1 percent overall five-year CAGR in annual dividend payments anchored off 2014 dividends paid, and six years in a row of nearly 10 percent or more annual dividend increases

GAAP Diluted EPS

8.9 percent increase in 2019 from 2018, primarily due to the continued growth described under “Adjusted Diluted EPS” below, excluding (i) a $(0.19) per share net loss from the sale of our former Keystone operations and (ii) a $0.01 per share gain from settlement activities related to the Freedom Industries, Inc. chemical spill in West Virginia

Adjusted Diluted EPS (1)

9.4 percent increase in 2019 compared to 2018, primarily due to continued growth in our regulated businesses from infrastructure investment, acquisitions and organic growth, and growth in the market-based businesses, primarily from our 2018 acquisition of Pivotal Home Solutions and from the addition of two new military contracts in 2018

Adjusted O&M Efficiency Ratio - Regulated Businesses (2) (3)	Adjusted O&M efficiency ratio for the regulated businesses was 34.5 percent in 2019, compared to 35.6 percent in 2018

Regulated Businesses Growth	Approximately 53,100 new customers added in 2019 through regulated acquisitions and approximately 14,000 new regulated customers added in 2019 through organic growth

Market-Based Businesses Growth	13.2 percent increase in operating revenues and a 43.8 percent increase in net income in 2019 compared to 2018 in our market-based businesses

OSHA Recordable Incident Rate (ORIR)	Reduced our OSHA recordable incident rate, or ORIR, from 1.63 in 2018 to 1.13 in 2019

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(1)	This is a non-GAAP financial measure; see Appendix A for a calculation of this metric, a reconciliation to the most directly comparable GAAP measure, and other information.

(2)

This is a non-GAAP financial measure; see Appendix A for a calculation of this ratio, a reconciliation of each component of the ratio to its most directly comparable GAAP measure, and other information.

(3)	A decrease in our adjusted O&M efficiency ratio from period to period signifies improvement in the operating efficiency of our regulated businesses.

Return to Shareholders

We have returned significant value to our shareholders over the past five years. The following stock performance graph shows how a $100.00 investment in our common stock on December 31, 2014 would have grown to $255.63 on December 31, 2019, assuming quarterly dividend reinvestment. This return compares favorably to the return that would have been obtained through the same investment in the Standard & Poor’s 500 Index and the PHLX Utility Sector Index, assuming dividend reinvestment, during the same period.

	12/31/2014	12/31/2015	12/30/2016	12/29/2017	12/31/2018	12/31/2019
American Water Works Company, Inc.	$100.00	$114.85	$141.95	$183.14	$185.54	$255.63
PHLX Utility Sector Index	$100.00	$93.75	$110.05	$124.16	$128.59	$163.00
S&P 500 Index	$100.00	$101.37	$113.49	$138.26	$132.19	$173.80

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Summary of Executive Compensation Practices

The table below summarizes compensation practices that we do and do not follow:

• Considerable portion of pay is variable, rather than fixed, and is earned solely based on performance without incentivizing excessive risk-taking	• No established single-trigger change in control payment requirements
• Equity compensation is weighted significantly toward performance stock units	• No excise tax gross-ups
• Executive stock ownership guidelines and retention requirements encourage equity ownership and retention	• No repricing of underwater stock options
• Compensation Committee oversees annual compensation program risk assessment	• Prohibits sales or transfers of stock, subject to certain exceptions, when executive ownership would be less than guidelines require
• A representative, relevant peer group is used for TSR performance and compensation benchmarking and is evaluated annually	• No supplemental executive retirement plans open to new participants
• Reasonable and customary severance arrangements are provided to our NEOs	• No hedging, pledging or short selling common stock by employees, officers and directors
• Compensation Committee retained and used an independent consultant throughout 2019	• No individual employment or change of control agreements with our current NEOs, other than customary employment offer letters
• Double-trigger change in control provision in 2017 Omnibus Plan	• Prohibits using our common stock as collateral for a loan and buying our common stock on margin
• Limited and customary perquisites and other personal benefits, principally executive physicals, Company-paid life insurance and relocation benefits	• No distribution of cash dividend equivalents on equity awards unless and until they vest
• Cash performance-based awards and equity awards subject to clawback policy adopted by Compensation Committee

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Highlights of 2019 Significant Compensation Actions

The table below highlights significant compensation actions taken by the Compensation Committee with respect to 2019 regarding our primary elements of executive compensation. For more information on the Compensation Committee’s use of various benchmarking data, see “—Compensation Determinations and Pay Competitiveness in 2019.”

Compensation Element	NEO	Action Taken		Rationale
Base Salary	Ms. Story	•	Increased annual base salary for 2019 by 5.3 percent from 2018	•	Brings base salary closer to the median of the peer group data for her position
	Ms. Hardwick	•	Employment offer letter set annual base salary at $550,000 for 2019	•	Ms. Hardwick’s initial annual base salary amount was comparable to Ms. Sullivan’s at the time of her retirement
	Ms. Sullivan	•	Increased annual base salary for 2019 by 10.4 percent from 2018	•	Brings base salary slightly above the median of the peer group data for her position
	Mr. Lynch	•	Increased annual base salary for 2019 by 5.4 percent from 2018	•	Keeps Mr. Lynch’s total cash compensation within the competitive range of the median of the market survey data
	Mr. Sgro Mr. Warnock	•	Increased annual base salaries for 2019 by 5.8 percent and 5.5 percent, respectively, from 2018	•	For Mr. Sgro, brings his annual base salary closer to the median of the peer group data for his position
				•	For Mr. Warnock, recognizes positive performance during 2018

Bonus	Ms. Hardwick	•	Received a one-time cash bonus of $120,000 in 2019	•	Reflects a part of the total consideration for her transition to American Water

APP	Ms. Story	•	Increased 2019 APP award opportunity to 110 percent	•	Brings her total direct compensation within the competitive range of the median of the 2019 peer group data, and reflects the Board’s recognition of her strong and sustained performance as CEO
	Ms. Hardwick	•	Employment offer letter set APP award opportunity at 75 percent, prorated based on hire date in 2019	•	Set initial total direct compensation to be substantially consistent overall with the compensation provided to Ms. Sullivan at the time of her retirement

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Compensation Element	NEO	Action Taken		Rationale
LTPP	Ms. Story	•	Increased 2019 LTPP award opportunity to 350 percent	•	Brings her total direct compensation within the competitive range of the median of the 2019 peer group data, and reflects the Board’s recognition of her strong and sustained performance
	Ms. Hardwick	•	Employment offer letter set 2019 LTPP award opportunity at 150 percent, prorated based on hire date in 2019	•	Set initial total direct compensation to be substantially consistent overall with the compensation provided to Ms. Sullivan at the time of her retirement
	Ms. Sullivan Mr. Lynch Mr. Sgro	•	Increased 2019 LTPP award opportunities to 155 percent, 165 percent and 125 percent, respectively	•	Keeps each NEO’s total direct compensation within the competitive range of the relevant benchmarking data

Shareholder Advisory Votes

At our 2019 annual meeting of shareholders, the shareholders approved, on an advisory basis, the compensation paid to our NEOs, as disclosed under the compensation disclosure rules of the SEC, including the CD&A, the executive compensation tables and any related materials disclosed in the proxy statement for the 2019 annual meeting of shareholders. Often referred to as the “say-on-pay vote,” the shareholder vote in favor of NEO compensation was approximately 97.1 percent of the shares present in person or by proxy and eligible to vote at the meeting. Since 2011, the first year of our say-on-pay vote, the shareholder vote in favor of NEO compensation has averaged 97.3 percent.

We consider this vote to be a strong endorsement of our executive compensation program, practices and policies. Based upon this support, the Compensation Committee did not believe that any corresponding action or change in our compensation program was needed.

At our annual meeting, we will again hold our say-on-pay vote. In making its decisions regarding executive compensation, the Compensation Committee will consider the results of this advisory vote, as well as feedback obtained from shareholders throughout the course of the year.

Compensation Determinations and Pay Competitiveness in 2019

For 2019, the Compensation Committee reviewed and approved all compensation paid to our NEOs, and made recommendations to the independent members of the Board with respect to compensation paid to Ms. Story. The independent members of the Board, after considering the recommendations of the Compensation Committee, approved Ms. Story’s 2019 compensation. Ms. Story did not participate in the Compensation Committee’s recommendations regarding her own compensation and was excused from those portions of the Compensation Committee and Board meetings during which her compensation was deliberated upon and determined.

The Compensation Committee considered Ms. Story’s assessment of the performance of the other NEOs, as well as Ms. Story’s compensation recommendations regarding each such NEO’s base salary and their APP and LTPP award opportunities. The Compensation Committee, with Ms. Story’s participation, discussed the performance of each NEO other than Ms. Story, and, after discussion and deliberation held in executive session, approved compensation determinations for such NEOs.

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During 2019, for decisions made with respect to the compensation of our NEOs, the Compensation Committee engaged Semler Brossy as its independent compensation consultant. In making these executive compensation determinations, the Compensation Committee reviewed, among other things, data provided by Semler Brossy to gauge the comparability of our executive compensation to the compensation paid to executives in other companies with generally corresponding responsibilities.

Through its review of relevant benchmarking data, the Compensation Committee is able to assess competitive market compensation practices. Two of the primary ways the Compensation Committee evaluates and benchmarks our executive compensation arrangements and practices is to review them against market data in a Willis Towers Watson study comprised of 60 percent weighting on utility industry companies and 40 percent weighting on general industry companies, as well as to similar data on companies in our 2019 compensation peer group, as described below. The Compensation Committee believes there is a strong likelihood that an executive officer’s skills will be transferable among these companies, and thus we would expect to compete with these companies and others for executive officer talent. This peer group is also used to compute the three-year relative total shareholder return for our PSUs with vesting tied to this metric. The Compensation Committee referred to all of this benchmarking data as part of its review of general compensation practices and trends of the utility industry and our 2019 peer group.

The composition of our peer group is reassessed annually and may be changed by the Compensation Committee to reflect corporate transactions or other events that may affect the comparability of one or more of the constituent companies. In reviewing the appropriateness of companies, the Compensation Committee considers factors most relevant to us as a utility, including, in decreasing order of relevance, consolidated total assets, market capitalization, number of employees, consolidated revenues, and the proportion of revenue received from our regulated businesses. For the 2019 reassessment, consolidated total assets was the Compensation Committee’s primary relevant factor, which reflects the fact that the Company’s primary business involves the ownership of water and wastewater utilities subject to economic regulation by state utility commissions or similar entities. Based on the data provided by Semler Brossy in conducting this reassessment, we were positioned near the median of our peer group in terms of total assets, in the top quartile in terms of market capitalization, near the 40th percentile in terms of number of employees and in the bottom quartile in terms of consolidated revenues.

The peer group that was used in 2019 to calculate the three-year total shareholder return for our PSU awards granted during the year and by the Compensation Committee to make compensation decisions with respect to our NEOs was comprised of the companies listed below, which is collectively referred to as the 2019 peer group.

2019 American Water Compensation Peer Group
Alliant Energy Corporation	Entergy Corporation	OGE Energy Corp.
Ameren Corporation	Evergy, Inc.	Pinnacle West Capital Corporation
Atmos Energy Corporation	Eversource Energy	PPL Corporation
CenterPoint Energy, Inc.	MDU Resources Group, Inc.	UGI Corporation
CMS Energy Corporation	NiSource Inc.	WEC Energy Group, Inc.

In January 2020, the Compensation Committee conducted a thorough review of the 2019 peer group using data with respect to each of the peer group members provided by Semler Brossy and the assessment methodology described above. Based on this review, the Compensation Committee determined to keep the same constituent companies in the 2020 peer group.

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New or Amended Executive Compensation Arrangements

M. Susan Hardwick

On May 1, 2019, in connection with Ms. Hardwick joining American Water, we entered into an employment offer letter with her effective June 3, 2019, to provide for the terms of her compensation as our Executive Vice President—Finance and, as of July 1, 2019, our Executive Vice President and Chief Financial Officer. This employment offer letter is typical in form and content with employment offer letters we have historically provided to our named executive officers. Based on data provided by Semler Brossy and Willis Towers Watson, in approving the terms of her compensation, the Compensation Committee determined that Ms. Hardwick’s proposed total direct compensation as set forth in her employment offer letter was slightly higher than the median of the market data for her position but was substantially consistent overall with the compensation provided to Ms. Sullivan.

For additional information regarding the terms of Ms. Hardwick’s employment offer letter, see “Executive Compensation—2019 Summary Compensation Table—Employment and Severance Agreements.”

Walter J. Lynch

In February 2020, in advance of Mr. Lynch’s succession as our President and Chief Executive

Officer, we entered into an employment offer letter with Mr. Lynch effective April 1, 2020, to provide for the terms of Mr. Lynch’s compensation in those roles. This employment offer letter is typical in form and content with employment offer letters we have historically provided to our named executive officers, and was approved by the independent members of the Board upon the recommendation of the Compensation Committee and Semler Brossy. See “—CEO Transition” for more information on the decisions related to Mr. Lynch’s compensation determinations for 2020. For additional information regarding the terms of Mr. Lynch’s employment offer letter, see “Executive Compensation—2019 Summary Compensation Table—Employment and Severance Agreements.”

Loyd A. Warnock

In July 2019, the Compensation Committee agreed to amend Mr. Warnock’s amended and restated employment offer letter, effective as of May 8, 2014 and as previously amended effective April 25, 2018. For information regarding this amendment, see “—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants—2017 Omnibus Plan Grants — Non-Standard Vesting Provisions.”

2019 Compensation

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward our NEOs for delivering results and building long-term sustainable value for our shareholders. We believe our program’s performance measures align the interests of our shareholders and NEOs by correlating pay to our short- and long-term performance.

We focused on the following objectives in making compensation decisions with respect to our NEOs in 2019:

•	Reward our executives for achieving both superior financial performance and non-financial performance relating to safety, customers, environmental leadership, operational excellence and growth, all of which lead to long-term financial strength, while encouraging practices that avoid taking excessive risks;
•	Focus pay on both short- and long-term performance, with a proportionately greater emphasis on long-term, based upon criteria recognized in peer companies and the utility and water industries generally;
•	Build long-term, sustainable value for shareholders by emphasizing compensation that rewards such value, including long-term, performance-based equity-based compensation, and de-emphasizing short-term, cash-based compensation;
•	Align NEO and shareholder interests as an incentive to increase shareholder value by requiring consistent, meaningful equity ownership; and
•	Provide compensation to our NEOs that reflects their responsibilities and contributions, and that is overall generally comparable to, and within a competitive range of, the median of compensation reflected in our benchmarking data, in order to attract, motivate and retain high-caliber executives.

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Base Salaries

For 2019, we made the following annual base salary determinations for our NEOs:

•	Ms. Story’s annual base salary was increased from $950,000 to $1,000,000, or approximately 5.3 percent, effective March 11, 2019, reflecting Ms. Story’s consistently strong performance during 2018, as well as the Board’s conclusions that, based upon the benchmarking data, Ms. Story’s base salary was below the median for her position. With this increase, Ms. Story’s annual base salary was slightly higher than the median of the market survey data but remained below the median of the peer group data for her position.
•	Ms. Hardwick’s annual base salary was set at $550,000 as provided in her employment offer letter, dated May 1, 2019. This base salary was slightly above the median of the market survey data but was substantially consistent with Ms. Sullivan’s annual base salary at the time of her retirement.
•	Ms. Sullivan’s base salary was increased in the aggregate by approximately 10.4 percent, which reflected a 7.2 percent market adjustment effective January 1, 2019 to bring her annual base salary at the time of her retirement to slightly above the median of the peer group data for her position, and a subsequent 3.0 percent merit adjustment.
•	Mr. Lynch’s base salary was increased in the aggregate by approximately 5.4 percent, which reflected a 2.6 percent adjustment effective January 1, 2019 and a subsequent 2.75 percent merit adjustment, which served to keep his total cash compensation within the competitive range of the median of the market survey data for his position.
•	Mr. Sgro’s base salary was increased in the aggregate by 5.8 percent, which reflected a 3.0 percent market adjustment effective January 1, 2019 to bring his annual base salary to slightly above the median of the market survey data for his position, and a subsequent 2.75 percent merit adjustment effective March 11, 2019. Mr. Sgro’s base salary continues to be below the median of the peer group data for his position.
•	Mr. Warnock’s base salary was increased in the aggregate by 5.5 percent effective March 11, 2019, which reflected a 2.7 percent market adjustment effective January 1, 2019 and a subsequent 2.8 percent merit adjustment effective March 11, 2019.

Bonus

As part of the aggregate consideration for her transition to American Water, and as a term of her employment offer letter, in 2019, Ms. Hardwick received a one-time cash starting bonus of $120,000. This amount has been shown in the “Bonus” column of the Summary Compensation Table.

2019 Annual Performance Plan

The APP is designed to incentivize eligible participants to achieve annual business objectives by providing an opportunity to earn a cash payout tied to corporate and individual performance.

The 2019 target award opportunity for each NEO is equal to a percentage of each NEO’s base salary, based on the individual’s position with American Water. No incumbent NEO received an increase in his or her target award opportunity as a percentage of salary for 2019. Information used to calculate the 2019 APP award payouts for each NEO is included in the table below.

Named Executive Officer	Percentage of Base Salary		2019 APP Target	2019 APP Payout Percentage	2019 APP Award
Susan N. Story	110	%(1)	$1,100,000	121.3%	$1,334,300
M. Susan Hardwick	75	%(2)	$239,589	121.3%	$290,622
Linda G. Sullivan	75	%(3)	$—	121.3%	$—
Walter J. Lynch	75	%(4)	$462,375	121.3%	$560,861
Michael A. Sgro	75%		$346,781	121.3%	$420,646
Loyd A. Warnock	50%		$228,730	121.3%	$277,450

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(1)	Ms. Story will retire as our President and Chief Executive Officer as of April 1, 2020.

(2)	Ms. Hardwick was eligible to receive a prorated 2019 APP award payout based on her June 3, 2019 hire date.

(3)	Ms. Sullivan was not eligible to receive a 2019 APP award payout because she retired effective August 1, 2019.

(4)	See “—CEO Transition” for information regarding Mr. Lynch’s APP award opportunity for 2020, effective April 1, 2020.

For 2019, Ms. Story’s APP award opportunity was increased from 100 percent to 110 percent of her annual base salary. This adjustment brought her total direct compensation within the competitive range of the median of the 2019 peer group data, and modestly above the median of the market data. This adjustment reflected the Board’s recognition of her strong and sustained performance in her role as President and CEO.

Ms. Hardwick’s 2019 APP award opportunity was set at 75 percent of her annual base salary, prorated based on her June 3, 2019 hire date, pursuant to the terms of her employment offer letter, which was equal to Ms. Sullivan’s award opportunity at the time of her retirement.

As in prior years, no payouts would be made under the 2019 APP if adjusted EPS is less than 90 percent of target. The APP performance measures chosen for 2019 reflected our primary objectives for financial performance, aligned with our 2019 core business strategies of safety, customers, people, operational excellence and growth. As has been the case in prior years, the safety and people goals (ORIR and DART injury rate) would not be earned in a year in which there was a preventable employee fatality.

The Compensation Committee determines the payout for APP awards using a corporate performance factor.

The corporate performance factor is computed by adding the weighted results achieved for each performance measure, based on results determined by the Compensation Committee as soon as reasonably practicable after the end of the year. The percentage added to determine the corporate performance factor with respect to each measure was dependent on actual performance with regard to that measure.

In November 2019, the Compensation Committee adopted guidelines to permit management to make non-GAAP negative or positive adjustments to EPS results for purposes of computing APP payouts if commensurate with our historical non-GAAP adjustments and greater than $0.02 per share. The Compensation Committee retains authority to approve other non-GAAP adjustments not covered by this authorization.

The following table presents information regarding each of the performance measures used to determine the corporate performance factor, including the threshold, target and maximum performance requirements for each measure. The table also indicates the percentage that would be included in the corporate performance factor for threshold, target and maximum performance. If the threshold performance requirement for a performance measure is not met, no additional percentage would be added to the corporate performance factor.

Performance Measure	Percentage Included in the Corporate Performance Factor	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance (Percentage Earned)	How We Calculate the Performance Measure	Why We Use this Measure
Adjusted EPS (1)	50.0%	$3.30 (0.0%)	$3.59 (50.0%)	$3.64 (75.0%)	$3.61 (60.0%)	Adjusted EPS is diluted EPS calculated in accordance with GAAP as reported in the Company’s audited consolidated financial statements, adjusted to eliminate the impact of the items shown with respect to 2019 adjusted diluted earnings per share as set forth on Appendix A.	Adjusted EPS is a key measure of our financial and operational success, and achieving our earnings and strategic goals creates long-term shareholder value and provides greater total return to our shareholders.

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Performance Measure	Percentage Included in the Corporate Performance Factor	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance (Percentage Earned)	How We Calculate the Performance Measure	Why We Use this Measure
Customer Satisfaction	15.0%	Third Quartile (0.0%)	Second Quartile (3.75% to 11.25%)	First Quartile (15.0% to 22.5%)	First Quartile - Medium (18.8%)	A quarterly survey is conducted by a third-party firm of random regulated water and wastewater customers.	Our service quality and customer issues are a focus of state public utility commissions in evaluating rate cases.
ORIR (2)	7.5%	1.63 (0.0%)	1.30 (7.5%)	1.24 (11.25%)	1.13 (11.25%)	ORIR is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked.	To continue our momentum toward becoming an industry leader with respect to the safety and well-being of our workforce.
DART Injury Rate (2)	7.5%	1.13 (0.0%)	0.90 (7.5%)	0.86 (11.25%)	0.57 (11.25%)	DART injury rate measures the number of OSHA defined recordable injuries that resulted in days away from work, work restrictions, or job duty/position transfers in the calendar year per 100 employees.	DART reflects serious incidents that result in the employee being placed in restricted duty or time away from work.
Environmental Leadership	10.0%	10x (0.0%)	20x (10.0%)	25x (15.0%)	20x (10.0%)	Environmental leadership is determined by comparing our performance to the EPA national drinking water industry average, and assessing how many times better we perform compared to the industry average.	We are committed to excellent water quality, protecting the environment and maintaining our history of materially complying with, and in many cases, surpassing, minimum standards required by applicable laws and regulations.
Operational Efficiency Improvement (3)	10.0%	35.6% (0.0%)	34.5% (10.0%)	34.2% (15.0%)	34.5% (10.0%)	Based on our 2019 adjusted O&M efficiency ratio, which is the ratio of adjusted regulated O&M expenses to adjusted regulated operating revenues, each for the year ended December 31, 2019.	We want to focus management on improving the overall cost structure of our regulated businesses and improving our return on equity.

(1)

Adjusted EPS is a non-GAAP measure, which is derived from information contained in our audited financial statements. See Appendix A for the calculation of adjusted EPS, a reconciliation to its most directly comparable GAAP measure, and additional information. No APP awards may be earned if 2019 adjusted EPS is less than 90 percent of the target amount.

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(2)	This goal may not be earned in the event of a preventable employee fatality during the year.

(3)

Adjusted O&M efficiency ratio is a non-GAAP measure. This information is derived from information contained in our audited consolidated financial statements. See Appendix A for the calculation of this ratio, a reconciliation of each of the components used to compute this measure to its most directly comparable GAAP measure, and additional information.

Actual payouts may be lower or higher than the target award opportunity depending, in the case of the NEOs, on corporate and business performance and, in rare instances where significantly warranted, individual performance against specific goals. Cash awards under the APP are distributed to participants by March 15 of the year following the performance year.

While the NEOs are subject to individual performance goals as well as the corporate goals comprising the corporate performance factor, the 2019 APP awards reflect, for all NEOs, the NEO’s target award multiplied by the adjusted corporate performance factor, as outlined below. The Compensation Committee utilized this convention based on Ms. Story’s recommendation that NEOs should assume principal responsibility for, and their awards generally should be based upon, performance of the entire organization. Furthermore, in 2019, there were no significant factors that caused the independent Board members, in the case of Ms. Story, and the

Compensation Committee, in the case of all other NEOs (based on Ms. Story’s recommendations), to apply an upward or downward adjustment based on his or her individual performance.

Based upon our performance with regard to the financial and non-financial performance measures described above, the Compensation Committee certified a corporate performance factor of 121.3 percent. The APP award for each of Mses. Story and Hardwick, and each of Messrs. Lynch, Sgro and Warnock, was equal to this factor. For 2019, we used this corporate performance factor to calculate Mr. Lynch’s APP payout to reflect that, in his role as Chief Operating Officer, Mr. Lynch led and oversaw a substantial portion of the Company’s overall regulated and market-based operations.

We have included the amount of the APP awards paid to our NEOs with respect to 2019 under the Non-Equity Incentive Plan Compensation column of the 2019 Summary Compensation Table.

2019 Long-Term Performance Plan

The LTPP is designed to incentivize eligible participants to achieve our long-term business objectives by providing an opportunity to earn equity awards tied to our long-term goals and continued employment with the Company. LTPP awards are generally granted by the Compensation Committee in February of each year and allocated 30 percent to RSUs and 70 percent to PSUs. Stock options are not granted as part of the LTPP. PSU awards for 2019 were allocated equally between shares earned based on total shareholder return relative to the 2019 peer group and shares earned based on the rate of compounded adjusted EPS growth.

Generally, our RSU awards vest ratably over an approximate three-year period while a participant remains employed with us. PSU awards generally are earned ratably over a three-year performance period while employed, and the vesting of each PSU award is determined by the Compensation Committee following the end of the three-year performance period based on the satisfaction of pre-determined performance goals. To the extent an RSU award is unvested or a PSU award has not been earned, it is generally forfeited once a participant is no longer employed with us. However, certain of our named executive officers have received LTPP awards with alternative vesting or forfeiture provisions. For more information, please see “—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants” beginning on page 57 of this proxy statement.

In November 2019, the Compensation Committee adopted guidelines to permit management to make

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non-GAAP adjustments to EPS results for purposes of LTPP performance goals with respect to awards granted beginning in 2020, if commensurate with our historical non-GAAP adjustments and greater than $0.02 per share. The Compensation Committee retained authority to approve other non-GAAP adjustments not covered by this authorization.

We based the aggregate target value of LTPP awards on a percentage of each NEO’s salary. The following table presents a summary of the grant date fair value of LTPP awards granted in 2019 to each NEO. Information regarding the number of shares underlying these awards is found in “Executive Compensation—2019 Grants of Plan-Based Awards” on page 64 of this proxy statement.

Named Executive Officer	LTPP Target Award as a Percentage of a Base Salary		Aggregate Grant Date Fair Value of LTPP Target Awards	Aggregate Grant Date Fair Value of RSUs	Aggregate Grant Date Fair Value of PSUs (TSR)	Aggregate Grant Date Fair Value of PSUs (EPS)
Susan N. Story	350	%(1)	$3,325,025	$997,493	$1,163,741	$1,163,791
M. Susan Hardwick	150	%(2)	$479,169	$143,716	$167,785	$167,668
Linda G. Sullivan	155%		$852,461	$255,768	$298,330	$298,363
Walter J. Lynch	165	%(3)	$989,955	$297,002	$346,451	$346,502
Michael A. Sgro	125	%(4)	$562,463	$168,729	$196,900	$196,834
Loyd A. Warnock	100%		$445,051	$133,524	$155,732	$155,795

(1)	Ms. Story will retire as our President and Chief Executive Officer as of April 1, 2020. See “—CEO Transition” for information regarding Ms. Story’s LTPP award opportunity for 2020.

(2)

In her employment offer letter, Ms. Hardwick received prorated 2019 LTPP awards based on her June 3, 2019 hire date. In December 2019, Ms. Hardwick’s LTPP target for 2020 as a percentage of base salary was increased to 165 percent.

(3)	See “—CEO Transition” for information regarding Mr. Lynch’s LTPP award opportunity for 2020, effective April 1, 2020.

(4)	In December 2019, Mr. Sgro’s LTPP target for 2020 as a percentage of base salary was increased to 135 percent.

For 2019, Ms. Story’s LTPP award opportunity was increased from 300 percent to 350 percent. This adjustment brought her total direct compensation within the competitive range of the median of the 2019 peer group data, and modestly above the median of the market data. This adjustment also reflected the Board’s recognition of her strong and sustained performance in her role as President and CEO.

Ms. Hardwick’s LTPP award opportunity for 2019 was set at 150 percent pursuant to the terms of her employment offer letter. At this level, Ms. Hardwick’s initial total direct compensation was substantially consistent overall with that of Ms. Sullivan at the time of her retirement.

Ms. Sullivan’s 2019 LTPP award opportunity was increased from 135 percent to 155 percent. The

Compensation Committee awarded this increase to keep her total direct compensation within the competitive range of the median of the market survey data.

Mr. Lynch’s 2019 LTPP award opportunity was increased from 150 percent to 165 percent, which was within the competitive range of the median of the market survey data for his position.

Mr. Sgro’s 2019 LTPP award opportunity was increased from 115 percent to 125 percent. The Compensation Committee awarded this increase to keep his total direct compensation within the competitive range of the median of our proxy peer group and slightly above the median of the market survey data.

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The following table presents information regarding the performance measures related to the PSUs granted in 2019.

Performance Measure	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	How We Calculate the Performance Measure	Why We Use this Performance Measure
Relative Total Shareholder Return	25% (25%)	50% (100%)	90% (200%)	Based on American Water’s total shareholder return compared to the total shareholder return performance of the companies in the 2019 peer group, during the three-year performance period from January 1, 2019 through December 31, 2021, assuming reinvestment of dividends during the performance period.	To encourage performance that not only increases shareholder value, but increases it to an extent that compares favorably relative to the companies in the 2019 peer group.
Compounded Adjusted EPS Growth Rate	6.0% (25%)	8.5% (100%)	11.0% (200%)	Based on the rate of adjusted EPS growth, compounded annually over the three-year period from January 1, 2019 through December 31, 2021, over adjusted EPS of $3.30 for the year ended December 31, 2018. Adjusted EPS is a non-GAAP measure. See Appendix A for a reconciliation and additional information.	Adjusted EPS is a key measure of our financial and operational success, and achieving our earnings and strategic goals creates long-term shareholder value and provides greater total return to our shareholders.

Performance Vesting of PSUs Granted in 2017

In 2017, we granted two types of PSUs to our NEOs for the performance period ending in 2019: one with a performance measure based on relative total shareholder return of companies in our 2017 peer group, and the other with a performance measure based on the rate of compounded adjusted EPS growth, weighted equally. The payouts with respect to the two types of PSUs are summarized in the table below:

Performance Measure	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance	Percentage of Target Award Earned
Relative Total Shareholder Return	25% (25%)	50% (100%)	90% or more (200%)	100%	200.00%
Compounded Adjusted EPS Growth Rate	6.0% (25%)	7.79% (100%)	12.0% (200%)	8.33%	118.33%

The Compensation Committee certified the achievement of the requisite PSU performance measures on January 22, 2020.

Perquisites and Other Benefits

We provide limited perquisites to our named executive officers, consisting principally of reimbursement for executive physicals, Company-paid life insurance benefits, and, where applicable, relocation assistance. Because we invest significant time and resources in developing the skills and experiences of our leadership, we believe that providing executives with periodic physicals, which can potentially detect medical conditions before they become serious, is an important investment in our current and future success. Offering Company-paid life insurance provides executives with the opportunity to provide cost-efficient protection to their families in the event of their death while employed by us. Finally, to attract executive candidates and provide geographic diversity among our candidate pools, we offer executives who must relocate a variety of graduated assistance benefits based on their salary grade under our standard relocation plan.

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Our NEOs are eligible for benefits that are generally available to all other salaried, non-union employees, including participation in our qualified 401(k) savings plan with an employer matching contribution (and, for participants hired or rehired after January 1, 2006,

5.25 percent defined contribution account employer contributions), medical insurance coverage, term life insurance coverage, and short-term and long-term disability insurance coverage.

CEO Transition

In December 2019, we announced that Ms. Story had informed the Board of her decision to retire, effective April 1, 2020, as our President and Chief Executive Officer, roles in which Ms. Story served since May 2014. As part of the Board’s existing succession plan for the CEO position, the Board appointed Mr. Lynch to succeed Ms. Story in these roles, effective April 1, 2020. Mr. Lynch joined the Company in 2001 and has served as our Executive Vice President and Chief Operating Officer since January 2016.

This section summarizes the compensatory decisions for 2020 that were made to effectuate this CEO transition. These decisions were approved by the independent members of the Board, upon the recommendation of the Compensation Committee and Semler Brossy.

Mr. Lynch’s CEO Compensation for 2020

In February 2020, the independent members of the Board determined Mr. Lynch’s compensation as President and Chief Executive Officer, effective April 1, 2020, to be as follows:

•	Annual base salary: $925,000
•	2020 APP award opportunity: 100 percent of annual base salary
•	2020 LTPP award opportunity: 275 percent of annual base salary

Based on data provided by Semler Brossy and Willis Towers Watson, the independent members of the Board determined that Mr. Lynch’s total direct compensation as approved above was below the median of the benchmarking data for his new position and reflected an appropriate 110 percent increase from Mr. Lynch’s total direct compensation as Executive Vice President and Chief Operating Officer, which is consistent with the average of market data for internal CEO transitions during the past four years. Also, the independent members of the Board found Mr. Lynch’s CEO compensation transition to be consistent with Ms. Story’s transition to CEO in 2014, given that Ms. Story’s and Mr. Lynch’s CEO pay are both approximately 80 percent of his/her immediate predecessor’s total direct compensation upon taking office, and both compensation packages feature a substantially similar pay mix.

Ms. Story’s CEO Compensation for 2020

On February 12, 2020, the independent members of the Board, based on the recommendation and advice of the Compensation Committee and Semler Brossy, also evaluated Ms. Story’s performance and approved her compensation for 2020. The independent Board members did not approve any changes to any of the components of Ms. Story’s compensation in 2019, and approved the award of 2020 LTPP grants to Ms. Story based on her current salary and award opportunity percentage. In making these compensation decisions, the independent members of the Board considered the following factors:

•	Historical and Proven Performance During Ms. Story’s Tenure as CEO. During Ms. Story’s tenure as our CEO, the Company experienced significantly positive operating and financial performance, as exemplified by the following key indicators:

▪	Significant improvement to safety metrics. Our DART rate decreased by 72 percent and ORIR decreased by 63 percent during her CEO tenure.
▪	EPS growth consistent with stated guidance. The Company’s adjusted EPS for the years ended December 31, 2015 to 2019 experienced a CAGR of 8.2 percent (anchored off of 2014

52	American Water | 2020 Proxy Statement

adjusted EPS), which was aligned with the seven to 10 percent EPS CAGR stated guidance during her tenure.
▪	Total shareholder return outperformed industry benchmarks. Total shareholder return over Ms. Story’s tenure as CEO was 230.8 percent, which outpaced both the S&P 500 and the PHLX Utility Sector indexes during that time.
▪	Significant increase in market capitalization. During Ms. Story’s tenure as CEO, our market capitalization increased by 131.3 percent.
▪	Efficient regulated business growth. Our adjusted O&M efficiency ratio decreased from 36.6 percent for the year ended December 31, 2016 to 34.5 percent for the year ended December 31, 2019. A lower O&M efficiency ratio signifies improvement in the operating efficiency of our regulated businesses.
•	Our Historical Pay-for-Performance Compensation Alignment. Our executive compensation program has historically been sensitive to and well-aligned with our performance. Each year during Ms. Story’s tenure as CEO, our say on pay proposal on executive compensation, including Ms. Story’s pay, received overwhelming shareholder support. During this time, the proposal received an average FOR vote of 97.1 percent.
•	Alignment of Ms. Story’s Compensation with Our Long-Term Performance. Ms. Story’s LTPP award is comprised of 70 percent performance stock units and 30 percent restricted stock units. The significant majority of the equity underlying this LTPP award will not be earned unless we meet or exceed the threshold level of performance for relative total shareholder return and EPS compounded annual growth rate, each as measured over a three-year performance period ending in 2022.

Stock Option Grant Practices

Beginning in 2017, the Compensation Committee discontinued the practice of granting stock options as part of the LTPP, and no stock options were granted in 2019. The Compensation Committee reserves the right to grant stock options on a case-by-case basis as part of new hires or promotional awards, or to reinstate the use of stock options in the future in its sole discretion.

Executive Stock Ownership Guidelines and Stock Retention Requirements

The Board has adopted executive stock ownership guidelines and complementary stock retention requirements that further emphasize the importance of linking the financial interests of our executives with those of our shareholders. The stock ownership guidelines, which are expressed as a multiple of annual base salary, require executives to hold a specified amount of common stock (including certain equivalents) based on the executive’s position, as follows:

Officer Level	Multiple of Annual Base Salary
Chief Executive Officer	6 times
Chief Operating Officer	3 times
Executive Vice Presidents	3 times
Senior Vice Presidents	3 times
President, Homeowner Services Group	1 time
Vice Presidents and State Utility President Equivalents	1 time

For purposes of the executive stock ownership guidelines, shares of common stock, shares underlying vested and unvested RSUs and shares underlying earned PSUs will count toward satisfying the ownership guidelines. Shares underlying vested or unvested stock options and unearned PSUs do not count.

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The Board amended our executive stock ownership guidelines in 2019 to provide that, in order to sell or transfer shares of common stock, and subject to certain exceptions described below, each executive must be in compliance with the stock ownership guidelines and may not sell or transfer shares to the extent the transfer would cause his or her ownership to fall below the required threshold. To the extent an executive is not in compliance with the stock ownership guidelines, the stock retention requirements would prohibit an executive from effecting any sale or transfer of common stock, subject to certain exceptions described below.

Notwithstanding the foregoing, an executive may sell or otherwise transfer shares of our common stock if the executive is not in compliance with the stock ownership guidelines or to the extent the transfer would cause the executive to fall below his or her required ownership threshold, in each of the following circumstances:

•	Executives who were in compliance with our stock ownership guidelines as of a stated yearly compliance date set by the Compensation Committee may effect a one-time transfer of common stock prior to the next benchmark date without restriction.
•	Shares underlying LTPP awards granted to an executive prior to the executive becoming subject to the stock retention requirements may be sold without compliance with the stock retention requirements.
•	Executives may sell shares pursuant to an approved Rule 10b5-1 plan without compliance with the stock retention requirements. For such a plan to be approved, among other things, an executive must be in compliance with the stock ownership guidelines and the plan must only include such number of shares that could be sold at the time the Rule 10b5-1 plan was approved under the stock ownership guidelines.

•	The Compensation Committee may waive compliance with the stock retention requirements if it determines that such compliance would create a severe hardship, is reasonably impracticable due to unforeseen circumstances, or prevents an executive from complying with a court order.

Each executive covered by the stock ownership guidelines on March 4, 2015, the date the guidelines first became effective, including each currently employed NEO, had until March 4, 2020 to achieve compliance. Each executive who becomes subject to the stock ownership guidelines thereafter will have five years to comply. All of our NEOs covered by the stock ownership guidelines as of the date of this proxy statement are in compliance, except for Ms. Hardwick, who is currently within her five-year compliance period.

The stock ownership guidelines provide that in the event of a promotion that increases an executive’s multiple of base salary, a new five-year compliance period will begin to run for that executive as of the effective date of the promotion. Given his promotion to CEO, Mr. Lynch’s five-year compliance period to meet the threshold multiple applicable to the CEO position will begin to run on April 1, 2020, although Mr. Lynch is currently in compliance with this new ownership requirement.

Policies Prohibiting Hedging, Pledging, Margining and Short Selling

Our insider trading policy, as currently in effect, prohibits all directors, officers (including our current NEOs) and employees, including their immediate family members and controlled entities, from engaging in any transaction entered into for the purpose of reducing or eliminating the market price risk associated with the ownership of our securities, including any of our equity securities we grant to a covered person as compensation or that may otherwise be held directly or indirectly by the covered person. These types of transactions are commonly known as “hedging” transactions. Under our insider trading policy, no covered person may:

•	enter into any hedging transaction, as described above and in the insider trading policy;
•	buy or sell any security that derives its value from the price of any of our securities; or
•	enter into any other transaction of a similar nature that has the effect of reducing or eliminating the investment risk associated with any of our securities owned by such covered person.

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The above restrictions are intended to prohibit transactions in financial instruments involving our securities, including prepaid variable forward contracts, equity swaps, collars and exchange funds, as well as transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity and debt securities.

These prohibitions do not apply to the receipt of securities under any of our equity compensation plans or “cashless” exercises of our options in compliance with the 2017 Omnibus Plan or its predecessor plan; however, buying or selling a derivative security with respect to any of these securities is expressly prohibited.

Also, our insider trading policy prohibits covered persons from pledging our securities to a lender as collateral for a loan, from using them in a margin account as collateral for any obligation incurred in connection with a purchase of securities, or for entering into any other similar transaction that has the effect of using our securities as collateral or security for a loan or any other obligation.

Moreover, our insider trading policy also prohibits covered persons from selling our securities short, which is the practice of selling securities that are not owned by the seller. This prohibition includes “short sales against the box,” where the seller actually owns the securities being sold but fails to deliver them to the purchaser within a specified time period after the sale.

Ongoing and Post-Employment Arrangements and Benefit Plans

We have several agreements, plans and arrangements that enable our NEOs to accrue retirement benefits as they continue to work for us, provide severance benefits upon certain types of termination of employment, or provide other forms of deferred compensation. Not all of these plans apply to each NEO, as indicated in the discussion below. None of our executives participating in any of these plans is entitled thereunder to receive excise tax gross-up payments.

American Water Savings Plan

The Savings Plan for Employees of American Water Works Company, Inc. and Designated Subsidiaries, or the Savings Plan, is a tax-qualified 401(k) defined contribution plan available to employees of American Water, including our currently employed NEOs, and certain subsidiaries. Each of our currently employed NEOs is eligible to participate in the Savings Plan.

Under the Savings Plan, as of January 1, 2020, an employee may contribute, subject to limitations imposed by the Internal Revenue Code of 1986, or the Code, up to 50 percent of his or her base salary and 100 percent of his or her APP awards (the amount of such contributions are referred to as “basic contributions”), up to a maximum contribution of $19,500 for 2020 for employees under 50 years of age, and $26,000 for employees 50 years of age and over. Total contributions by the employer and an employee may not exceed $57,000 during 2020, or $63,500 for an employee who is 50 years of age and over.

For any NEO participant hired before January 1, 2006 who continues to be employed by us (Messrs. Lynch and Sgro are the only NEOs in this category), the matching contribution formula is 50 percent of a participant’s basic contributions to the Savings Plan for the plan year, up to a maximum of five percent of the participant’s base salary.

For NEO participants hired or rehired after January 1, 2006, the matching contribution formula is (a) 100 percent of a participant’s basic contributions to the Savings Plan for the plan year up to the first three percent of the participant’s base salary plus APP awards, and (b) 50 percent of a participant’s basic contributions up to the next two percent of the participant’s base salary plus APP awards contributed to the Savings Plan for the plan year. In addition, for NEO participants hired or rehired after January 1, 2006, we make additional annual contributions equal to 5.25 percent of the participant’s base salary, subject to limitations imposed under the Code. We provide more generous contributions to participants hired after January 1, 2006 because they are ineligible to participate in the defined benefit pension plans described below.

Amounts credited to an employee’s account may be invested among a number of funds, and the value of a participant’s account will increase or decrease to reflect the performance of selected investments.

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Pension Plan and Executive Retirement Plan

The Pension Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the AWWPP, is a tax-qualified defined benefit pension plan that is generally available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP provides an annual retirement benefit based on an employee’s earnings and years of service. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Each of Messrs. Lynch and Sgro participates in the AWWPP.

The American Water Works Company, Inc. Executive Retirement Plan, or the ERP, is a nonqualified defined benefit pension plan that provides pension benefits under the same formula as the AWWPP, but without the pay and benefit limitations that are applicable to the AWWPP under the Code. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Each of Messrs. Lynch and Sgro participates in the ERP. We closed the AWWPP (subject to certain exceptions) and the ERP to new employees on December 31, 2005 and replaced those plans with defined contribution plans. This action was taken for a number of reasons, including to allow us to incur fixed costs for retirement benefits on an ongoing basis. In contrast, we are subject to variable costs in connection with our defined benefit plans based on the performance of the plans’ investment portfolios. For further information on these plans, see “Executive Compensation—Pension Benefits at December 31, 2019” and “Executive Compensation—Description of Pension and Other Retirement Plans” beginning on page    of this proxy statement.

Nonqualified Deferred Compensation Plan

The Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the Employee Deferred Compensation Plan, enables participants to defer base salary and APP awards and provides benefits in excess of the maximum benefits that may be provided under the Savings Plan as a result of limits imposed by the Code. We refer to compensation in excess of those limits as “excess compensation.” Each of our currently employed NEOs are eligible to participate in the Employee Deferred Compensation Plan.

Generally, under the Employee Deferred Compensation Plan, a participant may elect to defer up to 20 percent of salary and up to 100 percent of the award paid under the APP. We provide matching contributions that differ depending on whether the participant was hired by us on or after January 1, 2006. For participants hired after January 1, 2006 (Mses. Story and Hardwick, and Mr. Warnock), we provide the matching contribution we would have made for the participant under the Savings Plan with respect to the participant’s excess compensation if the excess compensation had been taken into account under the Savings Plan. In addition, we make a defined contribution for the account of each of these participants generally equal to 5.25 percent of the sum of base salary that constitutes excess compensation and the award payable under the APP for the relevant plan year.

For participants hired prior to January 1, 2006 (Messrs. Lynch and Sgro), our matching contribution is equal to 50 percent of salary deferrals up to a maximum of five percent of base salary; our contributions are more limited for these participants due to their eligibility to participate in the AWWPP.

Each participant may allocate amounts credited to his or her account among several notional investments, and the value of the account will be increased or decreased to reflect deemed returns under the selected notional investments. The participant may elect to receive payment of deferred amounts in a lump sum or in annual installments, on or beginning at separation from service or a specified distribution date. See “Executive Compensation—2019 Nonqualified Deferred Compensation” beginning on page 69 of this proxy statement for additional information.

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Executive Severance Policy

Under our Executive Severance Policy, adopted in 2008, we provide severance benefits to our currently employed NEOs. Our policy is designed to provide a clear statement of the rights of our executive officers if they are involuntarily terminated without cause. Among other things, the policy provides for 18 months and 12 months of salary continuation for our CEO and each of such other currently employed NEOs, respectively, and a pro rata APP award for the year in which the termination date occurs to the extent a payment is earned under the terms of the APP. See “Executive Compensation—Potential Payments on Termination or Change in Control” beginning on page 70 of this proxy statement for further information.

Terms of Outstanding Equity Grants

2017 Omnibus Plan Grants — Continued Vesting Provisions

Acknowledging that executives serving in our CEO, CFO and COO positions consistently make decisions that are both in our short- and long-term interests, on February 14, 2018, the Compensation Committee approved the granting of long-term equity awards under the 2017 Omnibus Plan to persons serving in these roles to provide for continued vesting after retirement under certain circumstances as discussed in more detail below. This action applies to awards granted on and after February 14, 2018 to persons serving in these roles and does not impact the terms of any prior equity award.

Except as contemplated in these circumstances, we do not provide for continued vesting of long-term equity awards granted under the 2017 Omnibus Plan on account of retirement. For an executive serving in the CEO, CFO or COO role with at least three years of consecutive service in one or more of these positions, an equity award will continue to vest over the normal vesting schedule following a separation of service based upon either normal retirement or early retirement, as follows:

•	in the event of a normal retirement, defined as having attained age 60 and five years of service, 100 percent of the award will continue to vest; and
•	in the event of an early retirement, defined as having attained age 55 and five years of service, 75 percent of the award will continue to vest.

With respect to Ms. Hardwick, we agreed in her employment offer letter that she would be deemed to meet the five years of service requirement if, having achieved the required age, she retires after at least three years of continuous service in the CFO role and uses good faith efforts (as determined by the CEO) to identify and develop a successor that is ultimately approved by the CEO and the Board.

In connection with the foregoing, PSUs will continue to vest and shall be paid at the end of the three-year performance period based on actual performance.

Any stock option granted to an executive serving in the CEO, CFO and COO roles will remain exercisable for a period of two years after the retirement date. None of the stock options granted to our executives in these roles are eligible for this benefit.

2017 Omnibus Plan Grants — Non-Standard Vesting Provisions

In December 2018, the Compensation Committee agreed to amend Mr. Sgro’s February 2015 employment offer letter to provide that, for any LTPP awards that are ultimately granted by the Compensation Committee to Mr. Sgro in 2020 or 2021, the awards would have vesting provisions as follows:

LTPP Plan Year	Vesting Requirements
2020	33 1/3% on January 31, 2021 66 2/3% on January 31, 2022
2021	100% on January 31, 2022

Mr. Sgro’s PSUs for each plan year will vest in accordance with the schedule set forth above and shall be paid at the end of the three-year performance period based on actual performance.

The Compensation Committee agreed to this amendment to Mr. Sgro’s employment offer letter to encourage him to remain with the Company through at least January 31, 2022 for succession planning purposes and given his eligibility to receive fully-vested benefits under the AWWPP.

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In July 2019, the Compensation Committee agreed to amend Mr. Warnock’s amended and restated employment offer letter, effective as of May 8, 2014 and amended effective April 25, 2018, to provide that, if any LTPP awards are ultimately granted to Mr. Warnock in 2021, the awards would cliff-vest in full on January 31, 2022. Grants of PSUs made in 2021 to Mr. Warnock would vest in full on January 31, 2022 but payment would remain subject to the Compensation Committee’s determination of performance after the completion of the standard three-year performance period. The Compensation Committee agreed to this amendment to Mr. Warnock’s employment offer letter to encourage him to remain with the Company through at least January 31, 2022 for succession planning purposes. This amendment supplemented the existing provision in Mr. Warnock’s employment offer letter that called for his 2018, 2019 and 2020 LTPP awards to cliff-vest in full on January 1, 2021.

Change in Control Provisions in Equity Plans

Most of our compensation plans and policies do not contain change in control provisions affecting the compensation of our NEOs. However, under the terms of award agreements for awards granted under our predecessor equity plan, the 2007 Omnibus Equity Compensation Plan, or the 2007 Omnibus Plan, these equity awards generally would vest upon a change in control of American Water.

Upon a change of control in which American Water is not the surviving entity, the 2017 Omnibus Plan requires all unexercised options and other grants of awards thereunder to be assumed by or converted to similar awards of the acquirer company. The vesting of such assumed or converted awards will be accelerated only upon the termination of the participant’s employment within 12 months after the change in control other than for cause, death or disability. To the extent any such awards are not assumed or converted, option awards will become fully exercisable, all restrictions upon awards will lapse and all stock units will fully vest, upon the change in control. See “Executive Compensation—Potential Payments on Termination or Change in Control—Equity Awards—2017 Omnibus Plan” on page 72 of this proxy statement for further information.

Recovery of Incentive Compensation

In 2010, we instituted a policy governing the recovery of incentive compensation in the event of a material restatement of our financial results under specified circumstances. In addition, the terms of the APP and the 2017 Omnibus Plan specifically require that grants under those plans be subject to this policy. As a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which requires the SEC to direct stock exchanges to implement an executive compensation “clawback” requirement on public companies, we will amend the policy if and when final implementing rules of the SEC and the NYSE are adopted and are effective to comply with these executive compensation recovery requirements.

Tax and Accounting Considerations

Tax Considerations

Prior to January 1, 2018, under Section 162(m) of the Code, a public company was prohibited from deducting for federal income tax purposes compensation in excess of $1.0 million paid to that company’s principal executive officer and its three highest compensated executive officers (other than the principal financial officer), except that this prohibition did not generally apply to options or compensation that qualified as “performance-based compensation” as had been defined in regulations adopted under Section 162(m).

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Effective January 1, 2018, the Tax Cuts and Jobs Act, or the TCJA, repealed the performance-based compensation exemption from Section 162(m)’s deduction limit, among other changes, such that compensation paid to certain executive officers (including our chief financial officer) in excess of $1.0 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain performance-based compensation arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

For 2019, the payment of shares of common stock upon the vesting of PSUs granted under the 2007 Omnibus Plan, if determined solely by reference to the achievement of performance objectives established in awards granted prior to November 2, 2017, were structured to qualify as performance-based compensation under Section 162(m) as amended by the TCJA. RSU awards vested in 2019 were not structured to qualify as performance-based compensation because the awards vested on the basis of continued employment, rather than pre-established performance objectives. In addition, awards paid under the APP with respect to 2019 are subject to Section 162(m)’s deduction limit because, while performance-based, the award opportunities were granted after November 2, 2017.

The elimination of the performance-based compensation exemption from Section 162(m)’s deduction limit has not altered the Compensation Committee’s commitment to a pay-for-performance executive compensation program. The Compensation Committee believes that the Section 162(m) related tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that the Section 162(m) tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, retain and motivate talented, high-performing executives.

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation plans are includible in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees may be subject to additional taxes, interest and penalties. Our nonqualified deferred compensation arrangements are intended to satisfy the requirements of Section 409A.

Accounting Considerations

RSU and PSU awards are accounted for based on their grant date fair value, as determined under ASC 718, which is recognized over the service or vesting period applicable to the grant. Forfeitures are estimated, and the compensation cost of awards will be reversed if the employee does not remain employed by us throughout the service or vesting period.

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EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table sets forth information regarding the compensation of each of our NEOs for 2019.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Susan N. Story	2019	$988,462	$—	$3,325,025	$—	$1,334,300	$—	$270,668	$5,918,455
President and Chief Executive Officer (6)	2018	$944,229	$—	$2,837,113	$—	$938,600	$—	$263,172	$4,983,114
	2017	$920,984	$—	$2,250,048	$—	$970,094	$—	$215,949	$4,357,075

M. Susan Hardwick	2019	$296,150	$120,000	$479,169		$290,622	$—	$151,036	$1,336,977
Executive Vice President and Chief Financial Officer (7)

Linda G. Sullivan	2019	$366,134	$—	$852,461	$—	$—	$—	$79,775	$1,298,370
Retired Executive Vice President and Chief Financial Officer (8)	2018	$510,088	$—	$689,460	$—	$380,325	$—	$130,992	$1,710,865
	2017	$496,315	$—	$607,018	$—	$392,905	$—	$154,567	$1,650,805

Walter J. Lynch	2019	$612,053	$—	$989,955	$—	$560,861	$784,169	$76,117	$3,023,155
Executive Vice President and Chief Operating Officer (9)	2018	$581,448	$—	$873,222	$—	$419,930	$88,951	$74,567	$2,038,118
	2017	$568,193	$—	$831,491	$—	$465,365	$561,565	$80,113	$2,506,727

Michael A. Sgro	2019	$458,974	$—	$562,463	$—	$420,646	$1,614,493	$31,616	$3,088,192
Executive Vice President, General Counsel and Secretary	2018	$434,158	$—	$499,746	$—	$323,743	$487,102	$27,010	$1,771,759
	2017	$407,561	$—	$399,800	$—	$322,289	$915,642	$12,774	$2,058,066

Loyd A. Warnock	2019	$454,093	$—	$445,051	$—	$277,450	$—	$97,122	$1,273,716
Senior Vice President, External Affairs and Business Development (10)	2018	$431,534	$—	$434,575	$—	$214,149	$—	$85,733	$1,165,991
	2017	$384,479	$25,000	$341,406	$—	$201,884	$—	$100,592	$1,053,361

(1)	In 2019, the following NEOs deferred a portion of their base salary under the Employee Deferred Compensation Plan: Ms. Sullivan—$73,227; Mr. Lynch—$61,205; and Mr. Warnock—$22,705.

(2)	The amounts shown in this column reflect the aggregate grant date fair value of PSUs and RSUs granted to the NEOs. The grant date fair value of PSUs and RSUs granted in 2019 is as follows:

Name	PSUs	RSUs
Susan N. Story	$2,327,532	$997,493
M. Susan Hardwick	$335,453	$143,716
Linda G. Sullivan	$596,693	$255,768
Walter J. Lynch	$692,953	$297,002
Michael A. Sgro	$393,734	$168,729
Loyd A. Warnock	$311,527	$133,524

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With respect to the PSUs, the amounts disclosed in the table above represent the grant date fair value based upon the target outcome of the performance conditions, determined at the grant date in accordance with ASC 718. See Note 10—Stock Based Compensation in the Notes to Consolidated Financial Statements in the 2019 Form 10-K for the assumptions that were made in determining grant date fair values of the PSU and RSU awards.

The following table shows the fair value of the PSU awards at the grant date, assuming the highest level of performance was achieved:

	Grant Date Fair Value
Name	2019	2018	2017
Susan N. Story	$4,655,064	$4,009,244	$3,150,052
M. Susan Hardwick	$670,906	$—	$—
Linda G. Sullivan	$1,193,386	$974,268	$849,840
Walter J. Lynch	$1,385,906	$1,234,010	$1,164,088
Michael A. Sgro	$787,468	$706,224	$559,764
Loyd A. Warnock	$623,053	$614,108	$477,924

(3)

The amounts shown in this column constitute payments under the APP with respect to each performance year, which are generally paid in March of the next calendar year. The following NEOs deferred a portion of their APP payment with respect to 2019 under the Employee Deferred Compensation Plan: Mr. Lynch—$168,328 and Mr. Warnock—$13,872.

(4)

The amounts shown in this column reflect the aggregate changes in the actuarial present values of accumulated benefits under our defined benefit pension plans. For further information on these pension plans, see “—Pension Benefits at December 31, 2019.” None of the NEOs received “above-market” or “preferential” earnings (as defined by SEC regulation) under the Employee Deferred Compensation Plan.

(5)	The totals shown in this column for 2019 consist of:

Name	Savings Plan Company Match	Savings Plan Company Defined Contribution Account (a)	Company Contributions to Employee Deferred Compensation Plan (b)	Executive Physical	Dividend Equivalents (c)	Company- Paid Life Insurance	Relocation Benefits	Total All Other Compensation
Susan N. Story	$11,200	$14,700	$107,245	$4,985	$132,077	$461	$—	$270,668
M. Susan Hardwick	$—	$14,700	$16,106	$—	$—	$230	$120,000	$151,036
Linda G. Sullivan	$11,200	$14,700	$7,967	$3,345	$42,294	$269	$—	$79,775
Walter J. Lynch	$7,000	$—	$8,301	$2,595	$57,760	$461	$—	$76,117
Michael A. Sgro	$3,201	$—	$—	$—	$27,954	$461	$—	$31,616
Loyd A. Warnock	$11,200	$14,700	$41,768	$2,000	$22,928	$4,526	$—	$97,122

(a)

The Defined Contribution Account is an account in the Savings Plan to which American Water contributes 5.25 percent of each eligible employee’s total cash compensation (which includes annual base salary and APP payouts), subject to Code limits on compensation that may be taken into account. Generally, only employees hired on or after January 1, 2006 are eligible for this contribution.

(b)

The amounts in this column represent matching contributions with respect to 2019 made by the Company to the NEOs’ accounts in the Employee Deferred Compensation Plan. These contributions are generally paid in the second quarter of the next calendar year. For further information on this plan, see “—2019 Nonqualified Deferred Compensation.”

(c)

Dividend equivalents are paid in cash with respect to PSUs and RSUs at such time, if ever, as the PSUs or RSUs are converted to common stock. Amounts in this column reflect PSU and RSU dividend equivalents that were paid out in 2019.

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(6)	Ms. Story served as our President and Chief Executive Officer during 2019. Effective April 1, 2020, she is to retire from the Company.

(7)	Ms. Hardwick joined the Company as Executive Vice President—Finance on June 3, 2019 and has served as our Executive Vice President and Chief Financial Officer since July 1, 2019.

(8)	Ms. Sullivan served as our Executive Vice President and Chief Financial Officer until July 1, 2019 and retired from the Company as our Executive Vice President—Finance on August 1, 2019.

(9)	Mr. Lynch served as our Executive Vice President and Chief Operating Officer during 2019. Effective April 1, 2020, he is to serve as President and Chief Executive Officer.

(10)

Mr. Warnock served as our Senior Vice President, External Affairs, Communications and Public Policy from April 28, 2014 until he became our Senior Vice President, External Affairs and Business Development on August 1, 2017. Beginning on January 1, 2020, Mr. Warnock’s title became Senior Vice President, Chief External Affairs and Corporate Business Development Officer.

Comparison of Key Elements of Total Compensation

The following table presents a comparison of the key elements of total compensation for 2019 for each NEO, including the percentage of salary and bonus compared to total compensation. This section uses information contained in the 2019 Summary Compensation Table.

	Percentage of Total Compensation
Name	Total Salary and Bonus	Incentive Compensation	Change in Pension Value	Other
Susan N. Story	16.7%	78.7%	—%	4.6%
M. Susan Hardwick	31.1%	57.6%	—%	11.3%
Linda G. Sullivan	28.2%	65.7%	—%	6.1%
Walter J. Lynch	20.3%	51.3%	25.9%	2.5%
Michael A. Sgro	14.9%	31.8%	52.3%	1.0%
Loyd A. Warnock	35.7%	56.7%	—%	7.6%

Employment and Severance Agreements

Historically, we have entered into employment offer letters with our named executive officers that provide for the initial terms of their compensation. We provide below a summary of certain terms of these employment offer letters.

Effective June 3, 2019, we entered into an employment offer letter with Ms. Hardwick, which provided the initial terms of Ms. Hardwick’s compensation. In all, the compensation provided to Ms. Hardwick pursuant to the employment offer letter was substantially comparable to that provided to Ms. Sullivan. The offer letter set her initial annual base salary at $550,000. She received 2019 APP and

LTPP target award opportunities of 75 percent and 150 percent, respectively, of her annual base salary, each to be prorated based on her hire date. Ms. Hardwick’s 2019 LTPP awards were granted with the continued vesting provisions applicable to LTPP awards granted to Ms. Sullivan, except that if Ms. Hardwick were to retire before she has attained five years of service but has remained in her CFO role for a minimum of three consecutive years and has achieved the required age, she will remain eligible for the continued vesting provisions, so long as she has used reasonable good faith efforts to identify a successor for her position that is approved by the CEO and the Board.

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In lieu of receiving customary benefits under our standard relocation benefit plan for executives, Ms. Hardwick received a $120,000 cash payment, less applicable withholdings, and she received a one-time cash sign-on bonus of $120,000.

To provide for Mr. Lynch’s compensation in his new role as our President and Chief Executive Officer, we entered into an employment offer letter with Mr. Lynch, dated February 12, 2020 and effective April 1, 2020, which was unanimously approved by the independent members of the Board upon the unanimous recommendation of the Compensation Committee and Semler Brossy. The employment offer letter provides for the following terms, effective April 1, 2020:

•	Mr. Lynch’s annual base salary is to be set at $925,000.
•	Mr. Lynch is to receive a 2020 APP award opportunity, with a target of 100 percent of his annual base salary, prorated to reflect the portions of the year he serves as Executive Vice President and Chief Operating Officer and will serve as President and Chief Executive Officer.
•	In addition to standard LTPP awards granted to him on February 11, 2020 in his role as Executive Vice President and Chief Operating Officer (based on his current target award opportunity percentage of 165 percent and annual base salary of approximately $634,000), he was granted additional LTPP awards effective April 1, 2020 equal to the difference between the fair value of LTPP grants he would be eligible to receive as President and Chief Executive Officer as of April 1, 2020 based on a target award opportunity of 275 percent and his then annual base salary, and the fair value of the February 11, 2020 LTPP grants, and with standard terms and vesting conditions substantially similar to those granted to Mr. Lynch in 2019, including the post-retirement continued vesting provisions applicable to the Company’s executives serving in the CEO, CFO and COO roles.
•	Mr. Lynch will continue to participate in the Executive Severance Policy.
•	Mr. Lynch will continue to be eligible to receive benefits under the AWWPP and the ERP.
•	Mr. Lynch will continue to be eligible to participate in the Employee Nonqualified Deferred Compensation Plan and the Savings Plan.
•	Mr. Lynch will continue to be subject to our executive stock ownership guidelines, and beginning April 1, 2020, he will be required to own common stock with a value of at least six times his annual base salary.

In December 2018, the Compensation Committee agreed to amend Mr. Sgro’s February 2015 employment offer letter to provide for accelerated vesting of any LTPP awards that may be granted to him in 2020 or 2021. See “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants—2017 Omnibus Plan Grants—Continued Vesting Provisions” on page 57 of this proxy statement for more information.

In connection with the commencement of his employment in April 2014, we entered into an employment offer letter with Mr. Warnock that provided, among other things, that, if the Compensation Committee grants awards to eligible employees in 2018 or 2019, any such grants made to Mr. Warnock will vest on January 1, 2020. In February 2018, we and Mr. Warnock amended this provision to also include grants made in 2020 and to change the vesting date for all LTPP grants made to Mr. Warnock in 2018, 2019 and 2020 to January 1, 2021. In July 2019, we and Mr. Warnock amended this provision again to include LTPP grants made in 2021 and to provide that those LTPP grants will cliff-vest in full on January 31, 2022. Furthermore, the employment offer letter provides that Mr. Warnock is entitled to receive severance benefits under the Executive Severance Policy.

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2019 Grants of Plan-Based Awards

The following table presents certain information regarding plan-based awards granted to our NEOs during the fiscal year ended December 31, 2019:

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Susan N. Story
APP	2/14/2019	2/14/2019	$1,100,000	$2,200,000	—	—	—	—	—
PSU	2/14/2019	2/14/2019	—	—	2,636	10,544	21,088	—	$1,163,741
PSU	2/14/2019	2/14/2019	—	—	2,992	11,967	23,934	—	$1,163,791
RSU	2/14/2019	2/14/2019	—	—	—	—	—	10,257	$997,493
M. Susan Hardwick
APP	6/3/2019	4/30/2019	$239,589	$479,178	—	—	—	—	—
PSU	6/3/2019	4/30/2019	—	—	233	931	1,862	—	$167,785
PSU	6/3/2019	4/30/2019	—	—	368	1,470	2,940	—	$167,668
RSU	6/3/2019	4/30/2019	—	—	—	—	—	1,260	$143,716
Linda G. Sullivan
APP	2/14/2019	2/14/2019	—	—	—	—	—	—	—
PSU	2/14/2019	2/14/2019	—	—	676	2,703	5,406	—	$298,330
PSU	2/14/2019	2/14/2019	—	—	767	3,068	6,136	—	$298,363
RSU	2/14/2019	2/14/2019	—	—	—	—	—	2,630	$255,768
Walter J. Lynch
APP	2/14/2019	2/14/2019	$462,375	$924,750	—	—	—	—	—
PSU	2/14/2019	2/14/2019	—	—	785	3,139	6,278	—	$346,451
PSU	2/14/2019	2/14/2019	—	—	891	3,563	7,126	—	$346,502
RSU	2/14/2019	2/14/2019	—	—	—	—	—	3,054	$297,002
Michael A. Sgro
APP	2/14/2019	2/14/2019	$346,781	$693,562	—	—	—	—	—
PSU	2/14/2019	2/14/2019	—	—	446	1,784	3,568	—	$196,900
PSU	2/14/2019	2/14/2019	—	—	506	2,024	4,048	—	$196,834
RSU	2/14/2019	2/14/2019	—	—	—	—	—	1,735	$168,729
Loyd A. Warnock
APP	2/14/2019	2/14/2019	$228,730	$457,460	—	—	—	—	—
PSU	2/14/2019	2/14/2019	—	—	353	1,411	2,822	—	$155,732
PSU	2/14/2019	2/14/2019	—	—	401	1,602	3,204	—	$155,795
RSU	2/14/2019	2/14/2019	—	—	—	—	—	1,373	$133,524

(1)

These columns present target and maximum APP payout opportunities. The actual payments that were made under the APP for 2019 performance are shown in the 2019 Summary Compensation Table. There is no specified minimum award for participants in the APP, and therefore we did not include a column in the table for the threshold amount of such award. For further information on the APP, see “Compensation Discussion and Analysis—2019 Compensation—2019 Annual Performance Plan” beginning on page 46 of this proxy statement.

(2)

These columns present threshold, target and maximum payout opportunities under the LTPP with respect to our PSUs. For further information on the LTPP, under which the PSUs were granted, see “Compensation Discussion and Analysis—2019 Compensation—2019 Long-Term Performance Plan” beginning on page 49 of this proxy statement.

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(3)

This column reflects grants of RSUs. For further information on the LTPP, under which the RSUs were granted, see “Compensation Discussion and Analysis—2019 Compensation—2019 Long-Term Performance Plan” beginning on page 49 of this proxy statement.

(4)	This column represents the grant date fair values of the PSUs and RSUs, determined in accordance with ASC 718. See footnote (2) to the 2019 Summary Compensation Table for additional information.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table presents information regarding equity awards held by our NEOs at December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Susan N. Story
	2/20/2014	29,944	—	$44.06	12/31/2020	—	$—	—	$—
	5/9/2014	14,966	—	$46.26	12/31/2020	—	$—	—	$—
	2/17/2015	45,089	—	$52.75	12/31/2021	—	$—	—	$—
	2/16/2016	54,628	—	$65.15	12/31/2022	—	$—	—	$—
	2/14/2017	—	—	—	—	3,091	$379,729	21,632	$2,657,491
	2/14/2018	—	—	—	—	7,086	$870,515	25,592	$3,143,977
	2/14/2019	—	—	—	—	10,257	$1,260,072	22,511	$2,765,476
M. Susan Hardwick
	6/3/2019	—	—	—	—	1,260	$154,791	2,401	$294,963
Linda G. Sullivan
	2/17/2015	18,519	—	$52.75	12/31/2021	—	$—	—	$—
	2/14/2017	—	—	—	—	—	$—	3,890	$477,887
	2/14/2018	—	—	—	—	1,292	$158,722	5,183	$636,732
	2/14/2019	—	—	—	—	1,972	$242,260	4,329	$531,818
Walter J. Lynch
	2/17/2015	8,454	—	$52.75	12/31/2021	—	$—	—	$—
	2/16/2016	24,617	—	$65.15	12/31/2022	—	$—	—	$—
	2/14/2017	—	—	—	—	1,142	$140,295	7,994	$982,063
	2/14/2018	—	—	—	—	2,182	$268,059	7,877	$967,689
	2/14/2019	—	—	—	—	3,054	$375,184	6,702	$823,341
Michael A. Sgro
	2/14/2017	—	—	—	—	549	$67,445	3,844	$472,235
	2/14/2018	—	—	—	—	1,248	$153,317	4,508	$553,808
	2/14/2019	—	—	—	—	1,735	$213,145	3,808	$467,813
Loyd A. Warnock
	2/14/2017	—	—	—	—	469	$57,617	3,282	$403,194
	2/14/2018	—	—	—	—	1,628	$200,000	3,920	$481,572
	2/14/2019	—	—	—	—	1,373	$168,673	3,013	$370,147

(1)

In December 2016, the Compensation Committee approved a change to the LTPP to eliminate the issuance of stock options. The options granted in 2013 through 2016 vest in equal increments on January 1 of each of the three years next following the year in which the options were granted.

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(2)

This column reflects RSUs that are not subject to performance conditions and will vest in equal increments on January 1 or January 31 of each of the three years following the year in which the RSUs were granted, and subject to continued employment through each vesting date, except that Mr. Warnock’s 2018 and 2019 RSUs will cliff-vest in full on January 1, 2021, subject to continued employment through that date.

(3)	The market value of the RSUs and PSUs is based on the $122.85 closing price of a share of our common stock on December 31, 2019, as reported by the NYSE.

(4)

This column reflects PSUs that are subject to performance conditions and time-vest in equal increments on January 1, 2020 and 2021 for the PSUs that were granted in 2017 and 2018 and on January 31, 2022 for the PSUs that were granted in 2019, subject to continued employment through each such time-vesting date, except that Mr. Warnock’s 2018 and 2019 PSUs will time-vest in full on January 1, 2021, subject to continued employment through that date. The number of shares disclosed in this column represents the number of shares that would vest if target performance is achieved.

2019 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and vesting of RSUs and PSUs held by our NEOs, each during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Valued Realized on Vesting ($)(2)
Susan N. Story	28,457	$2,050,896	30,325	$2,828,423
M. Susan Hardwick	—	$—	—	$—
Walter J. Lynch	25,453	$1,672,785	12,907	$1,205,734
Linda G. Sullivan	39,754	$2,729,230	9,490	$886,357
Michael A. Sgro	6,680	$331,358	6,307	$588,917
Loyd A. Warnock	9,502	$502,873	4,854	$454,630

(1)	Based on the difference between the closing price of a share of common stock on the date of exercise and the exercise price of the options.

(2)

Represents the aggregate market value of the shares realized on vesting, calculated by multiplying the vested number of shares by the closing price of a share of common stock on the date the applicable RSUs or PSUs vested (or on the last trading day prior thereto when the vesting occurs on a non-trading day).

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Pension Benefits at December 31, 2019

The following table presents certain information regarding pension benefits for each of our NEOs at December 31, 2019.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Susan N. Story	N/A (2)	N/A	N/A	N/A
M. Susan Hardwick	N/A (2)	N/A	N/A	N/A
Linda G. Sullivan	N/A (2)	N/A	N/A	N/A
Walter J. Lynch (3)	ERP	15	$2,551,135	N/A
	AWWPP	15	$835,714	N/A
Michael A. Sgro (3)	ERP	26	$3,795,781	N/A
	AWWPP	26	$1,958,204	N/A
Loyd A. Warnock	N/A (2)	N/A	N/A	N/A

(1)

Amounts shown reflect the present value of the accumulated benefit as of December 31, 2019. All amounts for the AWWPP and the ERP were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate pension values at the following measurement dates:

•

In 2019, for discounting annuity payments, we used a discount rate of 3.44 percent and mortality table of RP2014 projected using Scale MP2018 generational, and for calculating lump sums, we used an interest rate of 3.44 percent and the IRS Prescribed Table for Lump Sums for 2020 for payment expected in 2020 and IRS Prescribed Table for 2021 for payments thereafter.

•

In 2018, for discounting annuity payments, we used a discount rate of 4.38 percent and mortality table of RP2014 projected using Scale MP2018 generational, and for calculating lump sums, we used an interest rate of 4.38 percent and the IRS Prescribed Table for Lump Sums for 2018.

(2)	Since Mses. Story, Hardwick and Sullivan and Mr. Warnock were hired after January 1, 2006, they do not participate in the AWWPP or the ERP.

(3)	Messrs. Lynch and Sgro are eligible for a subsidized early retirement benefit payable in the form of an annuity under the provisions of the AWWPP and the ERP.

For further information on American Water’s defined benefit pension plans, see “—Potential Payments on Termination or Change in Control—AWWPP and ERP.”

Description of Pension and Other Retirement Plans

AWWPP

The AWWPP is a qualified pension plan that is generally available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP generally provides participants hired on or after July 1, 2001 but before January 1, 2006 with a pension benefit equal to 1.6 percent of final average pay multiplied by years of service.

For participants hired prior to July 1, 2001, including Messrs. Lynch and Sgro, the AWWPP provides a grandfathered benefit. For years of service beginning prior to July 1, 2001, the grandfathered benefit is calculated to be:

•	1.85 percent of the final average pay up to the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus

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•	2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus
•	0.7 percent of final average pay multiplied by years of service in excess of 25.

For years of service beginning July 1, 2001 or later, the grandfathered benefit is calculated to be:

•	1.6 percent of final average pay up to the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus
•	2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus
•	1.6 percent of final average pay multiplied by years of service in excess of 25.

Final average pay is defined for purposes of the plan as the average sum of base pay plus APP payout for the highest 60 consecutive months out of the final 120 months of employment. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s age is at least 55 and the employee has attained a service requirement that varies based on whether the employee is in a grandfathered group and, if so, the location of such group. Benefits vest in the AWWPP upon completion of five years of service.

Messrs. Lynch and Sgro are vested in their pension benefits. The normal form of payment is a single life annuity for single participants and a 50 percent joint and survivor annuity for married participants. The 50 percent joint and survivor annuity benefit amount is determined to be actuarially equivalent to the single life annuity amount. Effective on January 1, 2019, participants, including Messrs. Lynch and Sgro, may opt to receive a lump sum payment at retirement.

The plan provisions include a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62. As of January 1, 2019, the plan provides that non-NEO participants will receive a benefit that is guaranteed to be not less than their age 62 early retirement benefit, regardless of changes in compensation or status.

ERP

The ERP is a nonqualified defined benefit pension plan that is available to eligible employees who commenced employment with us prior to January 1, 2006. The ERP provides benefits under a restoration formula that mirrors the benefit formulas under the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Code and including deferred compensation in calculating final average pay. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Messrs. Lynch and Sgro participate in this nonqualified pension plan and are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to their prior nonqualified plan formulas. Messrs. Lynch and Sgro are vested in this nonqualified pension benefit. Upon retirement, nonqualified plan benefits are payable as a lump sum unless the participant has elected an alternate form of payment pursuant to regulations under Section 409A of the Code. Each of Messrs. Lynch and Sgro will receive his benefits as an annuity. Upon voluntary termination of employment prior to eligibility for early or normal retirement, nonqualified benefits are payable as deferred (to age 65) annuities or lump sum equivalents of such deferred annuities. All nonqualified plan lump sums are calculated as the present value of deferred or immediate single life annuities.

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2019 Nonqualified Deferred Compensation

The following table presents certain information regarding the nonqualified deferred compensation benefits of each of our NEOs for 2019.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Susan N. Story	$—	$107,245	$948,775	$—	$6,413,818
M. Susan Hardwick	$—	$16,106	$—	$—	$16,106
Linda G. Sullivan	$73,227	$7,967	$32,673	$(284,771)	$275,039
Walter J. Lynch	$229,463	$8,301	$290,372	$(24,881)	$1,775,654
Michael A. Sgro	$—	$—	$—	$—	$—
Loyd A. Warnock	$36,577	$41,768	$38,425	$—	$329,251

(1)	The following amounts in this column are also reported as compensation to the NEOs in the 2019 Summary Compensation Table in the columns indicated:

Name	Salary	Non-Equity Incentive Plan Compensation
Susan N. Story	$—	$—
M. Susan Hardwick	$—	$—
Linda G. Sullivan	$73,227	$—
Walter J. Lynch	$61,205	$168,258
Michael A. Sgro	$—	$—
Loyd A. Warnock	$22,705	$13,872

(2)	The amounts in this column are also reported as compensation to the NEOs in the 2019 Summary Compensation Table in the “All Other Compensation” column.

(3)

The following amounts were reported in the Summary Compensation Table in previous years as compensation to the listed NEOs: Ms. Story—$4,649,222; Ms. Sullivan—$407,144; Mr. Lynch—$1,095,872; and Mr. Warnock—$210,126.

Description of the Employee Deferred Compensation Plan

For our NEOs, the Employee Deferred Compensation Plan permits the deferral of up to 20 percent of a participant’s base salary and up to 100 percent of a participant’s bonus each year on a tax-advantaged basis. It also provides for annual matching contributions determined by the following formula for our current NEOs hired on or after January 1, 2006, namely Mses. Story and Hardwick, and Mr. Warnock:

•	the sum of:
▪	100 percent of a participant’s voluntary deferrals for the year, up to a maximum of three percent of the sum of the participant’s base salary and bonus; and
▪	50 percent of a participant’s voluntary deferrals for the year, up to a maximum of the next two percent of the sum of the participant’s base salary and bonus, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

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In addition, we make annual contributions for our named executive officers hired on or after January 1, 2006, equal to the sum of:

•	5.25 percent of the NEO’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Code with respect to the year; and
•	5.25 percent of the NEO’s bonus.

For our NEOs hired before January 1, 2006, namely Messrs. Lynch and Sgro, the matching contribution formula is:

•	50 percent of a participant’s base salary deferrals for the year, up to a maximum of five percent of the participant’s base salary, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

NEOs hired before January 1, 2006 are not eligible to receive the 5.25 percent annual contributions described above. A participant’s deferred compensation accounts are credited with returns in accordance with the deemed investment options, consistent with those offered under the Savings Plan, as elected by the participant from time to time at the participant’s discretion. For 2019, these deemed investment options experienced annual rates of returns of between 2.13 percent and 33.54 percent.

Participants are immediately vested in all contributions to the Employee Deferred Compensation Plan, except for the 5.25 percent annual contributions, which vest, unless otherwise determined by the Compensation Committee, at the earliest of:

•	completion of five years of service;
•	attainment of age 65;
•	death; or
•	a change in control.

Participants may elect to receive their account balances at any of the following times:

•	a separation from service; or
•	a specified distribution date.

Participants may elect to take a distribution of their accounts in the form of a lump sum or in annual installments paid over a period of between two and 10 years.

Potential Payments on Termination or Change in Control

This section describes the plans and arrangements that provide for payments to the named executive officers in connection with the termination of the executive’s employment, a change in control of American Water or a change in the executive’s responsibilities.

Executive Severance Policy

Our Executive Severance Policy provides severance benefits to executives whose employment are involuntarily terminated by American Water for reasons other than cause.

The determination of whether an executive’s employment is terminated for cause will be made at the sole discretion of the Board. Under the policy, our CEO will receive 18 months, and other NEOs will receive 12 months, base salary in the form of base salary continuation and a pro rata APP award for the year in which the termination occurs to the extent a payment is earned under the terms of the APP.

Eligible executives are entitled to continued health, dental and vision coverage based on their years of service, in the amount of: eight weeks of coverage for less than five years of service; 12 weeks of coverage for at least five years but less than 10 years of service; and 16 weeks of coverage for 10 or more years of service. They are also entitled to life insurance coverage and continued participation in the employee assistance plan for the number of months of their severance benefits, as well as 12 months of outplacement services. Executives also receive credit for their severance period for purposes of vesting under the ERP. In order to receive severance benefits

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under the Executive Severance Policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Severance benefits payable under the

Executive Severance Policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

Employee Deferred Compensation Plan

A summary of the terms of the Employee Deferred Compensation Plan is provided above under “—Description of the Employee Deferred Compensation Plan.” This section describes the payments that would be made under that plan upon various types of termination. NEOs are immediately vested in all their contributions to the Employee Deferred Compensation Plan, and unless otherwise determined by the Compensation Committee, become vested in our 5.25 percent annual contributions upon completion of five years of service, attainment of age 65, a change of control or death. A participant who is terminated for other than cause will receive the participant’s vested portion of his or her account balance. Upon a termination for cause, all employer contributions to this plan would be forfeited by the participant, but the participant would still be entitled to his or her elective deferrals and related income. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death. The tables below under “—Quantification of Potential Payments on Termination or Change in Control” in this section reflect the amounts each named executive officer would have been entitled to receive given a termination on December 31, 2019.

AWWPP and ERP

Our retirement plans are described above under “—Pension Benefits at December 31, 2019.” This section describes the payments that would be made under the retirement plans upon various types of termination of employment.

Voluntary and involuntary terminations of employment—Each of Messrs. Lynch and Sgro would have been entitled to benefits from the AWWPP and the ERP upon voluntary or involuntary termination of employment at December 31, 2019. Mr. Lynch’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 58, is $36,294. Mr. Lynch would also receive an annual ERP benefit of $101,964 as of December 31, 2019. Mr. Sgro’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 62, is $119,777 as of December 31, 2019. Mr. Sgro would also receive an annual ERP benefit of $241,710 as of December 31, 2019.

Retirement—At December 31, 2019, Messrs. Lynch and Sgro were eligible for early retirement benefits under the AWWPP and the ERP as described in the previous section.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the ERP in the same manner as benefits payable upon early retirement, except that disability benefits are payable immediately and without reduction for early commencement. AWWPP benefits are payable as annuities; ERP disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. Messrs. Lynch and Sgro, each of whom has completed the required 10 years of service, qualify for disability benefits.

Death—If either of Messrs. Lynch or Sgro had died on December 31, 2019, his surviving spouse or named beneficiary would have received benefits under the AWWPP and the ERP calculated as if he had immediately elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been equivalent to that payable to him as an immediate annuity based on his current age early retirement factor, in the form of a 100 percent joint and survivor factor based on his and his survivors’ current age. The benefit under the ERP would have

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been paid as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

For purposes of reporting these benefits in the termination tables below, we assumed that Messrs. Lynch and Sgro are married and used their spouses’ actual ages.

Equity Awards

2017 Omnibus Plan

In the event of a change of control in which American Water is not the surviving entity, the 2017 Omnibus Plan requires that all unexercised options and other grants of awards thereunder be assumed by or converted to similar options or awards of the acquirer company. To the extent any such options or awards are not assumed or converted, then all such options become fully exercisable, all restrictions upon awards will lapse and all stock units will fully vest, upon the change of control.

If a grant is assumed in connection with a change of control, and if, within the 12-month period following the occurrence of such change in control, the participant ceases to be employed by, or providing service to, the surviving corporation (or a parent or subsidiary of the surviving corporation) on account of:

•	a termination of such participant’s employment by the surviving corporation (or a parent or subsidiary of the surviving corporation) for any reason other than due to cause (as defined in the 2017 Omnibus Plan), death or disability (as defined in the 2017 Omnibus Plan), or
•	a termination of employment or service by the participant for good reason (as defined in the 2017 Omnibus Plan),

then as of the date of such termination of employment or service:

•	all awards will be accelerated;
•	all restrictions and conditions upon awards will lapse; and
•	all stock units will be fully vested.

Notwithstanding the foregoing, in the event of a change of control, the Compensation Committee may take any of the following actions with respect to any outstanding grants:

•	accelerate all outstanding options;
•	lapse all restrictions and conditions on outstanding stock awards;
•	vest all outstanding stock units;
•	require participants to surrender their outstanding options in exchange for payment;
•	terminate any unexercised options after giving participants an opportunity to exercise their options; and
•	determine that participants receive a payment in settlement of outstanding stock awards, stock units, dividend equivalents or other stock-based awards.

On February 14, 2018, the Compensation Committee approved the granting of long-term equity awards under the 2017 Omnibus Plan to persons serving in the CEO, CFO and COO roles to provide for continued vesting of these equity awards after retirement under certain circumstances. This action applies to long-term equity awards granted on and after February 14, 2018 and does not impact the terms of any prior equity award. For further information, see “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants—2017 Omnibus Plan Grants—Continued Vesting Provisions” on page 57 of this proxy statement.

2007 Omnibus Plan

Vesting of our stock options, PSU and RSU awards under the 2007 Omnibus Plan, will be accelerated or forfeited upon certain events as follows:

•	All stock options will vest in full upon a participant’s death or disability, or upon a change of control.
•	Upon a change of control, RSUs will vest in full and PSUs will performance-vest with respect to the portions of a PSU award that has already time-vested, based upon the assumption that target performance is achieved.
•	Upon death or disability, the PSUs will ultimately performance-vest with respect to the tranches of PSU awards that already have time-vested, based upon actual performance as determined at the end of the performance period.
•	All unvested RSUs for NEOs will be immediately forfeited upon death or disability.

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Quantification of Potential Payments on Termination or Change in Control

The following tables quantify the potential payments and benefits to which the named executive officers would have been entitled to receive if one of several different termination of employment or change in control events occurred on December 31, 2019, except that, in accordance with SEC rules, with respect to Ms. Sullivan, we have quantified her benefit upon voluntary termination, which occurred effective August 1, 2019. The amounts shown in the tables do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including accrued salary and vacation pay, Savings Plan benefits, continued health and welfare coverage following an involuntary termination of employment and coverage under COBRA. All employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed, which benefit is also not included in the tables below.

With regard to all RSUs subject to time-based vesting at December 31, 2019, the assumed values of the awards are shown in the table in the applicable columns. With regard to PSUs that remain subject to performance-based vesting following the acceleration of time-based vesting, we have assumed that shares will be issued in respect of the PSUs based on target performance, and that dividend equivalents will continue to accrue through the duration of the applicable performance period. For RSUs and PSUs, the values shown in the tables are based on the number of RSUs or PSUs multiplied by $122.85. In addition, the value of accumulated dividends (and, for awards that remain subject to performance conditions through the end of the performance period, expected dividends for the remainder of the performance period) was included.

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Susan N. Story	Cash Severance	$—	$—	$2,600,000	$—	$—	$2,600,000	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$6,343,767	$6,343,767	$6,343,767	$6,343,767	$—	$6,343,767	$6,343,767	$6,343,767	$6,343,767
	Life Insurance and Employee Assistance Program	$—	$—	$461	$—	$—	$461	$—	$—	$—
	RSUs and PSUs	$—	$6,333,574	$—	$—	$—	$11,395,767	$8,457,031	$8,457,031	$3,169,611

	Total	$6,343,767	$12,677,341	$8,959,228	$6,343,767	$—	$20,339,995	$14,800,798	$14,800,798	$9,513,378

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Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
M. Susan Hardwick	Cash Severance	$—	$—	$789,589	$—	$—	$789,589	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$—	$—	$—	$—	$—	$7,148	$—	$7,148	$7,148
	Life Insurance and Employee Assistance Program	$—	$—	$230	$—	$—	$230	$—	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$456,911	$—	$—	$—

	Total	$—	$—	$804,819	$—	$—	$1,253,878	$—	$7,148	$7,148

Name	Benefit	Voluntary Termination
Linda G. Sullivan	Deferred Compensation Benefits	$275,039
	RSUs and PSUs	$1,581,810

	Total	$1,856,849

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Walter J. Lynch	Cash Severance	$—	$—	$1,078,875	$—	$—	$1,078,875	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$1,607,396	$1,607,396	$1,607,396	$1,607,396	$—	$1,607,396	$1,607,396	$1,607,396	$1,607,396
	Nonqualified Pension Benefits	$1,928,607	$1,928,607	$1,928,607	$1,928,607	$1,928,607	$1,928,607	$3,187,781	$1,824,004	$1,928,607
	Qualified Pension Benefits	$682,985	$682,985	$682,985	$682,985	$682,985	$682,985	$1,091,978	$661,328	$682,985
	Life Insurance and Employee Assistance Program	$—	$—	$461	$—	$—	$461	$—	$—	$—
	RSUs and PSUs	$—	$1,917,525	$—	$—	$—	$3,662,198	$2,685,187	$2,685,187	$1,171,281

	Total	$4,218,988	$6,136,513	$5,313,324	$4,218,988	$2,611,592	$8,960,522	$8,572,342	$6,777,915	$5,390,269

74	American Water | 2020 Proxy Statement

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Michael A. Sgro	Cash Severance	$—	$—	$809,156	$—	$—	$809,156	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Nonqualified Pension Benefits	$3,694,434	$3,694,434	$3,694,434	$3,694,434	$3,694,434	$3,694,434	$3,795,781	$3,296,114	$3,694,434
	Qualified Pension Benefits	$1,919,825	$1,919,825	$1,919,825	$1,919,825	$1,919,825	$1,919,825	$2,053,449	$1,838,276	$1,919,825
	Life Insurance and Employee Assistance Program	$—	$—	$461	$—	$—	$461	$—	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,983,623	$522,094	$522,094	$563,205

	Total	$5,614,259	$5,614,259	$6,438,876	$5,614,259	$5,614,259	$8,407,499	$6,371,324	$5,656,484	$6,177,464

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Loyd A. Warnock	Cash Severance	$—	$—	$686,190	$—	$—	$686,190	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$289,714	$289,714	$289,714	$289,714	$—	$289,714	$289,714	$289,714	$289,714
	Life Insurance and Employee Assistance Program	$—	$—	$4,526	$—	$—	$4,526	$—	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,730,585	$280,513	$280,513	$480,897

	Total	$289,714	$289,714	$995,430	$289,714	$—	$2,711,015	$570,227	$570,227	$770,611

(1)

Pension and deferred compensation amounts shown in this column assume a termination of employment (other than an involuntary termination for cause) following a change in control. RSU and PSU amounts shown in this column are payable upon a change in control, without a termination of employment.

American Water | 2020 Proxy Statement	75

CEO Pay Ratio

The Compensation Committee reviewed a comparison of our CEO total compensation for fiscal year 2019 as reported in the Summary Compensation Table of this proxy statement to the median annual total compensation of our U.S. employees for the same period. Our identification of our median employee and our CEO to median employee pay ratio were calculated in a manner we believe to be consistent with Item 402(u) of Regulation S-K. In this regard:

•	We identified the median employee in 2019 by examining the 2019 W-2 earnings for all individuals, excluding our CEO, located in the United States who were employed by us on December 31, 2019. We believe the use of W-2 earnings represents an objective, easily understood and consistently applied measure of compensation paid across our entire employee base.
•	We included 6,806 employees located in the United States as of December 31, 2019, which includes full-time, part-time, seasonal and temporary employees.
We did not have any employees located outside of the United States as of December 31, 2019.
•	We did not include leased employees or independent contractors.
•	We did not make any assumptions, adjustments (such as cost-of-living adjustments) or estimates with respect to W-2 income other than annualizing the compensation of permanent employees that were employed as of December 31, 2019 but were employed for less than the full year.

After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for our NEOs in the 2019 Summary Compensation Table. The annual total compensation for fiscal year 2019 for our CEO and for the median employee was $5,918,455 and $85,855, respectively. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2019 is 69 to 1.

As contemplated by Item 402(u) of Regulation S-K and related interpretations, we relied on methods and assumptions that we determined to be reasonable and appropriate for this calculation. Other public companies may use different methods and assumptions. It may therefore be difficult, for this and other reasons, to compare our reported ratio to those reported by other companies.

76	American Water | 2020 Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Mses. Goss, Harris, Hagen and Johnson served as members of the Compensation Committee during fiscal year 2019. With respect to interlocks and insider participation involving members of our Compensation Committee during fiscal year 2019:

•	None of these individuals were an officer or employee of us or any of our subsidiaries during fiscal year 2019 or any prior fiscal year.
•	None of these individuals had any relationship with us or any of our subsidiaries during 2019 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons.
•	None of our executive officers served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal year 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of December 31, 2019.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
Equity compensation plans approved by security holders	727,976(1)	$56.80(2)	8,575,393	(3)
Equity compensation plans not approved by security holders	—	—	—

Total	727,976(1)	$56.80(2)	8,575,393

(1)

Represents the number of shares of common stock subject to outstanding awards under the 2007 Omnibus Plan and the 2017 Omnibus Plan, including RSU awards and the target number of shares issuable under PSU awards, as of December 31, 2019.

(2)

Represents the weighted-average exercise price as to options issued under the 2007 Omnibus Plan to purchase in the aggregate 293,690 shares of common stock. Since RSU and PSU awards under the 2007 Omnibus Plan or the 2017 Omnibus Plan do not have an exercise price, the weighted-average exercise price in column (b) does not take these awards into account.

(3)

Includes the balance of shares issuable under the current American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan. During the purchase period beginning December 1, 2019 and ending February 28, 2020, 24,115 shares were subject to purchase, which shares have not been deducted from this amount.

American Water | 2020 Proxy Statement	77

AUDIT, FINANCE AND RISK COMMITTEE REPORT

The Audit, Finance and Risk Committee assists the Board in its oversight of the integrity of American Water’s financial statements, compliance with legal and regulatory requirements, oversight of risk management, review of the Company’s capital and financing plans and the performance of the internal audit function. Management is responsible for American Water’s internal controls, financial reporting process and compliance with legal and regulatory requirements. PricewaterhouseCoopers LLP, American Water’s independent registered public accounting firm, is responsible for performing an independent audit of American Water’s consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of American Water’s internal control over financial reporting.

In this context, the Audit, Finance and Risk Committee hereby reports as follows:

1.	The Audit, Finance and Risk Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2019.

2.	The Audit, Finance and Risk Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP our system of internal control over financial reporting.

3.	The Audit, Finance and Risk Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, “Communications with Audit Committees.”

4.

The Audit, Finance and Risk Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit, Finance and Risk Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussion referred to above, the Audit, Finance and Risk Committee recommended to the Board that the audited financial statements be included in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Respectfully submitted,

Martha Clark Goss (Chair)

Jeffrey N. Edwards

Patricia L. Kampling

George MacKenzie

Lloyd M. Yates

78	American Water | 2020 Proxy Statement

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit, Finance and Risk Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit, Finance and Risk Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

The Audit, Finance and Risk Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for American Water during the fiscal year ending December 31, 2020. PricewaterhouseCoopers LLP has served as our auditor since 1948. The Audit, Finance and Risk Committee and the Board have recommended that the shareholders ratify this appointment.

The Audit, Finance and Risk Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. A new audit partner began his five-year rotation in the first quarter of 2018.

The Audit, Finance and Risk Committee and the Board believe that the continued retention of

PricewaterhouseCoopers LLP as the Company’s independent auditor is in the best interests of the Company and its shareholders. Although shareholder ratification is not required by our organizational documents, or applicable law, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of PricewaterhouseCoopers LLP.

If our shareholders fail to ratify this appointment, the Audit, Finance and Risk Committee may reconsider its selection; however, it is under no obligation to engage a different auditing firm. Even if the selection is ratified, the Audit, Finance and Risk Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit, Finance and Risk Committee believes that such a change would be in the best interests of the Company and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from shareholders at the meeting.

American Water | 2020 Proxy Statement	79

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees paid to PricewaterhouseCoopers LLP for professional services rendered with respect to 2019 and 2018. All of the services described in the footnotes to the table below were approved in advance by the Audit, Finance and Risk Committee (or its predecessor), in accordance with its policy on the pre-approval of services to be provided by our independent registered public accounting firm.

	Fiscal Year 2019	Fiscal Year 2018
Audit Fees (1)	$4,178,000	$3,905,000
Audit-Related Fees (2)	—	295,000
Tax Fees (3)	195,000	195,000
All Other Fees (4)	8,000	8,000

Total	$4,381,000	$4,403,000

(1)

Represents fees for professional services rendered in connection with the Company’s annual consolidated financial statements, interim financial statements included in our Form 10-Qs, annual subsidiary audits and services in connection with comfort letters, consents and procedures related to documents filed with the SEC.

(2)	Represents fees for professional services rendered in connection with the implementation of new accounting standards and attestation services.

(3)	Represents fees for professional services in connection with the review of the Company’s federal and state tax returns and tax advice related to tax compliance, tax planning and tax refund claims.

(4)	Represents fees for software licensing fees for disclosure checklists and accounting research tools.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee is required to approve in advance all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. As permitted by the Company’s pre-approval policy, the Audit, Finance and Risk Committee has delegated to its Chair the authority to pre-approve audit and permitted non-audit services to be provided by its independent registered public accounting firm and associated fees of up to $100,000 in the aggregate. The Chair of the Audit, Finance and Risk Committee must report any pre-approval of services pursuant to this delegated authority to the full Audit, Finance and Risk Committee at its next regularly scheduled meeting following the pre-approval, which report then resets the authority limit to $100,000.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment, by the Audit, Finance and Risk Committee, of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2020.

80	American Water | 2020 Proxy Statement

CERTAIN BENEFICIAL OWNERSHIP MATTERS

Security Ownership of Management

The following table sets forth information as of March 17, 2020, regarding the beneficial ownership of common stock by:

•	each director;
•	each director nominee;
•	each NEO included in the 2019 Summary Compensation Table; and
•	all of the Company’s directors and executive officers as a group.

As of March 17, 2020, 181,019,619 shares of common stock were issued and outstanding. The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or rights held by that person that are currently exercisable or will become exercisable on or before May 16, 2020 (60 days after March 17, 2020), are deemed to be currently outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Unless otherwise noted below:

•	the address for each beneficial owner in the table below is c/o American Water Works Company, Inc., 1 Water Street, Camden, New Jersey 08102-1658; and
•	subject to applicable community property laws, to the Company’s knowledge, each person named in the tables below has sole voting and investment power over the shares shown as beneficially owned by that person.

Name	Number of Shares (1)	Vested Options (1)	Total Shares of Common Stock Beneficially Owned (2)	% of Shares Outstanding
Jeffrey N. Edwards	1,774	—	1,774	*
Martha Clark Goss	27,549	—	27,549	*
Veronica M. Hagen	318	—	318	*
M. Susan Hardwick	265	—	265	*
Kimberly J. Harris	—	—	—	*
Julia L. Johnson	15,325	—	15,325	*
Patricia L. Kampling	—	—	—	*
Karl F. Kurz	6,784	—	6,784	*
Walter J. Lynch	109,442	33,071	142,513	0.1%
George MacKenzie	24,091	—	24,091
Michael A. Sgro	7,336	—	7,336	*
James G. Stavridis	1,756	—	1,756	*
Susan N. Story	125,544	144,627	270,171	0.2%
Linda G. Sullivan (3)	4,661	—	4,661	*
Loyd A. Warnock	6,291	—	6,291	*
Lloyd M. Yates	2,000	—	2,000	*
All directors and executive officers as a group (22 persons) (4)	356,632	184,170	540,802	*

*	Less than 1% (or, with respect to an NEO, less than 0.1%)

American Water | 2020 Proxy Statement	81

(1)	Except as may otherwise be indicated, the amounts in the table above do not include the following interests in our common stock, which interests do not confer voting or investment power:

•

shares of common stock underlying RSU, PSU and stock unit awards, granted under the 2007 Omnibus Plan or the 2017 Omnibus Plan, which have not vested as of March 17, 2020 and will not vest on or before May 16, 2020; and

•

shares of common stock underlying RSU, PSU and stock unit awards granted under the 2007 Omnibus Plan or the 2017 Omnibus Plan, which have vested as of March 17, 2020 or will vest on or before May 16, 2020, but the settlement of the award and the receipt of common stock thereby is deferred to a date that is later than May 16, 2020.

(2)	For each of our NEOs and our directors, the amounts in this column do not include the following interests in our common stock, which interests do not confer voting or investment power:

Name	Number of Unearned RSUs/Stock Units*	Number of Unearned PSUs	Total
Jeffrey N. Edwards	1,247	—	1,247
Martha Clark Goss	2,623	—	2,623
Veronica M. Hagen	5,525	—	5,525
M. Susan Hardwick	2,852	6,752	9,604
Kimberly J. Harris	941	—	941
Julia L. Johnson	8,890	—	8,890
Patricia F. Kampling	941	—	941
Karl F. Kurz	3,229	—	3,229
Walter J. Lynch	5,383	19,456	24,839
George MacKenzie	1,247	—	1,247
Michael A. Sgro	3,165	11,308	14,473
James G. Stavridis	1,247	—	1,247
Susan N. Story	18,140	64,882	83,022
Linda G. Sullivan	2,795	9,512	12,307
Loyd A. Warnock	4,054	9,210	13,264
Lloyd M. Yates	941	—	941

Total	63,220	121,120	184,340

*

Unearned RSUs and stock units represent shares underlying RSU or stock unit awards, which shares (i) have not been earned, (ii) have vested but have not been delivered, or (iii) have been deferred, in each case in accordance with footnote (1) above.

(3)	Ms. Sullivan retired from the Company effective August 1, 2019.

(4)

Includes 34,629 shares beneficially owned (including 6,472 shares underlying vested options) by executive officers of the Company not named in the table above. Excludes in the aggregate 211,464 shares underlying unvested RSUs and unearned PSUs, as well as unvested or deferred stock units, held by our directors and executive officers, as referenced in footnote (1) above.

82	American Water | 2020 Proxy Statement

Security Ownership of Certain Beneficial Owners

The table below indicates the persons or entities known to us to be the beneficial holders of more than five percent of our common stock, as of December 31, 2019, with percentages determined as of March 17, 2020.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding
The Vanguard Group (1)
100 Vanguard Boulevard
Malvern, PA 19355	22,464,194	12.4%
BlackRock, Inc. (2)
55 East 52nd Street
New York, NY 10022	15,799,262	8.7%
State Street Corporation (3)
State Street Financial Center
One Lincoln Street
Boston, MA 02111	9,877,480	5.5%

(1)

The Vanguard Group (“Vanguard”), an investment management company, is the beneficial owner of the 22,464,194 shares of common stock listed in the table. Vanguard holds sole power to vote or direct to vote 317,574 shares, sole power to dispose of or to direct the disposition of 22,109,764 shares, shared power to vote or direct to vote 102,622 shares, and shared power to dispose or to direct the disposition of 354,430 shares. Of these shares, 204,756 shares are beneficially owned by Vanguard Fiduciary Trust Company and 259,570 shares are beneficially owned by Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of Vanguard. This disclosure is derived solely from information contained in a Schedule 13G/A, filed by Vanguard with the SEC on February 11, 2020. The information is as of December 31, 2019, and the number of shares beneficially owned by Vanguard may have changed subsequently.

(2)

BlackRock, Inc. (“BlackRock”) is the beneficial owner of the 15,799,262 shares of common stock listed in the table. BlackRock Inc. is a holding company of subsidiaries that hold the shares, including: BlackRock Life Limited; BlackRock International Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd. BlackRock holds sole voting power with respect to 13,610,735 shares and sole dispositive power with respect to all of the shares listed in the table. This disclosure is derived solely from information contained in a Schedule 13G/A filed by BlackRock with the SEC on March 4, 2020. The information is as of December 31, 2019, and the number of shares beneficially owned by BlackRock may have changed subsequently.

(3)

State Street Corporation (“State Street”), an investment advisor, is the beneficial owner of the 9,877,480 shares of common stock listed in the table. State Street is a holding company of subsidiaries that hold the shares, including: SSgA Funds Management, Inc.; State Street Global Advisors Limited (UK); State Street Global Advisors Ltd (Canada); State Street Global Advisors, Australia Limited; State Street Global Advisors (Japan) Co., Ltd; State Street Global Advisors Asia Ltd; State Street Global Advisors Singapore Ltd; State Street Global Advisors GmbH; State Street Global Advisors Ireland Limited; and State Street Global Advisors Trust Company. State Street holds shared power to vote or direct to vote 8,455,449 shares, and shared power to dispose or to direct the disposition of 9,866,422 shares. This disclosure is derived solely from information contained in a Schedule 13G, filed by State Street with the SEC on February 13, 2020. The information is as of December 31, 2019, and the number of shares beneficially owned by State Street may have changed subsequently.

American Water | 2020 Proxy Statement	83

COMMUNICATIONS, SHAREHOLDER PROPOSALS AND

COMPANY INFORMATION

Shareholder Communications to the Board

Shareholders and other interested parties may communicate directly with the Board or individual members of the Board, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, by submitting written correspondence to the Company or via email: contacttheboard@amwater.com. The Company’s Secretary reviews and provides summaries and/or copies of the communications to the Board and relevant committees. All communications are treated confidentially.

Our “whistleblower” policy prohibits American Water and any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If an interested party nonetheless prefers to raise his or her concern to the Board in a confidential or anonymous manner, the concern may be directed to our confidential ethics hotline at (877) 207-4888. Such matters raised on the hotline are investigated by the Ethics and Compliance Department and reviewed by the Chair of the Audit, Finance and Risk Committee.

Shareholder Proposals and Director Nominations

Any shareholder who, in accordance with SEC Rule 14a-8, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with the 2021 annual meeting of shareholders must submit the proposal so that it is received by our Secretary at our principal executive offices on or before December 1, 2020 and must comply in all other respects with applicable SEC rules. If the date of the 2021 annual meeting is changed by more than 30 days from the date of the 2020 annual meeting, then the deadline for receipt of the proposal would be a reasonable time before we begin to print and send our proxy materials. Shareholder proposals must be delivered to our Secretary as described under “—Contacting Us or Our Transfer Agent” on page 86 of this proxy statement.

Any shareholder who wishes to propose any business to be considered by the shareholders at the 2021 annual meeting (other than a proposal for inclusion in the proxy statement pursuant to SEC Rule 14a-8), or to nominate a person for election to the Board at that meeting, must provide timely and proper notice to American Water in writing, including the specified information described in our Amended and Restated Bylaws concerning the proposed business or nominee.

The requirements for such notice are set forth in our Amended and Restated Bylaws, a copy of which can be obtained from the Company upon request. The notice must be received at American Water’s principal executive offices no earlier than January 13, 2021 and no later than February 12, 2021. However, if the date of the 2021 annual meeting is more than 30 days before or 60 days after May 13, 2021, other than as a result of any adjournment or postponement thereof, notice must be received not later than 90 days prior to the date of the 2021 annual meeting, or, if later, by the 10th day following the Company’s first public announcement of the date of the 2021 annual meeting. The shareholder must otherwise comply with all applicable procedural and substantive requirements set forth in our Amended and Restated Bylaws.

In order for shareholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the shareholders at the 2021 annual meeting, to be timely for purposes of Rule 14a-4(c) promulgated under the Exchange Act, the proposal must be received by American Water no later than February 14, 2021. If a shareholder fails to provide such timely notice of a proposal to be presented at the 2021 annual meeting, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

The Nominating Committee will consider qualified director candidate recommendations by shareholders. The recommendation must include the following information:

•	the name, age, business address and residence address of the candidate;

84	American Water | 2020 Proxy Statement

•	a resume describing the candidate’s qualifications;
•	other information about the candidate that would be required to be included in a proxy statement under the rules of the SEC;
•	a description of all arrangements or understandings relating to the nomination between or among the shareholder, the candidate and any other person or persons;
•	the signed consent of the candidate to serve as a director if elected;
•	the name and address of the shareholder who is submitting the recommendation;
•	evidence of the number of shares of American Water’s common stock that the recommending shareholder owns and the length of time the shares have been owned; and
•	certain other information required by our Amended and Restated Bylaws.

The Nominating Committee may seek additional information regarding the candidate. The Nominating Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Delivering Proxy Materials Through Electronic Means

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2020

The Notice of 2020 Annual Meeting of Shareholders, 2020 Proxy Statement and 2019 Annual

Report are available at http://www.proxyvote.com.

Under the “Notice and Access” rules approved by the SEC, we are permitted to deliver this proxy statement and our 2019 Annual Report by providing access to the documents on the Internet instead of mailing printed copies. Accordingly, certain shareholders have received a “Notice of Availability” instead of printed copies of the proxy materials. The Notice of Availability instructs a shareholder on how to access and review all of the proxy materials on the Internet. The Notice of Availability also has instructions on how a shareholder may vote his or her shares. Although the Notice of Availability identifies the items to be voted on at the meeting, you cannot vote your shares merely by marking the Notice of Availability and returning it.

Beginning on the date of mailing of the Notice of Availability, shareholders will be able to access all of the proxy materials on a web site referred to in the Notice of Availability. If you received a Notice of Availability and would like to receive free of charge a paper or electronic copy of our proxy materials, you may elect to do so by following the instructions in the Notice of Availability for requesting such materials.

If you previously requested a paper copy of the proxy materials (and you have not revoked that request) or if delivery of printed proxy materials is required by law, you will receive a copy of the proxy materials instead of the Notice of Availability.

To the extent we are not required by law to mail our proxy materials to you in paper form, you can eliminate all such future paper mailings, including mailing of the Notice of Availability, by electing to receive an e-mail that will provide internet links to these documents and the online proxy voting web site. Opting to receive all future proxy materials electronically will save us the cost of producing and mailing documents to you and will help us conserve natural resources. Requests for electronic delivery may be made at http://enroll.icsdelivery.com/awk.

Householding of Proxy Materials

To reduce the expense of delivering duplicate sets of proxy materials to multiple shareholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” This procedure saves printing costs and postage fees, and conserves natural resources.

Under the householding procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Availability and/or set of proxy materials, unless one or more of the shareholders at that address has previously elected to receive separate copies.

American Water | 2020 Proxy Statement	85

Under the SEC’s householding rules, intermediaries also may deliver a single copy of the proxy materials or Notice of Availability to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of common stock in street name through a broker or bank, you may have received a notice that your household will be sent only one copy of the proxy materials or the Notice of Availability. If you did not provide your broker or bank with notice that you object to this householding, you may have been deemed to have consented to the householding of information.

However, upon written or oral request, we will promptly deliver a separate copy of the annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered.

To change your householding status with respect to your shares of common stock:

•	if you are the registered holder of your shares, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, as noted below in “—Contacting Us or Our Transfer Agent” or
•	if you hold your shares in street name, please contact Broadridge Financial Solutions:
▪	by telephone, toll-free, at (866) 540-7095 or
▪	in writing, at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

We encourage shareholders to have all the shares they hold of record registered in the same name and under the same address.

Contacting Us or Our Transfer Agent

How to Contact Us:	How to Contact our Transfer Agent:
American Water Works Company, Inc. 1 Water Street Camden, New Jersey 08102-1658 Attention: Secretary	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, New York 11219-9821 (888) 556-0423 (toll-free)

Where to Find More Information

Pursuant to the rules of the SEC, our 2019 Annual Report must accompany this proxy statement. You may view our 2019 Annual Report on the Internet by visiting the Investor Relations page on our website at https://ir.amwater.com. We utilize our website as a recognized channel of distribution to provide important information regarding us and our subsidiaries to investors, including information with respect to the meeting and information that we may wish to disclose publicly for purposes of complying with the federal securities laws. However, information contained on our website is not a part of this proxy statement. Any website references contained in this proxy statement are intended to be made only through inactive hyperlinks.

Portions of the 2019 Form 10-K have been utilized to prepare the 2019 Annual Report. Upon written request:

•	we will furnish a copy of the 2019 Form 10-K (without exhibits), including the financial statements and the financial statement schedules contained in such report; and
•	we will furnish a copy of any exhibit to the 2019 Form 10-K upon the payment of a fee equal to our reasonable expenses incurred in furnishing such exhibit.

See “—Contacting Us or Our Transfer Agent” for information on how to contact us to request this information. The written request must include a good faith representation that, as of March 17, 2020, the person making the request was a record or beneficial owner of common stock entitled to vote at the meeting.

86	American Water | 2020 Proxy Statement

OTHER MATTERS

Other Matters to Come Before the Annual Meeting

As of the date of this proxy statement, we do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other items or matters are properly presented before the annual meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

Solicitation of Proxies

We will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. We have retained D.F. King & Co. in connection with this solicitation, at an anticipated cost to us of approximately $12,500, plus expenses.

In addition to the use of the mails, our officers, directors and employees may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Status of Information Included in this Proxy Statement

Our 2019 Form 10-K includes our consolidated balance sheets for each of the years ended December 31, 2019 and 2018, and our consolidated statements of operations, comprehensive income, cash flows and changes in shareholders’ equity for each of the years ended December 31, 2019, 2018 and 2017. In accordance with the rules of the SEC, the 2019 Annual Report, which includes a portion of the information included in the 2019 Form 10-K, accompanies this proxy statement. However, neither the 2019 Annual Report nor the 2019 Form 10-K forms any part of this proxy statement or the material being used for the solicitation of proxies at the meeting.

We are permitted under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act to “incorporate by reference” information in whole or in part from certain future filings, including this proxy statement. Information that is “incorporated by reference” into a filing means that it is deemed to be a part of that filing even though the information does not actually appear within it. However, the following information that is part of or accompanies this proxy statement shall not be deemed to be incorporated by reference into any of our filings under either the Securities Act or the Exchange Act, unless we have otherwise specifically provided for it in such filing:

•	the Compensation Committee Report;
•	the Audit, Finance and Risk Committee Report;
•	the 2019 Annual Report that accompanies this proxy statement; and
•	the performance graph contained in “Compensation Discussion and Analysis—Executive Summary—Return to Shareholders” and the “Five-Year Performance Graph” contained in the 2019 Annual Report.

As a result, the foregoing information will not be deemed to be “soliciting material” subject to Regulation 14A under the Exchange Act or “filed” with the SEC under Section 18 of the Exchange Act.

American Water | 2020 Proxy Statement	87

Appendix A

Non-GAAP Financial Information

A.	Reconciliation of net income attributable to common shareholders, diluted earnings per share (GAAP), to adjusted diluted earnings per share (a non-GAAP, unaudited measure):

	Year Ended December 31, 2019	Year Ended December 31, 2018
Diluted earnings per share (GAAP): Net income attributable to common shareholders	$3.43	$3.15
Adjustments:
Loss on sale of Keystone operations	0.24	—
Income tax impact	(0.05)	—

Net adjustment	0.19	—

Freedom Industries settlement activities	(0.02)	(0.11)
Income tax impact	0.01	0.03

Net adjustment	(0.01)	(0.08)

Gain on sale of Contract Services Group contracts	—	(0.08)
Income tax impact	—	0.02

Net adjustment	—	(0.06)

Keystone impairment charge	—	0.31
Income tax impact	—	(0.08)
Net loss attributable to noncontrolling interest	—	(0.01)

Net adjustment	—	0.22

Impact of re-measurement from the TCJA	—	0.07

Total net adjustments	0.18	0.15

Adjusted diluted earnings per share (non-GAAP)	$3.61	$3.30

American Water | 2020 Proxy Statement	A-1

B.

Reconciliation of (1) total O&M expenses to adjusted O&M expenses—regulated businesses (a non-GAAP, unaudited measure) and (2) total operating revenues to adjusted operating revenues—regulated businesses (a non-GAAP, unaudited measure), used to calculate adjusted O&M efficiency ratio—regulated businesses (a non-GAAP, unaudited measure):

	For the Years Ended December 31,
	(dollars in millions)
	2019	2018	2017	2016
Total O&M expenses (i)	$1,544	$1,479	$1,369	$1,499
Less:
O&M expenses — Market-Based Businesses	393	362	337	372
O&M expenses — Other (i)	(31)	(42)	(44)	(38)

Total O&M expenses — Regulated Businesses (i)	1,182	1,159	1,076	1,165
Less:
Regulated purchased water expenses	135	133	128	122
Allocation of non-O&M expenses	31	31	29	30
Impact of Freedom Industries litigation settlement activities (ii)	(4)	(20)	(22)	65

Adjusted O&M expenses — Regulated Businesses (a)	$1,020	$1,015	$941	$948

Total operating revenues	$3,610	$3,440	$3,357	$3,302
Less:
Pro forma adjustment for impact of the TCJA (iii)	—	—	166	161

Total pro forma operating revenues	3,610	3,440	3,191	3,141
Less:
Operating revenues — Market-Based Businesses	539	476	422	451
Operating revenues — Other	(23)	(20)	(23)	(20)

Total operating revenues — Regulated Businesses	3,094	2,984	2,792	2,710
Less:
Regulated purchased water revenues (iv)	135	133	128	122

Adjusted operating revenues — Regulated Businesses (b)	$2,959	$2,851	$2,664	$2,588

Adjusted O&M efficiency ratio — Regulated Businesses (a)/(b)	34.5%	35.6%	35.3%	36.6%

(i)

Includes the impact of the Company’s adoption of Accounting Standards Update 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost (“ASU 2017-07”), on January 1, 2018.

(ii)

Includes the impact in 2016 of entering into a binding global agreement in principle to settle claims, the settlements in 2017 and 2018 with two of our general liability insurance carriers, and a reduction in the first quarter of 2019 of a liability, each related to the Freedom Industries chemical spill in West Virginia.

(iii)	Includes the estimated impact of the TCJA on operating revenues for our regulated businesses for 2017 and 2016, as if the lower federal corporate income tax rate had been in effect for each year.

(iv)	The calculation assumes purchased water revenues approximate purchased water expenses in our regulated businesses.

A-2	American Water | 2020 Proxy Statement

C.	Other Information Regarding Non-GAAP Financial Measures.

Adjusted diluted earnings per share represents a non-GAAP financial measure and is calculated as GAAP diluted earnings per share, excluding the impact of one or more of the following events:

•	a loss on the sale in the fourth quarter of 2019 of our former Keystone operations;

•	previously reported settlement activities related to the Freedom Industries chemical spill in West Virginia;

•	a gain in the third quarter of 2018 on the sale of the majority of our Contract Services Group’s O&M contracts;

•	a goodwill and intangible impairment charge recorded in the third quarter of 2018 resulting from our former Keystone operations; and

•

non-cash re-measurement charges recorded in the fourth quarter of 2018 resulting from the impact of the change in the federal corporate income tax rate on the Company’s deferred income taxes from the enactment of the TCJA.

We believe that adjusted diluted earnings per share provides investors with useful information by excluding certain matters that may not be indicative of our ongoing operating results, and that providing this non-GAAP measure will allow investors to understand better our businesses’ operating performance and facilitate a meaningful year-to-year comparison of our results of operations. Although management uses this non-GAAP financial measure internally to evaluate our results of operations, we do not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider them as indicators of performance. This non-GAAP financial measure is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with GAAP, and thus it should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. In addition, this non-GAAP financial measure as defined and used above may not be comparable to similarly titled non-GAAP measures used by other companies, and, accordingly, it may have significant limitations on its use.

Our adjusted O&M efficiency ratio is defined as our O&M expenses from our regulated businesses, divided by the pro forma operating revenues from our regulated businesses, where both O&M expenses and pro forma operating revenues were adjusted to eliminate purchased water expense. Additionally, from operation and maintenance expenses, we excluded the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, that are reflected in our regulated businesses segment as O&M expenses, but for consolidated financial reporting purposes, are categorized within other line items in the accompanying Consolidated Statements of Operations.

In addition to the adjustments discussed above, for period-to-period comparability purposes, we have presented the estimated impact of the TCJA on operating revenues for our regulated businesses on a pro forma basis for 2017 and 2016 as if the lower federal corporate income tax rate had been in effect for each of those years. We also made the following adjustments to our O&M efficiency ratio: (i) we excluded from O&M expenses the impact of certain Freedom Industries chemical spill settlement activities; and (ii) we excluded from O&M expenses for 2017 and 2016 the impact of our adoption on January 1, 2018 of ASU 2017-07. We excluded the items discussed above from the calculation as we believe such items are not reflective of management’s ability to increase the efficiency of our regulated businesses.

American Water | 2020 Proxy Statement	A-3

We evaluate our operating performance using this ratio because we believe it directly measures improvement in the efficiency of our regulated businesses. This information is intended to enhance an investor’s overall understanding of our operating performance. This non-GAAP financial measure is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with GAAP, and thus it should be considered in addition to, and not as a substitute for, measures of operating performance prepared in accordance with GAAP. Our adjusted O&M efficiency ratio may not be comparable to other companies’ operating measures, and, accordingly, it may have significant limitations on its use.

A-4	American Water | 2020 Proxy Statement

2020 ANNUAL MEETING OF SHAREHOLDERS

DIRECTIONS AND PARKING

American Water Corporate Headquarters

1 Water Street

Camden, New Jersey 08102-1658

FROM PHILADELPHIA AND THE WESTERN SUBURBS (I-76): From I-76 (Schuylkill Expressway), follow signs to central Philadelphia, taking Exit 344, I-676 East. Take I-676 approximately 1.6 miles to the exit for the Ben Franklin Bridge. Staying in the left lanes on the exit ramp, make a right (south) at the bottom of the ramp onto 6th Street. Stay left on 6th Street following the circle to the Ben Franklin Bridge. Cross the Ben Franklin Bridge and bear right to continue on I-676 South. Remaining in the right lane, take the Sixth Street exit from I-676 East. Continue to the stop sign (Cooper Street), and take a right. Drive approximately 3/5 mile on Cooper Street. Stay to the right—our headquarters building will be directly in front of you. Turn right at the stop sign at Riverside Drive and the entrance to the parking garage, providing complimentary parking, will be on your left (an attendant will be on hand to direct you further).

FROM DELAWARE, MARYLAND AND POINTS SOUTH (I-95 NORTH): From I-95 North follow signs to Exit 19, “I-76/Walt Whitman Bridge.” Cross the Walt Whitman Bridge and remain in the right lane, looking for signs for I-676 North. Take I-676 North approximately 3 miles to Exit 5A, Martin Luther King Boulevard. Exiting the ramp in the right lane, go straight (west) and follow blue “Waterfront” signs approximately 1.1 miles to Third Street. Turn right on Third Street (north) and follow it for three blocks to Cooper Street. Turn left at the light, and drive five blocks on Cooper Street. Our headquarters building will be directly in front of you. Turn right at the stop sign at Riverside Drive, and the entrance to the parking garage, providing complimentary parking, will be on your left (an attendant will be on hand to direct you further).

FROM NORTHERN NEW JERSEY AND NEW YORK VIA THE NEW JERSEY TURNPIKE OR I-295: From the New Jersey Turnpike, take Exit 4 onto Route 73 North. Take Route 73 to Route 38 West towards Camden. Take Route 38 West and bear right at overpass to U.S. 30 West. Stay on U.S. 30 West approximately 1.6 miles to the “Martin Luther King Boulevard/Waterfront Attractions” exit on the right. Off the ramp, continue straight until the road splits. Following the blue “Waterfront/Aquarium” sign, stay to the left onto Martin Luther King Boulevard, and drive approximately 1.1 miles to Third Street. Turn right on Third Street (north). Make a left at the third light, Cooper Street (west) and stay on Cooper for five blocks to our corporate headquarters. Turn right at the stop sign at Riverside Drive, and the entrance to the parking garage, providing complimentary parking, will be on your left (an attendant will be on hand to direct you further).

From I-295 South, take Exit 26 for I-76 West/I-676 North. Follow signs for I-676 North and stay on I-676 North approximately 3 miles to Exit 5A, Martin Luther King Boulevard. Exiting the ramp in the right lane, go straight (west), and follow blue “Waterfront” signs approximately 1.1 miles to Third Street. Turn right on Third Street (north) and follow it for two blocks to Market Street. Turn left at the third light, Cooper Street (west) and stay on Cooper for five blocks to our corporate headquarters. Turn right at the stop sign at Riverside Drive, and the entrance to the parking garage, providing complimentary parking, will be on your left (an attendant will be on hand to direct you further).

American Water | 2020 Proxy Statement	B-1

FROM BUCKS COUNTY AND NORTHEASTERN PA VIA I-95 SOUTH: From I-95 South, take Exit 22, I-676 East/Callowhill Street. Make a right onto Callowhill Street (west) and get into the left lane. Make a left onto 6th Street (south) staying in the left lane and following signs for the Ben Franklin Bridge. Cross the Ben Franklin Bridge and bear right to continue on I-676 South, remaining in the right lane. Look for the Sixth Street exit from I-676 South, shortly after the toll plaza on the right. Take the exit, and continue on Sixth Street to the stop sign (Cooper Street), and take a right. Drive approximately 3/5 mile on Cooper Street. Stay to the right—our headquarters building will be directly in front of you. Turn right at the stop sign at Riverside Drive, and the entrance to the parking garage, providing complimentary parking, will be on your left (an attendant will be on hand to direct you further).

FROM SOUTHERN NEW JERSEY VIA I-295 NORTH: From I-295 North, take Exit 26, I-76 West/I-676 North. Follow signs for I-676 North and stay on I-676 North approximately 3 miles to Exit 5A, Martin Luther King Boulevard. Exiting the ramp in the right lane, go straight (west), follow blue “Waterfront” signs approximately 1.1 miles to Third Street. Turn right on Third Street (north) and follow it for three blocks to Cooper Street. Turn left at the Cooper Street (west) and stay on Cooper Street for five blocks to our corporate headquarters. Turn right at the stop sign at Riverside Drive, and the entrance to the parking garage, providing complimentary parking, will be on your left (an attendant will be on hand to direct you further).

PARKING: Secured and monitored parking is conveniently located across the street from our corporate headquarters. Enter the garage from the entrance on Riverside Drive only. Parking is complimentary for any shareholder with a valid admission card and valid, government-issued identification in the name of the shareholder.

B-2	American Water | 2020 Proxy Statement

American Water
DOING WELL BY DOING GOOD
American Water ranked 16th on Corporate Knights’ Global 100 Most Sustainable Corporations.
American Water was honored by Forum of Executive Women as a
Champion of Diversity.
American Water earned 2020 Military Friendly® Bronze Employer designation.
American Water was recognized among the Top 100 Best for Vets employers by Military Times.
American Water earned
2020 Military Friendly® Spouse Employer designation.
American Water joined army representatives to accept U.S. Department of Energy Award.
Indiana American Water won an American Water Works Association’s
Wendell R. LaDue Utility Safety Award.
West Virginia American Water’s Weston Water System won first place in the WV-AWWA Tap Water Taste Test.
American Water employees log over 5,000 volunteer hours across the U.S. in 2019 including during month of service.
American Water was awarded LEED
Platinum Certification for new corporate headquarters in Camden, New Jersey.
NEW IN 2020
No. 22 on Barron’s 100 Most Sustainable Companies; highest-ranked utility
Earned top score on Disability Equality Index and listed among “Best Places to Work for Disability Inclusion”

AMERICAN WATER

WE KEEP LIFE FLOWING®

amwater.com

1 Water Street | Camden, NJ 08102-1658

"American Water" and the star logo are the registered trademarks of American Water Works Company, Inc. All rights reserved.

                    AMERICAN WATER WORKS COMPANY, INC.

                    1 WATER STREET

                    CAMDEN, NJ 08102-1658

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D00781-P35165	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN WATER WORKS COMPANY, INC.
The Board of Directors recommends that you vote FOR the nominees listed below:

1.	Election of Directors
			For	Against	Abstain
Nominees:

	1a.	Jeffrey N. Edwards	☐	☐	☐

	1b.	Martha Clark Goss	☐	☐	☐

	1c.	Veronica M. Hagen	☐	☐	☐

	1d.	Kimberly J. Harris	☐	☐	☐

	1e.	Julia L. Johnson	☐	☐	☐

	1f.	Patricia L. Kampling	☐	☐	☐

	1g.	Karl F. Kurz	☐	☐	☐

	1h.	Walter J. Lynch	☐	☐	☐

	1i.	George MacKenzie	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING			☐

		For	Against	Abstain

	1j. James G. Stavridis	☐	☐	☐

	1k. Lloyd M. Yates	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3.

2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐

3.	Ratification of the appointment, by the Audit, Finance and Risk Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2019 Annual Report and form of Proxy Card are available at

www.proxyvote.com.

Attendance at the meeting is limited to shareholders or their authorized, legal proxies, authorized employees,

and invited guests.

ADMISSION CARD – Bring this with you to the meeting.

As described in the Proxy Statement, cameras, recording equipment, computers, large bags,

briefcases, packages and cell or smartphones will not be permitted in the meeting room. We will not permit any videotaping or other recording of the meeting.

In order to be admitted to the meeting, you must present this Admission Card and a valid form of government-

issued photo identification, such as a driver’s license, that matches your name on this Admission Card.

American Water Works Company, Inc.	The Company’s Corporate Headquarters
2020 Annual Meeting of Shareholders	1 Water Street
May 13, 2020 at 10:00 a.m., Eastern Time	Camden, New Jersey 08102-1658

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D00782-P35165

AMERICAN WATER WORKS COMPANY, INC.
Annual Meeting of Shareholders
May 13, 2020 10:00 A.M., Eastern Time
This proxy is solicited by the Board of Directors

The undersigned shareholder of AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation (the “Company”), hereby appoints Karl F. Kurz and Walter J. Lynch, and each of them individually, attorneys and proxies for the undersigned, each with the power to appoint his substitute, to act with respect to and to vote, all of the shares of Common Stock which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present at the 2020 Annual Meeting of Shareholders to be held at 10:00 A.M., Eastern Time, on May 13, 2020 at the Company’s Corporate Headquarters, 1 Water Street, Camden, New Jersey 08102-1658, and any adjournment or postponement thereof, as directed on the reverse side, and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side, and (c) in the discretion of the proxies upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned shareholder hereby revokes any other proxy heretofore executed by the undersigned for the 2020 Annual Meeting of Shareholders and acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated March 31, 2020.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Unless voting electronically or by phone, please mark, sign and date this on the reverse side